Exhibit 99(a)

                                                   SUPPLEMENTAL ANNUAL REPORT
                                                       TABLE OF CONTENTS


FINANCIAL REVIEW

         Overview..............................................................................................   1
         Factors that May Affect Future Results................................................................   3
         Operating Segment Results.............................................................................   7
         Earnings Performance..................................................................................   8
            Net Interest Income................................................................................   8
            Noninterest Income.................................................................................   8
            Noninterest Expense................................................................................  12
            Earnings/Ratios Excluding Goodwill and Nonqualifying CDI...........................................  12
         Balance Sheet Analysis................................................................................  14
            Securities Available for Sale......................................................................  14
              (table on page 48)
            Loan Portfolio.....................................................................................  16
              (table on page 50)
            Nonaccrual and Restructured Loans and Other Assets.................................................  17
            Allowance for Loan Losses..........................................................................  20
            Deposits...........................................................................................  24
            Market Risk........................................................................................  25
            Derivative Financial Instruments...................................................................  27
            Liquidity and Capital Management...................................................................  28
         Comparison of 1998 to 1997............................................................................  29
         Additional Information................................................................................  29

SUPPLEMENTAL FINANCIAL STATEMENTS

         Consolidated Statement of Income......................................................................  31
         Consolidated Balance Sheet............................................................................  32
         Consolidated Statement of Changes in Stockholders' Equity and Comprehensive Income....................  33
         Consolidated Statement of Cash Flows..................................................................  34
         Notes to Financial Statements.........................................................................  35

INDEPENDENT AUDITORS' REPORT................................................................................... 101

QUARTERLY FINANCIAL DATA....................................................................................... 102


FINANCIAL REVIEW
----------------

OVERVIEW

Wells Fargo & Company is a $241 billion financial services company providing banking, mortgage and consumer finance through about 5,600 stores, the Internet and other distribution channels throughout North America, including all 50 states, and elsewhere internationally. It ranks seventh in assets at December 31, 1999 among U.S. bank holding companies. In this Supplemental Annual Report, Wells Fargo & Company and Subsidiaries is referred to as the Company and Wells Fargo & Company alone is referred to as the Parent.

On October 25, 2000, the merger involving the Company and First Security Corporation (FSCO Merger) was completed, with First Security Corporation (First Security) surviving as a wholly-owned subsidiary of the Company. The FSCO Merger was accounted for under the pooling of interests method of accounting and, accordingly, the information included in the financial review presents the financial results as if the FSCO Merger had been in effect for all periods presented.

On November 2, 1998, the merger involving Norwest Corporation and Wells Fargo & Company (WFC Merger) was completed. Norwest Corporation changed its name to "Wells Fargo & Company" and the former Wells Fargo & Company (the former Wells Fargo) became a wholly-owned subsidiary of Norwest Corporation. Norwest Corporation as it was before the WFC Merger is referred to as the former Norwest. The WFC Merger was accounted for under the pooling of interests method of accounting and, accordingly, the information included in the financial review presents the combined results as if the WFC Merger had been in effect for all periods presented.

Certain amounts in the financial review for prior years have been reclassified to conform with the current financial statement presentation.

Recent Accounting Standards

In June 1998, the Financial Accounting Standards Board (FASB) issued Statement of Financial Accounting Standards No. 133 (FAS 133), ACCOUNTING FOR DERIVATIVE INSTRUMENTS AND HEDGING ACTIVITIES. In July 1999, the FASB issued Statement No. 137, DEFERRAL OF THE EFFECTIVE DATE OF FASB STATEMENT NO. 133, that deferred the effective date of FAS 133 to no later than January 1, 2001 for the Company's financial statements. FAS 133 requires companies to record derivatives on the balance sheet at fair value. Changes in the fair values of those derivatives would be reported in earnings or other comprehensive income depending on the use of the derivative and whether it qualifies for hedge accounting. The key criterion for hedge accounting is that the hedging relationship must be highly effective in achieving offsetting changes in fair value of assets or liabilities or cash flows from forecasted transactions. The Company does not expect to implement FAS 133 before January 1, 2001 and is in the process of completing the complex analysis required to determine the impact on the financial statements.

Table 1

RATIOS AND PER COMMON SHARE DATA

----------------------------------------------------------------------------------------------------------------
                                                                                          Year ended December 31,

                                                                          --------------------------------------
($ in millions, except per share amounts)                                     1999           1998           1997
----------------------------------------------------------------------------------------------------------------
PROFITABILITY RATIOS
Net income to average total assets (ROA)                                      1.78%         1.06%           1.37%
Net income applicable to common stock
    to average common stockholders' equity (ROE)                             17.55         10.26           13.10
Net income to average stockholders' equity                                   17.35         10.20           12.96

EFFICIENCY RATIO (1)                                                          58.8%         68.2%           62.6%

NET INCOME AND RATIOS EXCLUDING
GOODWILL AND NONQUALIFYING CORE DEPOSIT
INTANGIBLE (CDI) AMORTIZATION AND BALANCES
("CASH") (2)
Net income applicable to common stock                                       $4,551        $2,716          $3,250
Earnings per common share                                                     2.66          1.61            1.91
Diluted earnings per common share                                             2.62          1.59            1.88

ROA                                                                           2.13%         1.39%           1.74%
ROE                                                                          32.85         21.90           28.43
Efficiency ratio                                                              55.2          64.3            58.2

CAPITAL RATIOS
At year end:
    Common stockholders' equity to assets                                     9.79%         9.76%          10.16%
    Stockholders' equity to assets                                            9.90          9.96           10.38
    Risk-based capital (3)
       Tier 1 capital                                                         8.00          7.99            8.34
       Total capital                                                         10.93         10.78           11.37
    Leverage (3)                                                              6.76          6.58            6.81
Average balances:
    Common stockholders' equity to assets                                    10.07         10.12           10.28
    Stockholders' equity to assets                                           10.27         10.35           10.56

PER COMMON SHARE DATA
Dividend payout (4)                                                          33.83%        54.81%          39.15%
Book value                                                                  $13.91        $12.79          $12.28
Market prices (5):
    High                                                                    $49.94        $43.88          $39.50
    Low                                                                      32.13         27.50           21.38
    Year end                                                                 40.44         39.94           38.75
----------------------------------------------------------------------------------------------------------------

(1) The efficiency ratio is defined as noninterest expense divided by total revenue (net interest income and noninterest income).

(2) Nonqualifying core deposit intangible (acquired after regulatory rule changes in 1992) amortization and average balance excluded from these calculations are, with the exception of the efficiency and ROA ratios, net of applicable taxes. The pretax amount for the average balance of nonqualifying CDI was $1,333 million for the year ended December 31, 1999. The after-tax amounts for the amortization and average balance of nonqualifying CDI were $115 million and $826 million, respectively, for the year ended December 31, 1999. Goodwill amortization and average balance (which are not tax effected) were $459 million and $7,983 million, respectively, for the year ended December 31, 1999. See page 13 for additional information.

(3) See Note 22 to Financial Statements for additional information.

(4) Dividends declared per common share as a percentage of earnings per common share.

(5) Based on daily prices reported on the New York Stock Exchange Composite Transaction Reporting System.

Table 2

FIVE-YEAR SUMMARY OF SELECTED FINANCIAL DATA

-------------------------------------------------------------------------------------------------------------------
                                                                                                           % CHANGE
(in millions,                                                                                                  1999/
except per share amounts)                      1999         1998         1997         1996          1995       1998
-------------------------------------------------------------------------------------------------------------------
INCOME STATEMENT
Net interest income                        $ 10,116     $  9,673     $  9,258     $  8,776      $  6,427          5%
Provision for loan losses                     1,104        1,617        1,203          541           335        (32)
Noninterest income                            7,975        6,920        6,046        5,075         3,450         15
Noninterest expense                          10,637       11,311        9,580        9,256         6,143         (6)
Net income                                    4,012        2,191        2,712        2,411         2,114         83

Earnings per common share                  $   2.32     $   1.28     $   1.57     $   1.44      $   1.68         81
   Diluted earnings
   per common share                            2.29         1.26         1.55         1.42          1.64         82
Dividends declared
   per common share                            .785          .70         .615         .525           .45         12

BALANCE SHEET
(at year end)
Securities available for sale              $ 43,911     $ 36,660     $ 32,151     $ 33,077      $ 26,897         20%
Loans                                       133,004      119,662      116,435      115,119        79,126         11
Allowance for loan losses                     3,344        3,307        3,220        3,202         2,846          1
Goodwill                                      8,046        7,889        8,237        8,307         1,365          2
Assets                                      241,053      224,135      203,819      204,075       135,716          8
Core deposits                               138,247      144,179      133,051      137,409        85,801         (4)
Long-term debt                               26,866       22,662       18,820       18,936        17,447         19
Guaranteed preferred beneficial
   interests in Company's
   subordinated debentures                      935          935        1,449        1,300            --         --
Common stockholders' equity                  23,600       21,869       20,700       20,466         9,518          8
Stockholders' equity                         23,871       22,332       21,164       21,256        10,310          7
-------------------------------------------------------------------------------------------------------------------

FACTORS THAT MAY AFFECT FUTURE RESULTS

This Supplemental Annual Report (including information incorporated by reference in this Supplemental Annual Report) and other documents filed by the Company with the Securities and Exchange Commission (SEC) have forward-looking statements. In addition, the Company's senior management may make forward-looking statements orally to analysts, investors, the media and others. Those forward-looking statements might include one or more of the following:

- Projections of revenues, income, earnings per share, capital expenditures, dividends, capital structure or other financial items;

- Descriptions of plans or objectives of management for future operations, products or services;

-    Forecasts of future economic performance; and

-    Descriptions of assumptions underlying or relating to any of the foregoing.

Forward-looking statements can be identified by the fact that they do not relate strictly to historical or current facts. They often include words such as "believe," "expect," "anticipate," "intend," "plan," "estimate," or words of similar meaning, or future or conditional verbs such as "will," "would," "should," "could" or "may."

Forward-looking statements give the Company's expectations or predictions of future conditions, events or results. They are not guarantees of future performance. By their nature, forward-looking statements are subject to risks and uncertainties. There are a number of factors--many of which are beyond the Company's control--that could cause actual conditions, events or results to differ significantly from those described in the forward-looking statements.

Some of these factors are described below. Other factors, such as credit, market, operational, liquidity, interest rate and other risks, are described elsewhere in this report. Factors relating to the regulation and supervision of the Company are also described or incorporated in the Company's Annual Report on Form 10-K for the year ended December 31, 1999 filed with the SEC. That Annual Report on Form 10-K is incorporated by reference into this document. There are other factors besides those described or incorporated in this report or in the Form 10-K that could cause actual conditions, events or results to differ from those in the forward-looking statements.

Forward-looking statements speak only as of the date they are made. The Company does not undertake to update forward-looking statements to reflect circumstances or events that occur after the date the forward-looking statements are made.

BUSINESS AND ECONOMIC CONDITIONS. The Company's business and earnings are sensitive to general business and economic conditions in the United States and abroad. These conditions include short-term and long-term interest rates, inflation, monetary supply, fluctuations in both debt and equity capital markets, and the strength of the U.S. economy, in general, and the local economies in which the Company conducts business. Should any of these conditions worsen in the United States or abroad, the Company's business and earnings could be adversely affected. For example, an economic downturn or higher interest rates could decrease the demand for loans and other products and services offered by the Company and/or increase the number of customers and counterparties who become delinquent or who default on their loans or other obligations to the Company. An increase in the number of delinquencies or defaults would result in a higher level of charge-offs and a higher level of loan loss provision, which could adversely affect the Company's earnings. Higher interest rates would also increase the Company's cost to borrow funds and may increase the rate paid on deposits, which could more than offset, in the net interest margin, the increase in rates earned by the Company on new or floating rate loans or short-term investments. See "Market Risk" for more information on interest rate risk.

COMPETITION. The Company operates in a highly competitive environment both in terms of the products and services the Company offers and the geographic markets in which the Company conducts business. The Company expects this environment to become even more competitive in the future as a result of legislative, regulatory and technological changes and the continued trend of consolidation in the financial services industry. Technological advances, for example, have lowered barriers to entry and made it possible for non-depository institutions to offer products and services that traditionally have been provided by banks, such as automatic transfer and automatic payment systems. Also, investment banks and insurance companies are competing in an increasing number of traditional banking businesses such as syndicated lending and consumer banking. Many of the Company's competitors enjoy the benefits of advanced technology, fewer regulatory constraints and lower cost structures.

The financial services industry is likely to become even more competitive as technological advances enable more companies to provide financial services. The Company expects that the consolidation of the financial services industry will result in larger, better capitalized companies offering a wide array of financial services and products. Furthermore, recent legislative changes (see "Legislation" below) will increase competition in the financial services industry.

FISCAL AND MONETARY POLICIES. The Company's business and earnings are affected significantly by the fiscal and monetary policies of the federal government and its agencies. The Company is particularly affected by the policies of the Federal Reserve Board, which regulates the supply of money and credit in the United States. The Federal Reserve Board's policies directly and indirectly influence the rate of interest that commercial banks pay on their interest-bearing deposits and can also affect the value of financial instruments held by the Company. Those policies also determine to a significant extent the cost to the Company of funds for lending and investing. Changes in those policies are beyond the Company's control and hard to predict. Federal Reserve Board policies can also affect the Company's customers and counterparties, potentially increasing the risk that such customers and counterparties may become delinquent or default on their obligations to the Company.

DISINTERMEDIATION. "Disintermediation" is the process of eliminating the role of the mediator (or middleman) in completing a transaction. For the financial services industry, this means eliminating or significantly reducing the role of banks and other depository institutions in completing transactions that have traditionally involved banks at one end or both ends of the transaction. For example, technological advances now allow parties to pay bills and transfer funds directly without the involvement of banks. Important consequences of this disintermediation include the loss of customer deposits (and the income generated from those deposits) and decreases in transactions that generate fee income.

LEGISLATION. The Gramm-Leach-Bliley Act (the Act) permits, effective March 2000, affiliation among banks, securities firms and insurance companies by creating a new type of financial services company called a "financial holding company". Financial holding companies may offer virtually any type of financial service, including banking, securities underwriting, insurance (both agency and underwriting) and merchant banking. Under the Act, securities firms and insurance companies that elect to become a financial holding company may acquire banks and other financial institutions. The Act significantly changes the competitive environment in which the Company conducts business.

MERGER INVOLVING THE FORMER NORWEST AND THE FORMER WELLS FARGO. One or more factors relating to the WFC Merger could adversely impact the Company's business and earnings and in particular reduce the expected benefits of the WFC Merger to the Company. These factors include the following:

- expected cost savings and/or potential revenue enhancements from the WFC Merger might not be fully realized or realized within the expected time frame;

- deposit attrition (run-off), customer loss and/or revenue loss following the WFC Merger might be greater than expected; and

- costs or difficulties related to the integration of the businesses of the two companies involved in the WFC Merger might be greater than expected.

OTHER MERGERS AND ACQUISITIONS. The Company expands its business in part by acquiring banks and other companies engaged in financial services. The Company continues to explore opportunities to acquire banking institutions and other companies. Discussions are continually being carried on related to such acquisitions. Generally, management of the Company does not comment on such discussions or possible acquisitions until a definitive agreement has been signed. A number of factors related to past and future acquisitions could adversely affect the Company's business and earnings, including those described above for the WFC Merger. In addition, the Company's acquisitions generally are subject to approval by federal and, in some cases, state regulatory agencies. The failure to receive required regulatory approvals within the time frame or on the conditions expected by management could also adversely affect the Company's business and earnings.

OPERATING SEGMENT RESULTS

COMMUNITY BANKING'S net income was $3,148 million in 1999, compared with $1,629 million in 1998, an increase of 93%. This increase resulted from WFC Merger-related charges in 1998, as well as significant growth in noninterest income in 1999, reflecting increased fee-based revenue and venture capital gains. Growth in consumer checking accounts also contributed to the increase in noninterest income. Net interest income increased by $439 million, or 6%, compared with 1998. A significant portion of the increase was due to growth in business and construction loans to small businesses. The provision for loan losses decreased by $118 million from 1998. Noninterest expense decreased by $855 million from 1998, primarily due to the 1998 WFC Merger-related charges, including irrevocable commitments to the Company's Foundation in connection with the WFC Merger.

WHOLESALE BANKING'S net income was $850 million in 1999, compared with $780 million in 1998, an increase of 9%. Net interest income increased $84 million, or 6%, from 1998, due to growth in loan volumes. Commercial loan balances increased $2,185 million, or 7%, from 1998. Noninterest income increased by $157 million, or 15%, compared with 1998, predominantly due to increased institutional trust and investment fees, foreign exchange and other fees. Noninterest expense increased by $116 million, or 11%, from 1998, partially due to contract services and professional fee expenses from WFC Merger-related integration activities.

WELLS FARGO HOME MORTGAGE (FORMERLY NORWEST MORTGAGE) earned $277 million in 1999, a 28% increase over the $217 million earned in 1998. Mortgage originations were $82 billion in 1999, compared with $109 billion in 1998. The percentage of originations attributed to mortgage loan refinancings was approximately 37% in 1999, compared with 52% in 1998. The servicing portfolio increased to $280 billion at December 31, 1999 from $245 billion at December 31, 1998. The weighted average coupon of loans in the servicing portfolio was 7.33% at December 31, 1999, compared with 7.42% a year earlier. Total capitalized mortgage servicing rights amounted to $4.5 billion, or 1.6%, of the servicing portfolio at December 31, 1999. Amortization of capitalized mortgage servicing rights was $683 million in 1999, compared with $786 million in 1998. Combined gains on sales of mortgages and servicing rights were $186 million in 1999, compared with $303 million in 1998.

WELLS FARGO FINANCIAL (FORMERLY NORWEST FINANCIAL) reported net income of $247 million in 1999, compared with a $19 million net loss in 1998. Results in 1998 included a $351 million charge to the provision for loan losses that included losses at Island Finance reflecting a review of the loan portfolio and realignment of charge-off policies in other operating units. Net interest income increased by $11 million from 1998, due to growth in average loans, substantially offset by a decrease in the net interest margin.

EARNINGS PERFORMANCE

NET INTEREST INCOME

Net interest income is the difference between interest income (which includes yield-related loan fees) and interest expense. Net interest income on a taxable-equivalent basis was $10,185 million in 1999, compared with $9,739 million in 1998. The increase in net interest income for 1999 compared with 1998 was primarily due to an increase in earning assets.

Net interest income on a taxable-equivalent basis expressed as a percentage of average total earning assets is referred to as the net interest margin, which represents the average net effective yield on earning assets. For 1999, the net interest margin was 5.47%, compared with 5.63% in 1998. The decrease in the net interest margin for 1999 compared with 1998 was primarily due to higher balances of lower yielding investment securities and lower yields on loans. During the fourth quarter of 1999, the Company restructured its debt securities available for sale portfolio by selling a portion of the portfolio and subsequently purchasing debt securities with comparatively higher yields. The Company expects that the positive effect on the net interest margin of that restructuring will be realized in future periods.

Table 3 presents the individual components of net interest income and the net interest margin.

Interest income included hedging income of $171 million in 1999, compared with $93 million in 1998. Interest expense was offset by hedging income of $105 million in 1999, compared with an offset of $94 million in 1998.

NONINTEREST INCOME

The increase in mortgage banking was due to higher servicing revenue, including lower amortization of mortgage servicing rights, partially offset by a decrease in loan origination and closing fees. The decrease in amortization was largely due to rising interest rates, which decreased the prepayment speeds in the servicing portfolio.

A major portion of the increase in trust and investment fees for 1999 was due to an overall increase in mutual fund management fees, reflecting the growth in mutual fund assets and an increase in transaction fees associated with mutual funds and annuity sales. The Company managed mutual funds with $61 billion of assets at December 31, 1999, compared with $52 billion at December 31, 1998. The Company also managed or maintained personal trust, employee benefit trust and agency assets of approximately $439 billion and $380 billion at December 31, 1999 and 1998, respectively.

The increase in net venture capital gains was primarily due to a gain of about $560 million that was recognized on the Company's venture capital investment in Cerent Corporation. Gains on sales of venture capital securities are generally dependent on the timing of holdings becoming publicly traded and subsequent market conditions, causing venture capital gains to be unpredictable in nature.

The net losses on securities available for sale in 1999 were due to the restructuring of the securities available for sale investment portfolio in the fourth quarter of 1999.

Table 3

AVERAGE BALANCES, YIELDS, RATES PAID AND ANALYSIS OF CHANGES IN NET INTEREST INCOME (TAXABLE-EQUIVALENT BASIS) (1)(2)

--------------------------------------------------------------------------------------------------------------------------------
                                                                                        1999                                1998
                                                             -------------------------------        ----------------------------
                                                                                    INTEREST                            Interest
                                                             AVERAGE     YIELDS/      INCOME/        Average   Yields/    income/
(in millions)                                                BALANCE      RATES      EXPENSE         Balance    Rates    Expense
--------------------------------------------------------------------------------------------------------------------------------
EARNING ASSETS
Federal funds sold and securities purchased
   under resale agreements                                  $  1,673       5.11%     $    86        $  1,770     5.57%  $     99
Debt securities available for sale (3):
   Securities of U.S. Treasury and federal agencies            6,124       5.51          348           5,916     6.02        353
   Securities of U.S. states and political subdivisions        2,119       8.12          168           1,855     8.39        148
   Mortgage-backed securities:
      Federal agencies                                        23,542       6.77        1,599          20,079     6.99      1,376
      Private collateralized mortgage obligations              3,945       6.77          270           3,072     6.72        205
                                                            --------                 -------        --------            --------
         Total mortgage-backed securities                     27,487       6.77        1,869          23,151     6.95      1,581
   Other debt securities (4)                                   3,519       7.49          209           1,570     7.94        105
                                                            --------                 -------        --------            --------
      Total debt securities available for sale (4)            39,249       6.69        2,594          32,492     6.90      2,187
Loans held for sale (3)                                       13,559       6.96          951          14,712     6.85      1,008
Mortgages held for sale (3)                                    5,154       7.31          377           4,876     7.71        376
Loans:
   Commercial                                                 38,932       8.66        3,370          35,805     8.85      3,169
   Real estate 1-4 family first mortgage                      13,315       7.78        1,036          13,870     7.92      1,098
   Other real estate mortgage                                 18,822       8.74        1,645          17,539     9.40      1,648
   Real estate construction                                    5,260       9.56          503           4,270     9.71        415
   Consumer:
      Real estate 1-4 family junior lien mortgage             11,656       9.96        1,161          10,708    10.43      1,117
      Credit card                                              5,686      13.77          783           6,322    14.99        948
      Other revolving credit and monthly payment              19,561      11.88        2,324          19,992    12.15      2,428
                                                            --------                 -------        --------            --------
         Total consumer                                       36,903      11.57        4,268          37,022    12.13      4,493
   Lease financing                                             8,852       7.81          691           7,039     8.13        572
   Foreign                                                     1,554      20.65          321           1,353    20.65        279
                                                            --------                 -------        --------            --------
           Total loans (5)(6)                                123,638       9.57       11,834         116,898     9.99     11,674
Other                                                          3,252       5.01          162           3,092     5.86        181
                                                            --------                 -------        --------            --------
              Total earning assets/total increase
                (decrease) in interest income               $186,525       8.60       16,004        $173,840     8.97     15,525
                                                            ========                 -------        ========            --------

FUNDING SOURCES

Deposits:
  Interest-bearing checking                                 $  3,120        .99           31        $  3,034     1.35         41
  Market rate and other savings                               60,901       2.30        1,399          56,724     2.63      1,492
  Savings certificates                                        30,088       4.86        1,462          31,905     5.29      1,686
  Other time deposits                                          3,957       4.94          196           4,565     5.47        250
  Deposits in foreign offices                                  1,658       4.76           79             948     4.84         46
                                                            --------                 -------        --------            --------
      Total interest-bearing deposits                         99,724       3.17        3,167          97,176     3.62      3,515
Short-term borrowings                                         22,559       5.00        1,127          17,927     5.36        963
Long-term debt                                                24,646       5.90        1,453          19,294     6.29      1,214
Guaranteed preferred beneficial interests in Company's
  subordinated debentures                                        935       7.73           72           1,160     8.12         94
                                                            --------                 -------        --------            --------
      Total interest-bearing liabilities                     147,864       3.94        5,819         135,557     4.27      5,786
Portion of noninterest-bearing funding sources                38,661         --           --          38,283       --         --
                                                            --------                 -------        --------            --------
          Total funding sources/total increase
           (decrease) in interest expense                   $186,525       3.13        5,819        $173,840     3.34      5,786
                                                            ========                 -------        ========            --------

NET INTEREST MARGIN AND NET INTEREST INCOME ON
A TAXABLE-EQUIVALENT BASIS (7)                                             5.47%     $10,185                     5.63%  $  9,739
                                                                          =====      =======                    =====   ========

NONINTEREST-EARNING ASSETS

Cash and due from banks                                     $ 12,252                                $ 11,410
Goodwill                                                       7,983                                   8,069
Other                                                         18,339                                  14,255
                                                            --------                                --------
          Total noninterest-earning assets                  $ 38,574                                $ 33,734
                                                            ========                                ========

NONINTEREST-BEARING FUNDING SOURCES

Deposits                                                    $ 45,201                                $ 43,229
Other liabilities                                              8,909                                   7,314
Preferred stockholders' equity                                   461                                     463
Common stockholders' equity                                   22,664                                  21,011
Noninterest-bearing funding sources used to
fund earning assets                                          (38,661)                                (38,283)
                                                            --------                                --------
          Net noninterest-bearing funding sources           $ 38,574                                $ 33,734
                                                            ========                                ========

TOTAL ASSETS                                                $225,099                                $207,574
                                                            ========                                ========
--------------------------------------------------------------------------------------------------------------------------------

(1) The average prime rate of the Company was 8.00%, 8.35% and 8.44% for 1999, 1998 and 1997, respectively. The average three-month London Interbank Offered Rate (LIBOR) was 5.42%, 5.56% and 5.74% for the same years, respectively.

(2) Interest rates and amounts include the effects of hedge and risk management activities associated with the respective asset and liability categories.

(3)  Yields are based on amortized cost balances.

(4)  Includes certain preferred securities.

------------------------------------------------------------------------------------------------------------------------------
                                                                                        1997                    1999 over 1998(8)
                                                            --------------------------------    ------------------------------
                                                                                    Interest
                                                             Average    Yields/       Income/
(in millions)                                                Balance     Rates       Expense    Volume      Rates        Total
--------------------------------------------------------------------------------------------    ------------------------------
EARNING ASSETS
Federal funds sold and securities purchased
   under resale agreements                                  $  1,207      5.40%     $     65    $   (5)   $    (8)       $ (13)
Debt securities available for sale (3):
   Securities of U.S. Treasury and federal agencies            5,987      6.22           371        16        (21)          (5)
   Securities of U.S. states and political subdivisions        1,630      8.35           133        24         (4)          20
   Mortgage-backed securities:
      Federal agencies                                        22,173      7.08         1,559       263        (40)         223
      Private collateralized mortgage obligations              3,083      7.05           210        63          2           65
                                                            --------                --------
         Total mortgage-backed securities                     25,256      6.93         1,769
   Other debt securities (4)                                   1,192      5.71            71       113         (9)         104
                                                            --------                --------
      Total debt securities available for sale (4)            34,065      6.91         2,344
Loans held for sale (3)                                        7,314      7.27           532       (74)        17          (57)
Mortgages held for sale (3)                                    3,900      8.10           316        21        (20)           1
Loans:
   Commercial                                                 31,939      9.22         2,943       271        (70)         201
   Real estate 1-4 family first mortgage                      16,924      8.46         1,432       (43)       (19)         (62)
   Other real estate mortgage                                 17,603      9.61         1,692       117       (120)          (3)
   Real estate construction                                    3,858     10.13           391        94         (6)          88
   Consumer:
      Real estate 1-4 family junior lien mortgage              9,882      9.61           950        96        (52)          44
      Credit card                                              6,960     14.59         1,015       (91)       (74)        (165)
      Other revolving credit and monthly payment              20,188     11.88         2,398       (51)       (53)        (104)
                                                            --------                --------
         Total consumer                                       37,030     11.78         4,363
   Lease financing                                             5,467      8.32           455       142        (23)         119
   Foreign                                                     1,042     20.40           212        42         --           42
                                                            --------                --------
           Total loans (5)(6)                                113,863     10.09        11,488
Other                                                          2,558      5.93           152         9        (28)         (19)
                                                            --------                --------    ------   --------        -----
              Total earning assets/total increase
                (decrease) in interest income               $162,907      9.15        14,897     1,007       (528)         479
                                                            ========                --------    ------   --------        -----

FUNDING SOURCES

Deposits:

Interest-bearing checking                                   $  3,491      1.72            60    $    1        (11)         (10)
Market rate and other savings                                 54,753      2.62         1,433       104       (197)         (93)
Savings certificates                                          32,143      5.32         1,711       (92)      (132)        (224)
Other time deposits                                            4,112      5.61           231       (31)       (23)         (54)
Deposits in foreign offices                                    1,386      4.83            67        34         (1)          33
                                                            --------                --------
      Total interest-bearing deposits                         95,885      3.65         3,502
Short-term borrowings                                         14,038      5.36           756       233        (69)         164
Long-term debt                                                18,335      6.40         1,173       318        (79)         239
Guaranteed preferred beneficial interests in Company's
  subordinated debentures                                      1,437      7.89           113       (18)        (4)         (22)
                                                            --------                --------
      Total interest-bearing liabilities                     129,695      4.27         5,544
Portion of noninterest-bearing funding sources                33,212        --            --        --         --           --
                                                            --------                --------    ------    -------        -----
          Total funding sources/total increase
           (decrease) in interest expense                   $162,907      3.41         5,544       549       (516)          33
                                                            ========                --------    ------    -------        -----

NET INTEREST MARGIN AND NET INTEREST INCOME ON
A TAXABLE-EQUIVALENT BASIS (7)                                            5.75%     $  9,353    $  458    $   (12)       $ 446
                                                                         =====      ========    ======    =======        =====

NONINTEREST-EARNING ASSETS

Cash and due from banks                                     $ 12,297
Goodwill                                                       8,325
Other                                                         14,689
                                                            --------
          Total noninterest-earning assets                  $ 35,311
                                                            ========

NONINTEREST-BEARING FUNDING SOURCES

Deposits                                                    $ 39,903
Other liabilities                                              7,688
Preferred stockholders' equity                                   555
Common stockholders' equity                                   20,377
Noninterest-bearing funding sources used to
fund earning assets                                          (33,212)
                                                            --------
          Net noninterest-bearing funding sources           $ 35,311
                                                            --------

TOTAL ASSETS                                                $198,218
                                                            ========
-------------------------------------------------------------------------------------------------------------------------------


---------------------------------------------------------------------------------------------
                                                                       Year ended December 31,
                                                             --------------------------------
                                                                               1998 over 1997(8)
                                                             --------------------------------
(in millions)                                               Volume       Rates          Total
---------------------------------------------------------------------------------------------
EARNING ASSETS
Federal funds sold and securities purchased
   under resale agreements                                  $   32     $     2       $     34
Debt securities available for sale (3):
   Securities of U.S. Treasury and federal agencies             (5)        (13)           (18)
   Securities of U.S. states and political subdivisions         14           1             15
   Mortgage-backed securities:
      Federal agencies                                        (161)        (22)          (183)
      Private collateralized mortgage obligations               (1)         (4)            (5)

         Total mortgage-backed securities                       15          19             34
   Other debt securities (4)

      Total debt securities available for sale (4)
Loans held for sale (3)                                        508         (32)           476
Mortgages held for sale (3)                                     76         (16)            60
Loans:
   Commercial                                                  347        (121)           226
   Real estate 1-4 family first mortgage                      (247)        (87)          (334)
   Other real estate mortgage                                   (6)        (38)           (44)
   Real estate construction                                     41         (17)            24
   Consumer:
      Real estate 1-4 family junior lien mortgage               83          84            167
      Credit card                                              (94)         27            (67)
      Other revolving credit and monthly payment               (24)         54             30

         Total consumer
   Lease financing                                             128         (11)           117
   Foreign                                                      64           3             67

           Total loans (5)(6)
Other                                                           31          (2)            29
                                                            ------     -------       --------
              Total earning assets/total increase
                (decrease) in interest income                  801        (173)           628
                                                            ------     -------       --------

FUNDING SOURCES

Deposits:

Interest-bearing checking                                   $   (7)        (12)           (19)
Market rate and other savings                                   53           6             59
Savings certificates                                           (14)        (11)           (25)
Other time deposits                                             25          (6)             9
Deposits in foreign offices                                    (21)         --            (21)

      Total interest-bearing deposits
Short-term borrowings                                          207          --            207
Long-term debt                                                  61         (20)            41
Guaranteed preferred beneficial interests in Company's
  subordinated debentures                                      (22)          3            (19)

      Total interest-bearing liabilities
Portion of noninterest-bearing funding sources                  --          --             --
                                                            ------     -------       --------
          Total funding sources/total increase
           (decrease) in interest expense                      282         (40)           242
                                                            ------     -------       --------

NET INTEREST MARGIN AND NET INTEREST INCOME ON
A TAXABLE-EQUIVALENT BASIS (7)                              $  519     $  (133)      $    386
                                                            ======     =======       ========

---------------------------------------------------------------------------------------------

(5) Interest income includes loan fees, net of deferred costs, of approximately $210 million, $148 million, $126 million, in 1999, 1998 and 1997, respectively.

(6) Nonaccrual loans and related income are included in their respective loan categories.

(7) Includes taxable-equivalent adjustments that primarily relate to income on certain loans and securities that is exempt from federal and applicable state income taxes. The federal statutory tax rate was 35% for all years presented.

(8) These columns allocate the changes in net interest income on a taxable-equivalent basis to changes in either average balances or average rates for both interest-earning assets and interest-bearing liabilities.

NONINTEREST EXPENSE

The net losses on dispositions of premises and equipment in 1998 were mostly due to WFC Merger-related costs from the 1998 restructuring charge for the disposition of owned and leased premises.

A significant portion of the decrease in the "All other" category of noninterest expense was due to the 1998 accrual of $208 million of irrevocable commitments to the Company's Foundation in connection with the WFC Merger.

During 1999, the Company completed its enterprise-wide project to prepare and maintain the Company's systems for Year 2000 compliance. The Company incurred approximately $360 million in total costs for the Year 2000 project, including approximately $130 million in 1999.

EARNINGS/RATIOS EXCLUDING GOODWILL AND NONQUALIFYING CORE DEPOSIT INTANGIBLE

Table 4 reconciles reported earnings to net income excluding goodwill and nonqualifying core deposit intangible amortization ("cash" earnings) for the year ended December 31, 1999. Table 5 presents the calculation of the ROA, ROE and efficiency ratios excluding goodwill and nonqualifying core deposit intangible amortization and balances for the year ended December 31, 1999. These calculations were specifically formulated by the Company and may not be comparable to similarly titled measures reported by other companies. Also, "cash" earnings are not entirely available for use by management. See the Consolidated Statement of Cash Flows and Note 3 to Financial Statements for other information regarding funds available for use by management.

Table 4

EARNINGS EXCLUDING GOODWILL AND NONQUALIFYING CDI

-------------------------------------------------------------------------------------------------------------------
                                                                                                         Year ended
(in millions, except per share amounts)                                                           December 31, 1999
-------------------------------------------------------------------------------------------------------------------
                                                                                     Amortization
                                                                       --------------------------
                                                                                    Nonqualifying
                                                      Reported                       core deposit             "Cash"
                                                      earnings         Goodwill        intangible          earnings
-------------------------------------------------------------------------------------------------------------------
Income before income tax expense                       $ 6,350            $  459           $  186          $  6,995
   Income tax expense                                    2,338                --               71             2,409
                                                       -------            ------           ------          --------
Net income                                               4,012               459              115             4,586
   Preferred stock dividends                                35                --               --                35
                                                       -------            ------           ------          --------
Net income applicable to common stock                  $ 3,977            $  459           $  115          $  4,551
                                                       =======            ======           ======          ========
Earnings per common share                              $  2.32                                             $   2.66
                                                       =======                                             ========
Diluted earnings per common share                      $  2.29                                             $   2.62
                                                       =======                                             ========
-------------------------------------------------------------------------------------------------------------------


Table 5

RATIOS EXCLUDING GOODWILL AND NONQUALIFYING CDI

-------------------------------------------------------------------------------------------------------------------
                                                                                                         Year ended
(in millions)                                                                                     December 31, 1999
-------------------------------------------------------------------------------------------------------------------

                           ROA:                      A / (C-E-F)     =          2.13%
                           ROE:                      B / (D-E-G)     =         32.85%
                           Efficiency:               (H-I) / J       =          55.2%


Net income                                                                                           $   4,586  (A)
Net income applicable to common stock                                                                    4,551  (B)
Average total assets                                                                                   225,099  (C)
Average common stockholders' equity                                                                     22,664  (D)
Average goodwill                                                                                         7,983  (E)
Average pretax nonqualifying core deposit intangible                                                     1,333  (F)
Average after-tax nonqualifying core deposit intangible                                                    826  (G)
Noninterest expense                                                                                     10,637  (H)
Amortization expense for goodwill and nonqualifying core deposit intangible                                645  (I)
Net interest income plus noninterest income                                                             18,091  (J)
-------------------------------------------------------------------------------------------------------------------

BALANCE SHEET ANALYSIS

A comparison between the year-end 1999 and 1998 balance sheets is presented below.

SECURITIES AVAILABLE FOR SALE

Total securities available for sale averaged $39.2 billion in 1999, a 21% increase from $32.5 billion in 1998. Total securities available for sale were $43.9 billion at December 31, 1999, a 20% increase from $36.7 billion at December 31, 1998. The increase from 1998 was due to additional holdings of securities of U.S. Treasury and Federal agencies and marketable equity securities.

Table 6 provides the components of the estimated unrealized net gain on securities available for sale.

Table 6

ESTIMATED UNREALIZED GAINS AND LOSSES ON SECURITIES AVAILABLE FOR SALE

----------------------------------------------------------------------------
                                                                    Dec. 31,
                                              ------------------------------
(in millions)                                    1999                   1998
----------------------------------------------------------------------------
Estimated unrealized gross gains              $ 2,185                 $  974
Estimated unrealized gross losses              (1,108)                   (96)
                                              -------                 ------
Estimated unrealized net gain                 $ 1,077                 $  878
                                              =======                 ======
----------------------------------------------------------------------------

The unrealized net loss of $887 million in the debt securities portion of the securities available for sale portfolio at December 31, 1999 was attributable to an increase in market interest rates in 1999. The unrealized net gain of $1,964 million in the marketable equity securities portion of the securities available for sale portfolio at December 31, 1999 was due to equity securities held within the Company's venture capital portfolio that benefited from favorable market conditions. The Company may decide to sell certain of the securities available for sale to manage the level of earning assets (for example, to offset loan growth that exceeds expected maturities and prepayments of securities). (See Note 4 to Financial Statements for securities available for sale by security type.)

The unrealized net gain on securities available for sale is reported on an after-tax basis as a component of cumulative other comprehensive income. At December 31, 1999, the unrealized net after-tax gain was $770 million, compared with an unrealized net after-tax gain of $507 million at December 31, 1998.

At December 31, 1999, mortgage-backed securities, including collateralized mortgage obligations (CMOs), were $29.5 billion, or 67.2% of the Company's securities available for sale portfolio. As an indication of interest rate risk, the Company has estimated the effect of a 200 basis point increase in interest rates on the value of the mortgage-backed securities and the corresponding expected remaining maturities. Based on that rate scenario, mortgage-backed securities would decrease in fair value from $29.5 billion to $26.8 billion and the expected remaining maturity of these securities would increase from 7 years and 3 months to 8 years and 7 months.

LOAN PORTFOLIO

Table 7


The following table presents the remaining contractual principal maturities of selected loan categories at December 31, 1999 and a summary of the major categories of loans outstanding at the end of the last five years. At December 31, 1999, the Company did not have loan concentrations that exceeded 10% of total loans, except as shown below.

------------------------------------------------------------------------------------------------------------------------------------
                                                                         DECEMBER 31, 1999
                            --------------------------------------------------------------
                                            OVER ONE YEAR
                                       THROUGH FIVE YEARS       OVER FIVE YEARS
                                       ------------------       ---------------
                                                 FLOATING              FLOATING
                                                       OR                    OR                                         December 31,
                            ONE YEAR    FIXED  ADJUSTABLE     FIXED  ADJUSTABLE             ---------------------------------------
(in millions)                OR LESS     RATE        RATE      RATE        RATE      TOTAL       1998       1997       1996    1995
-----------------------------------------------------------------------------------------------------------------------------------
Selected loan maturities:
   Commercial                $20,932   $4,452     $13,165   $ 1,213      $1,909   $ 41,671   $ 38,218   $ 34,368   $ 33,047 $22,158
   Real estate 1-4 family
     first mortgage            2,452      410         396     6,712       3,536     13,506     12,613     15,220     17,186  10,000
   Other real estate
     mortgage                  2,954    3,268       5,534     5,747       3,396     20,899     18,033     17,587     17,552  12,943
   Real estate
     construction              3,240      571       1,710       330         216      6,067      4,529      3,941      3,807   2,606
   Foreign                       779      133         428       174          86      1,600      1,528      1,155      1,154     943
                             -------   ------     -------   -------      ------   --------   --------   --------   -------- -------

       Total selected
         loan maturities     $30,357   $8,834     $21,233   $14,176      $9,143     83,743     74,921     72,271     72,746  48,650
                             =======   ======     =======   =======      ======   --------   --------   --------   -------- -------

Other loan categories:
   Consumer:
     Real estate 1-4
       family junior
       lien mortgage                                                                12,949     11,135     10,622     10,854   7,431
     Credit card                                                                     5,805      6,119      6,989      7,341   5,981
     Other revolving
       credit and
       monthly payment                                                              20,617     19,441     20,255     19,615  14,051
                                                                                  --------   --------   --------   -------- -------
         Total consumer                                                             39,371     36,695     37,866     37,810  27,463

   Lease financing                                                                   9,890      8,046      6,298      4,563   3,013
                                                                                  --------   --------   --------   -------- -------

         Total loans                                                              $133,004   $119,662   $116,435   $115,119 $79,126
                                                                                  ========   ========   ========   ======== =======
-----------------------------------------------------------------------------------------------------------------------------------


A comparative schedule of average loan balances is presented in Table 3; year-end balances are presented in Note 5 to Financial Statements.

Loans averaged $123.6 billion in 1999, compared with $116.9 billion in 1998, an increase of 6%. Total loans at December 31, 1999 were $133.0 billion, compared with $119.7 billion at year-end 1998, an increase of 11%. The Company's total unfunded loan commitments increased to $82.3 billion at December 31, 1999, from $80.8 billion at December 31, 1998.

NONACCRUAL AND RESTRUCTURED LOANS AND OTHER ASSETS

Table 8, below, presents comparative data for nonaccrual and restructured loans and other assets. Management's classification of a loan as nonaccrual or restructured does not necessarily indicate that the principal of the loan is uncollectible in whole or in part. Table 8 excludes loans that are contractually past due 90 days or more as to interest or principal, but are both well-secured and in the process of collection or are real estate 1-4 family first mortgage loans or consumer loans that are exempt under regulatory rules from being classified as nonaccrual. This information is presented in the text below. Notwithstanding, real estate 1-4 family loans (first and junior liens) are placed on nonaccrual within 120 days of becoming past due and are shown in Table 8. (Note 1 to Financial Statements describes the Company's accounting policy relating to nonaccrual and restructured loans.)

Table 8

NONACCRUAL AND RESTRUCTURED LOANS AND OTHER ASSETS

------------------------------------------------------------------------------------------------------------------
                                                                                                       December 31,
                                                     -------------------------------------------------------------
(in millions)                                        1999          1998           1997          1996          1995
------------------------------------------------------------------------------------------------------------------
Nonaccrual loans (1) (2)                             $724          $755           $743        $  907          $730
Restructured loans (3)                                  4             1              9            10            16
                                                     ----          ----           ----        ------          ----
Nonaccrual and restructured loans                     728           756            752           917           746
As a percentage of total loans                         .5%           .6%            .6%           .8%           .9%

Foreclosed assets                                     161           152            216           273           235
Real estate investments (4)                            33             1              4             4            12
                                                     ----          ----           ----        ------          ----

Total nonaccrual and restructured
   loans and other assets                            $922          $909           $972        $1,194          $993
                                                     ====          ====           ====        ======          ====
------------------------------------------------------------------------------------------------------------------

(1) Includes commercial agricultural loans of $49 million, $41 million, $32 million, $31 million and $19 million and agricultural loans secured by real estate of $17 million, $12 million, $18 million, $13 million and $5 million, at December 31, 1999, 1998, 1997, 1996 and 1995, respectively.

(2) Of the total nonaccrual loans, $372 million, $389 million, $416 million, $593 million and $513 million at December 31, 1999, 1998, 1997, 1996 and 1995, respectively, were considered impaired under FAS 114, ACCOUNTING BY CREDITORS FOR IMPAIRMENT OF A LOAN.

(3) In addition to originated loans that were subsequently restructured, there were loans of $50 million at December 31, 1995 that were purchased at a steep discount whose contractual terms were modified after acquisition. Those loans were restructured to yield a rate that was equal to or greater than the rate charged for new loans with comparable risk and thus were not required to be reported as impaired in the year following the restructuring. Those loans were not impaired based on the terms specified by the restructuring agreement.

(4) Represents the amount of real estate investments (contingent interest loans accounted for as investments) that would be classified as nonaccrual if such assets were recorded as loans. Real estate investments totaled $89 million, $128 million, $172 million, $154 million and $96 million at December 31, 1999, 1998, 1997, 1996 and 1995, respectively.

The Company anticipates changes in the amount of nonaccrual loans that result from increases in lending activity or from resolutions of loans in the nonaccrual portfolio. The performance of any individual loan can be affected by external factors, such as the interest rate environment or factors particular to a borrower such as actions taken by a borrower's management. In addition, from time to time, the Company purchases loans from other financial institutions that may be classified as nonaccrual based on the Company's policies.

The Company generally identifies loans to be evaluated for impairment under FASB Statement No. 114, ACCOUNTING BY CREDITORS FOR IMPAIRMENT OF A LOAN, when such loans are on nonaccrual or have been restructured. However, not all nonaccrual loans are impaired.

Generally, a loan is placed on nonaccrual status upon becoming 90 days past due as to interest or principal (unless both well-secured and in the process of collection), when the full timely collection of interest or principal becomes uncertain or when a portion of the principal balance has been charged off. Real estate 1-4 family loans (both first liens and junior liens) are placed on nonaccrual status within 120 days of becoming past due as to interest or principal, regardless of security. In contrast, under FAS 114, loans are considered impaired when it is probable that the Company will be unable to collect all amounts due according to the contractual terms of the loan agreement, including scheduled interest payments. For a loan that has been restructured, the contractual terms of the loan agreement refer to the contractual terms specified by the original loan agreement, rather than the contractual terms specified by the restructuring agreement. Consequently, not all impaired loans are necessarily placed on nonaccrual status. That is, loans performing under restructured terms beyond a specified performance period are classified as accruing but may still be deemed impaired under FAS 114.

For loans covered under FAS 114, the Company makes an assessment for impairment when and while such loans are on nonaccrual, or when the loan has been restructured. When a loan with unique risk characteristics has been identified as being impaired, the Company will estimate the amount of impairment using discounted cash flows, except when the sole (remaining) source of repayment for the loan is the operation or liquidation of the underlying collateral. In such cases, the current fair value of the collateral, reduced by costs to sell, will be used in place of discounted cash flows. Additionally, some impaired loans with commitments of less than $1 million are aggregated for the purpose of estimating impairment using historical loss factors as a means of measurement.

If the measurement of the impaired loan results in a value that is less than the recorded investment in the loan (including accrued interest, net deferred loan fees or costs and unamortized premium or discount), an impairment is recognized by creating or adjusting an existing allocation of the allowance for loan losses. FAS 114 does not change the timing of charge-offs of loans to reflect the amount ultimately expected to be collected.

If interest that was due on the book balances of all nonaccrual and restructured loans (including loans that were but are no longer on nonaccrual or were restructured at year end) had been accrued under their original terms, $58 million of interest would have been recorded in 1999, compared with $20 million actually recorded.

Foreclosed assets at December 31, 1999 were $161 million, compared with $152 million at December 31, 1998. Substantially all of the foreclosed assets at December 31, 1999 have been in the portfolio three years or less.

LOANS 90 DAYS OR MORE PAST DUE AND STILL ACCRUING

Loans contractually past due 90 days or more as to interest or principal, but not included in the nonaccrual or restructured categories totaled $433 million, $480 million, $578 million, $614 million and $377 million at December 31, 1999, 1998, 1997, 1996 and 1995, respectively.

Table 9

ALLOWANCE FOR LOAN LOSSES

CHANGES IN THE ALLOWANCE FOR LOAN LOSSES

-------------------------------------------------------------------------------------------------------------------
                                                                                             Year ended December 31,
                                                             ------------------------------------------------------
(in millions)                                                  1999         1998        1997        1996       1995
-------------------------------------------------------------------------------------------------------------------
BALANCE, BEGINNING OF YEAR                                   $3,307      $ 3,220     $ 3,202     $ 2,846    $ 3,010

Allowances related to business combinations, net                 48          148         172         874        119

Provision for loan losses                                     1,104        1,617       1,203         541        335

Loan charge-offs:
    Commercial                                                 (395)        (271)       (369)       (206)      (104)
    Real estate 1-4 family first mortgage                       (14)         (29)        (28)        (25)       (22)
    Other real estate mortgage                                  (28)         (54)        (27)        (51)       (60)
    Real estate construction                                     (2)          (3)         (5)        (14)       (10)
    Consumer:
      Real estate 1-4 family junior lien mortgage               (33)         (31)        (37)        (38)       (24)
      Credit card                                              (403)        (549)       (593)       (500)      (340)
      Other revolving credit and monthly payment               (585)      (1,069)       (672)       (530)      (289)
                                                             ------      -------     -------     -------    -------
        Total consumer                                       (1,021)      (1,649)     (1,302)     (1,068)      (653)
    Lease financing                                             (38)         (49)        (49)        (36)       (19)
    Foreign                                                     (90)         (84)        (37)        (35)       (29)
                                                             ------      -------     -------     -------    -------
          Total loan charge-offs                             (1,588)      (2,139)     (1,817)     (1,435)      (897)
                                                             ------      -------     -------     -------    -------

Loan recoveries:
    Commercial                                                   90           87         110          96         76
    Real estate 1-4 family first mortgage                         6           12          10          13          9
    Other real estate mortgage                                   38           79          63          57         67
    Real estate construction                                      5            4          12          13          5
    Consumer:
      Real estate 1-4 family junior lien mortgage                15            7          10          10          4
      Credit card                                                49           59          64          52         28
      Other revolving credit and monthly payment                243          187         166         117         72
                                                             ------      -------     -------     -------    -------
        Total consumer                                          307          253         240         179        104
    Lease financing                                              12           12          15           9         13
    Foreign                                                      15           14          10           9          5
                                                             ------      -------     -------     -------    -------
          Total loan recoveries                                 473          461         460         376        279
                                                             ------      -------     -------     -------    -------
             Total net loan charge-offs                      (1,115)      (1,678)     (1,357)     (1,059)      (618)
                                                             ------      -------     -------     -------    -------

BALANCE, END OF YEAR                                         $3,344      $ 3,307     $ 3,220     $ 3,202    $ 2,846
                                                             ======      =======     =======     =======    =======

Total net loan charge-offs as a percentage of
    average total loans                                         .90  %      1.44%       1.19%        .99%       .78%
                                                             ======      =======     =======     =======    =======

Allowance as a percentage of total loans                       2.51  %      2.76%       2.77%       2.78%      3.60%
                                                             ======      =======     =======     =======    =======
--------------------------------------------------------------------------------------------------------------------

At December 31, 1999, the allowance for loan losses was $3,344 million, or 2.51% of total loans, compared with $3,307 million, or 2.76%, at December 31, 1998. The provision for loan losses totaled $1,104 million in 1999, $1,617 million in 1998 and $1,203 million in 1997. The provision for loan losses in 1999 approximated net charge-offs, and the Company anticipates that it will continue to make a provision in 2000 that will approximate the level of actual net charge-offs. Net charge-offs in 1999 were $1,115 million, or .90% of average total loans, compared with $1,678 million, or 1.44%, in 1998 and $1,357 million, or 1.19%, in 1997. Loan loss recoveries were $473 million in 1999, compared with $461 million in 1998 and $460 million in 1997. During 1999, net charge-offs exceeded the provision for loan losses by $11 million; however, the addition of $48 million of allowances related to business combinations in 1999 accounted for the net increase of $37 million in the reserve from year-end 1998.

Any loan that is past due as to principal or interest and that is not both well-secured and in the process of collection is generally charged off (to the extent that it exceeds the fair value of any related collateral) after a predetermined period of time that is based on loan category. Additionally, loans are charged off when classified as a loss by either internal loan examiners or regulatory examiners.

The SEC requires the Company to present the ratio of the allowance for loan losses to total nonaccrual loans. This ratio was 462% and 438% at December 31, 1999 and 1998, respectively. This ratio may fluctuate significantly from period to period due to such factors as the mix of loan types in the portfolio, the prospects of borrowers and the value and marketability of collateral as well as, for the nonaccrual portfolio taken as a whole, wide variances from period to period in terms of delinquency and relationship of book to contractual principal balance. Classification of a loan as nonaccrual does not necessarily indicate that the principal of a loan is uncollectible in whole or in part. Consequently, the ratio of the allowance for loan losses to nonaccrual loans, taken alone and without taking into account numerous additional factors, is not a reliable indicator of the adequacy of the allowance for loan losses. Indicators of the credit quality of the Company's loan portfolio and the method of determining the allowance for loan losses are discussed below and in greater detail in the 1999 Annual Report to Stockholders, incorporated by reference herein.

ALLOCATION OF THE ALLOWANCE FOR LOAN LOSSES

The table on page 24 provides a breakdown of the allowance for loan losses by loan category. The Company has an established process to determine the adequacy of the allowance for loan losses which assesses the risk and losses inherent in its portfolio. This process provides an allowance consisting of two components, allocated and unallocated. To arrive at the allocated component of the allowance, the Company combines estimates of the allowances needed for loans analyzed individually (including impaired loans subject to Statement of Financial Accounting Standards No. 114 (FAS 114), ACCOUNTING BY CREDITORS FOR IMPAIRMENT OF A LOAN) and loans analyzed on a pool basis.

For discussion of the methodology by which the Company determines the allocated and unallocated reserves, see Note 5 to Financial Statements.

The allocated component declined to $1,907 million from $2,111 million, while the unallocated component grew to $1,437 million from $1,196 million, as of December 31, 1999 and 1998, respectively.

The $204 million reduction in the allocated component was substantially due to the lower allocated allowance to loans outstanding ratios in the other consumer, commercial loan, and other real estate mortgage portfolios. In total, lower allocated reserve ratios resulted in a reduction of roughly $388 million in allocated reserves, primarily a reflection of lower projected loss rates in the loan portfolio. Of this reduction, $90 million was attributable to the domestic portfolio of Wells Fargo Financial, although the overall reserve in that entity actually increased by virtue of additions to the unallocated portion of the reserve. An additional $117 million was attributable to various other consumer lending products. Finally, the commercial loan and other real estate mortgage portfolios showed continuing gradual improvement in problem asset trends. The improvements in the credit quality of those portfolios translated into a reduction of approximately $145 million in the allocated reserve. Other smaller portfolios accounted for the remaining $36 million in allocated reserve ratio reductions during the year.

These changes in the allocated reserve relate primarily to projected rates of loss in different portfolio segments. Analyzing the movements in the allocated reserve strictly from a loan volume perspective indicates that, had the ratio of allocated reserves to loans outstanding remained flat with the 1998 ratio of 1.76%, allocated reserves would have increased by roughly $242 million, as loans outstanding grew by $13.7 billion during the year. However, due to a shift in portfolio composition, the higher volume increased the allocated reserve by only $184 million, as relatively lower-risk commercial loans, residential first and second mortgages, and lease financing grew at a faster pace than higher-risk credit cards and other consumer loans.

There were no material changes in estimation methods and assumptions for the allowance that took place during 1999. Relatively minor differences existed in the methodologies for deriving the allocated portion of the allowance employed by the former Norwest and the former Wells Fargo; these differences were reconciled in the first quarter of 1999.

The Company considers the allowance for loan losses of $3,344 million adequate to cover losses inherent in loans, commitments to extend credit and standby and other letters of credit at December 31, 1999. However, no assurance can be given that the Company will not, in any particular period, sustain loan losses that are sizable in relation to the amount reserved, or that subsequent evaluations of the loan portfolio, in light of the factors then prevailing, including economic conditions and the ongoing examination process by the Company and its regulators, will not require significant increases in the allowance for loan losses. For discussion of the process by which the Company determines the adequacy of the allowance for loan losses, see Note 5 to Financial Statements.

The foregoing discussion contains forward-looking statements about the adequacy of the Company's reserves for loan losses. These forward-looking statements are inherently subject to risks and uncertainties. A number of factors--many of which are beyond the Company's control--could cause actual losses to be more than estimated losses. These factors include changes in business and economic conditions that could increase the number of customers and counterparties who become delinquent or who default on their loans or other obligations to the Company. For a discussion of some of the other factors that could cause actual losses to be more than estimated losses, see "Financial Review - Factors that May Affect Future Results."

Table 10

ALLOCATION OF THE ALLOWANCE FOR LOAN LOSSES

---------------------------------------------------------------------------------------------------------------------------------
                                                                                                                      December 31,
---------------------------------------------------------------------------------------------------------------------------------
(in millions)                            1999                 1998                 1997                 1996                 1995
---------------------------------------------------------------------------------------------------------------------------------

Commercial                            $   655               $  664               $  603              $   519               $  359
Real estate 1-4 family
  first mortgage                           64                   58                   71                   59                   77
Other real estate mortgage                220                  238                  284                  347                  295
Real estate construction                   58                   62                   51                   63                   72
Consumer:
   Credit card                            349                  356                  483                  452                  395
   Other consumer                         428                  588                  575                  485                  345
                                      -------               ------               ------              -------               ------
     Total consumer                       777                  944                1,058                  937                  740
Lease financing                            71                   66                   67                   55                   47
Foreign                                    62                   79                   43                   34                   27
                                      -------               ------               ------              -------               ------
     Total allocated                    1,907                2,111                2,177                2,014                1,617
Unallocated component of
   the allowance (1)                    1,437                1,196                1,043                1,188                1,229
                                      -------               ------               ------              -------               ------
     Total                            $ 3,344               $3,307               $3,220              $ 3,202               $2,846
                                      =======               ======               ======              =======               ======

                                                                                                                        December 31,
                             ------------------------------------------------------------------------------------------------------
                                          1999                 1998                 1997                 1996                  1995
                             -----------------    -----------------    -----------------    -----------------     -----------------
                              ALLOC.      LOAN     Alloc.      Loan     Alloc.      Loan     Alloc.      Loan      Alloc.      Loan
                              ALLOW.    CATGRY     allow.    catgry     allow.    catgry     allow.    catgry      allow.    catgry
                                AS %     AS %       as %      as %       as %      as %       as %      as %        as %       as %
                             OF LOAN  OF TOTAL    of loan  of total    of loan  of total    of loan  of total     of loan  of total
                              CATGRY     LOANS     catgry     loans     catgry     loans     catgry     loans      catgry     loans
                             -------- --------    -------- --------    -------- --------    -------- --------     -------- --------
Commercial                      1.57%       31%      1.74%       32%      1.75%       30%      1.57%       29%       1.62%       28%
Real estate 1-4 family
  first mortgage                 .47        10        .46        11        .47        13        .34        15         .77        13
Other real estate mortgage      1.05        16       1.32        15       1.61        15       1.98        15        2.28        16
Real estate construction         .96         5       1.37         4       1.29         3       1.66         3        2.77         3
Consumer:
   Credit card                  6.01         4       5.82         5       6.91         6       6.15         6        6.60         8
   Other consumer               1.28        26       1.92        25       1.86        27       1.59        27        1.60        27
                                       -------               ------               ------               ------                 -----
     Total consumer             1.97        30       2.57        30       2.79        33       2.48        33        2.69        35
Lease financing                  .72         7        .82         7       1.06         5       1.21         4        1.56         4
Foreign                         3.88         1       5.17         1       3.72         1       2.95         1        2.87         1
                                       -------               ------               ------               ------                 -----
     Total allocated            1.43       100%      1.76       100%      1.87       100%      1.75       100%       2.04       100%
                                       =======               ======               ======               ======                 =====
Unallocated component of
   the allowance (1)            1.08                 1.00                  .90                 1.03                  1.56
                              ------               ------               ------               ------                ------
     Total                      2.51%                2.76%                2.77%                2.78%                 3.60%
                              ======               ======               ======               ======                ======
-----------------------------------------------------------------------------------------------------------------------------------

(1) This amount and any unabsorbed portion of the allocated allowance are also available for any of the above listed loan categories.

DEPOSITS

Comparative detail of average deposit balances and rates is presented in Table 3. Average core deposits funded 61.9% and 65.0% of the Company's average total assets in 1999 and 1998, respectively. Year-end deposit balances are presented in Table 11.

Table 11

DEPOSITS

----------------------------------------------------------------------------------------
                                                           December 31,
                                     ---------------------------------               %
(in millions)                               1999                  1998          Change
----------------------------------------------------------------------------------------
Noninterest-bearing                  $    45,520           $    49,479              (8)%
Interest-bearing checking                  3,556                 3,447               3
Market rate and other savings             60,339                59,538               1
Savings certificates                      28,832                31,715              (9)
                                     -----------           -----------
   Core deposits                         138,247               144,179              (4)
Other time deposits                        3,757                 4,262             (12)
Deposits in foreign offices                3,914                 1,005             289
                                     -----------           -----------
     Total deposits                  $   145,918           $   149,446              (2)%
                                     ===========           ===========           =====
----------------------------------------------------------------------------------------

MARKET RISK

Market risk is the exposure to loss resulting from changes in interest rates, foreign currency exchange rates, commodity prices and equity prices. The primary market risk to which the Company is exposed is interest rate risk. The majority of the Company's interest rate risk arises from the instruments, positions and transactions entered into for purposes other than trading. They include loans, securities available for sale, deposit liabilities, short-term borrowings, long-term debt and derivative financial instruments used for asset/liability management. Interest rate risk occurs when assets and liabilities reprice at different times as market interest rates change. For example, if fixed-rate assets are funded with floating-rate debt, the spread between asset and liability rates will decline or turn negative if rates increase. The Company refers to this type of risk as "term structure risk." There is, however, another source of interest rate risk which results from changing spreads between asset and liability rates. The Company calls this type of risk "basis risk"; it is a significant source of interest rate risk for the Company and is more difficult to quantify and manage than term structure risk. Two primary components of basis risk for the Company are (1) the spread between prime-based loans and market rate account (MRA) savings deposits and (2) the rate paid on savings and interest-bearing checking accounts as compared to LIBOR-based loans.

Interest rate risk is managed within an overall asset/liability framework for the Company. The principal objectives of asset/liability management are to manage the sensitivity of net interest spreads and net income to potential changes in interest rates and to enhance profitability in ways that promise sufficient reward for understood and controlled risk. Funding positions are kept within predetermined limits designed to ensure that risk-taking is not excessive and that liquidity is properly managed. The Company employs a sensitivity analysis in the form of a net interest income simulation to help characterize the market risk arising from changes in interest rates in the other-than-trading portfolio.

The Company's net interest income simulation includes all other-than-trading financial assets, financial liabilities, derivative financial instruments and leases where the Company is the lessor. It captures the dynamic nature of the balance sheet by anticipating probable balance sheet and off-balance sheet strategies and volumes under different interest rate scenarios over the course of a one-year period. This simulation measures both the term structure risk and the basis risk in the Company's positions. The simulation also captures the option characteristics of products, such as caps and floors on floating-rate loans, the right to prepay mortgage loans without penalty and the ability of customers to withdraw deposits on demand. These options are modeled directly in the simulation either through the use of option pricing models, in the case of caps and floors on loans, or through statistical analysis of historical customer behavior, in the case of mortgage loan prepayments or non-maturity deposits.

The simulation model is used to measure the impact on net income, relative to a base case scenario, of interest rates increasing or decreasing 100 basis points over the next 12 months. The simulation showing the largest drop in net income relative to the base case scenario over the next twelve months is a 100 basis point increase in rates that will result in a decrease in net income of $54 million. In the simulation that was run at December 31, 1998, the largest drop in net income relative to the base case scenario over the next twelve months was a 100 basis point increase in rates that was projected to result in a decrease in net income of $23 million.

The Company uses interest rate derivative financial instruments as an asset/liability management tool to hedge mismatches in interest rate exposures indicated by the net income simulation described above. They are used to reduce the Company's exposure to interest rate fluctuations and provide more stable spreads between loan yields and the rates on their funding sources. For example, the Company uses interest rate futures to shorten the rate maturity of MRA savings deposits and better match the maturity of prime-based loans. The Company also purchases interest rate floors to protect against the loss in interest income on LIBOR-based loans during a declining interest rate environment. Additionally, receive-fixed rate swaps are used to convert floating-rate loans into fixed rates to better match the liabilities that fund the loans. The Company also uses derivatives including floors, futures contracts and options on futures contracts to hedge the Company's mortgage servicing rights as well as forwards, futures and options on futures and forwards to hedge the Company's 1-4 family real estate first mortgage loan commitments and mortgage loans held for sale.

Looking toward managing interest rate risk in 2000, the Company will continue to face term structure risk and basis risk and may be confronted with several risk scenarios. If interest rates rise, net income may actually increase if deposit rates lag increases in market rates (e.g., prime, LIBOR). The Company could, however, experience downward pressure on net income in that scenario if deposits are aggressively repriced as market rates increase.

A declining interest rate environment might result in a decrease in loan rates, while deposit rates remain relatively stable, as they did between 1994 and 1996. This rate scenario could also create significant risk to net income. The Company has partially hedged against that risk with interest rate floors, receive-fixed rate swap contracts and fixed-rate mortgage backed securities. As mentioned above, the Company has also partially hedged its mortgage servicing rights against that rate scenario using primarily floors, futures contracts and options on futures contracts. Based on its current and projected balance sheet, the Company does not expect that a change in interest rates would significantly affect its liquidity position.

The Company considers the fair values and the potential near term losses to future earnings related to its customer accommodation derivative financial instruments to be immaterial.

DERIVATIVE FINANCIAL INSTRUMENTS

The Company uses interest rate derivative financial instruments as asset/liability management tools to hedge the Company's exposure to interest rate fluctuations. The Company also offers contracts to accommodate its customers, but hedges such contracts by purchasing other financial contracts or uses the contracts for asset/liability management. Table 12 reconciles the beginning and ending notional or contractual amounts of derivative financial instruments used for asset/liability management purposes for 1999 and shows the expected remaining maturity at year-end 1999. For a further discussion of derivative financial instruments, refer to Note 23 to Financial Statements.

Table 12

DERIVATIVE ACTIVITIES

----------------------------------------------------------------------------------------------------------------------------
                                                                                                Year ended December 31, 1999
                                   -----------------------------------------------------------------------------------------
                                                                                                                    Weighted
                                                                                                                     average
                                                                                                                    expected
                                                                Amortization                                       remaining
                                   Beginning                             and                         Ending     maturity (in
(in millions)                        balance        Additions     maturities       Terminations     balance       yrs.-mos.)
----------------------------------------------------------------------------------------------------------------------------
Interest rate contracts:
    Swaps                           $ 25,402       $   13,897       $  5,087         $    1,366    $ 32,846              2-9
    Futures                           62,753           98,771         23,119             87,520      50,885              3-6
    Floors and caps                   33,598           18,554          9,010              2,000      41,142              3-0
    Options                           25,822          155,380         58,287            110,975      11,940             0-11
    Forwards                          41,283          485,677             --            504,432      22,528              0-1
Foreign exchange contracts:
    Forwards                             168              552            582                 --         138              0-3
----------------------------------------------------------------------------------------------------------------------------

     Net deferred losses related to interest rate futures contracts were $337 million at December 31, 1999, most of which will be fully amortized within seven years. Net deferred losses on terminated derivative financial instruments were $237 million at December 31, 1999, compared with net deferred gains of $414 million at December 31, 1998.

LIQUIDITY AND CAPITAL MANAGEMENT

The Company manages its liquidity and capital at both the parent and subsidiary levels.

In addition to the immediately liquid resources of cash and due from banks and federal funds sold and securities purchased under resale agreements, asset liquidity is provided by the Company's securities available for sale portfolio. The weighted average expected remaining maturity of the debt securities within this portfolio was 8 and 2 months at December 31, 1999. Of the $40.4 billion of debt securities in this portfolio at December 31, 1999, $5.5 billion, or 14%, is expected to mature or be prepaid in 2000 and an additional $3.6 billion, or 9%, is expected to mature or be prepaid in 2001. Asset liquidity is further enhanced by the Company's ability to securitize assets such as mortgage loans.

Core deposits have historically provided the Company with a sizeable source of relatively stable and low-cost funds. The Company's average core deposits and stockholders' equity funded 72.2% and 75.3% of its average total assets in 1999 and 1998, respectively.

The remaining funding of average total assets was mostly provided by long-term debt, deposits in foreign offices, short-term borrowings (federal funds purchased and securities sold under repurchase agreements, commercial paper and other short-term borrowings) and trust preferred securities. Short-term borrowings averaged $22.6 billion and $17.9 billion in 1999 and 1998, respectively. Long-term debt averaged $24.6 billion and $19.3 billion in 1999 and 1998, respectively. Trust preferred securities averaged $.9 billion and $1.2 billion in 1999 and 1998, respectively.

Liquidity for the Company is provided by interest income, deposit-raising activities, potential disposition of readily marketable assets and through its ability to raise funds in a variety of domestic and international money and capital markets. The Company accesses the capital markets for long-term funding through the issuance of registered debt.

In June 1999, the Parent filed a shelf registration statement with the SEC under which the Company may issue up to $10 billion in debt and equity securities, excluding common stock, except for common stock issuable upon the exercise or conversion of debt and equity securities. That registration statement, together with the $150 million issuance authority remaining on the Company's registration statements filed in 1993 and 1995, permits the Company to issue an aggregate of $10.15 billion in such debt and equity securities. Under those registration statements, the Company had issued a total of $3 billion in debt securities as of December 31, 1999 and had established a program to issue, from time to time, additional debt securities in the form of Medium-Term Notes, Series A and Subordinated Medium-Term Notes, Series B in the aggregate principal amount of up to $7.15 billion. Proceeds from the issuance of the debt securities listed above were, and with respect to any such securities issued in the future are expected to be, used for general corporate purposes.

In April 1999, Wells Fargo Financial, Inc. (WFFI) (formerly Norwest
Financial, Inc.) filed a shelf registration statement with the SEC, under which WFFI may issue up to $2 billion in senior or subordinated debt securities. As of December 31, 1999, WFFI had issued a total of $1.1 billion in debt securities under that registration statement. Also in 1999, a subsidiary of WFFI filed a shelf registration statement with the Canadian provincial securities authorities for the issuance of up to $1 billion (Canadian) in debt securities, and had issued $390 million (Canadian) in debt securities from that registration statement as of December 31, 1999.

To accommodate future growth and current business needs, the Company has a capital expenditure program, which includes equipment for stores, relocation and remodeling of Company facilities and routine replacement of furniture and equipment. The Company will fund these expenditures from various sources, including retained earnings of the Company and borrowings of various maturities.

The Company and each of the subsidiary banks are subject to various regulatory capital adequacy requirements administered by the Federal Reserve Board and the Office of the Comptroller of the Currency. RBC guidelines establish a risk-adjusted ratio relating capital to different categories of assets and off-balance sheet exposures. (See Note 22 to Financial Statements for additional information.)

The Company repurchases common shares in the open market under a systematic plan to meet the common stock issuance requirements of the Company's benefit plans and for other common stock issuance requirements, including acquisitions accounted for as purchases. In February of 2000, the Board of Directors authorized the repurchase of up to 81 million additional shares of the Company's outstanding common stock. At the time of that authorization, approximately 35 million shares remained to be purchased under the September 1999 common stock purchase authority, substantially all of which are expected to be acquired for announced acquisitions.

COMPARISON OF 1998 TO 1997

Net interest income increased $415 million in 1998 compared to 1997. The increase was due to an increase in earning assets, which included the effects of a significantly higher volume of mortgage origination activity during 1998.

Noninterest income in 1998 was $6,920 million, compared with $6,046 million in 1997, an increase of 14.5%. The increase in noninterest income was primarily due to higher fee-based revenues and increased earnings from mortgage banking activities.

Noninterest expense in 1998 was $11,311 million, compared with $9,580 million in 1997. The increase was due to WFC Merger-related charges recorded in the fourth quarter of 1998.

ADDITIONAL INFORMATION

Common stock of the Company is traded on the New York Stock Exchange and the Chicago Stock Exchange. The high, low and end-of-period quarterly prices of the Company's common stock as reported on the New York Stock Exchange Composite Transaction Reporting System are presented in the graphs. The number of holders of record of the Company's common stock was 102,530 as of January 31, 2000.

Table 13

-------------------------------------------------------------------------------------------------------------------
                                                              1999                                             1998
                         -----------------------------------------       ------------------------------------------
                               1Q         2Q         3Q         4Q              1Q         2Q         3Q         4Q
                         -----------------------------------------       ------------------------------------------
High                     $  40.44   $  44.88   $  45.31   $  49.94       $   43.88  $   43.75  $   39.75  $   40.88
Low                         32.13      34.38      36.44      38.38           34.75      34.00      27.50      30.19
End of period               35.06      42.75      39.63      40.44           41.56      37.50      36.00      39.94
-------------------------------------------------------------------------------------------------------------------

                     WELLS FARGO & COMPANY AND SUBSIDIARIES
                        CONSOLIDATED STATEMENT OF INCOME

--------------------------------------------------------------------------------------------------------------------
                                                                                              Year ended December 31,
                                                                             ---------------------------------------
(in millions, except per share amounts)                                           1999          1998           1997
--------------------------------------------------------------------------------------------------------------------
INTEREST INCOME
Securities available for sale                                                $   2,533     $   2,133      $   2,300
Mortgages held for sale                                                            951         1,008            532
Loans held for sale                                                                377           376            316
Loans                                                                           11,823        11,660         11,431
Other interest income                                                              250           278            220
                                                                             ---------     ---------      ---------
      Total interest income                                                     15,934        15,455         14,799
                                                                             ---------     ---------      ---------
INTEREST EXPENSE
Deposits                                                                         3,166         3,515          3,503
Short-term borrowings                                                            1,127           961            762
Long-term debt                                                                   1,452         1,213          1,162
Guaranteed preferred beneficial interests in Company's
   subordinated debentures                                                          73            93            114
                                                                             ---------     ---------      ---------
      Total interest expense                                                     5,818         5,782          5,541
                                                                             ---------     ---------      ---------
NET INTEREST INCOME                                                             10,116         9,673          9,258
Provision for loan losses                                                        1,104         1,617          1,203
                                                                             ---------     ---------      ---------
Net interest income after provision for loan losses                              9,012         8,056          8,055
                                                                             ---------     ---------      ---------
NONINTEREST INCOME
Service charges on deposit accounts                                              1,580         1,448          1,335
Trust and investment fees                                                        1,366         1,116            995
Credit card fees                                                                   570           573            501
Other fees                                                                       1,094           989            861
Mortgage banking                                                                 1,407         1,289          1,034
Insurance                                                                          395           358            345
Net venture capital gains                                                        1,008           113            191
Net (losses) gains on securities available for sale                               (228)          177            102
Other                                                                              783           857            682
                                                                             ---------     ---------      ---------
      Total noninterest income                                                   7,975         6,920          6,046
                                                                             ---------     ---------      ---------
NONINTEREST EXPENSE
Salaries                                                                         3,307         3,318          2,903
Incentive compensation                                                             643           657            449
Employee benefits                                                                  901           807            754
Equipment                                                                          928           976            794
Net occupancy                                                                      813           804            757
Goodwill                                                                           459           429            439
Core deposit intangible                                                            206           247            275
Net (gains) losses on dispositions of premises and equipment                       (16)          325             76
Other                                                                            3,396         3,748          3,133
                                                                             ---------     ---------      ---------
      Total noninterest expense                                                 10,637        11,311          9,580
                                                                             ---------     ---------      ---------
INCOME BEFORE INCOME TAX EXPENSE                                                 6,350         3,665          4,521
Income tax expense                                                               2,338         1,474          1,809
                                                                             ---------     ---------      ---------
NET INCOME                                                                   $   4,012     $   2,191      $   2,712
                                                                             =========     =========      =========
NET INCOME APPLICABLE TO COMMON STOCK                                        $   3,977     $   2,156      $   2,669
                                                                             =========     =========      =========
EARNINGS PER COMMON SHARE                                                    $    2.32     $    1.28      $    1.57
                                                                             =========     =========      =========
DILUTED EARNINGS PER COMMON SHARE                                            $    2.29     $    1.26      $    1.55
                                                                             =========     =========      =========
DIVIDENDS DECLARED PER COMMON SHARE                                          $    .785     $     .70      $    .615
                                                                             =========     =========      =========
Average common shares outstanding                                              1,714.0       1,688.1        1,699.3
                                                                             =========     =========      =========
Diluted average common shares outstanding                                      1,735.4       1,710.6        1,724.8
                                                                             =========     =========      =========
--------------------------------------------------------------------------------------------------------------------

       The accompanying notes are an integral part of these statements.

                     WELLS FARGO & COMPANY AND SUBSIDIARIES
                           CONSOLIDATED BALANCE SHEET

------------------------------------------------------------------------------------------------------------------
                                                                                                       December 31,
                                                                               -----------------------------------
(in millions, except shares)                                                        1999                      1998
------------------------------------------------------------------------------------------------------------------
ASSETS
Cash and due from banks                                                         $ 14,118                  $ 13,652
Federal funds sold and securities purchased
   under resale agreements                                                         1,722                     1,747
Securities available for sale                                                     43,911                    36,660
Mortgages held for sale                                                           12,678                    22,049
Loans held for sale                                                                5,043                     5,388
Loans                                                                            133,004                   119,662
Allowance for loan losses                                                          3,344                     3,307
                                                                                --------                  --------
      Net loans                                                                  129,660                   116,355
                                                                                --------                  --------
Mortgage servicing rights                                                          4,652                     3,230
Premises and equipment, net                                                        3,372                     3,479
Core deposit intangible                                                            1,299                     1,516
Goodwill                                                                           8,046                     7,889
Interest receivable and other assets                                              16,552                    12,170
                                                                                --------                  --------
      Total assets                                                              $241,053                  $224,135
                                                                                ========                  ========
LIABILITIES
Noninterest-bearing deposits                                                    $ 45,520                  $ 49,479
Interest-bearing deposits                                                        100,398                    99,967
                                                                                --------                  --------
      Total deposits                                                             145,918                   149,446
Short-term borrowings                                                             31,727                    19,670
Accrued expenses and other liabilities                                            11,736                     9,090
Long-term debt                                                                    26,866                    22,662
Guaranteed preferred beneficial interests in Company's
   subordinated debentures                                                           935                       935

STOCKHOLDERS' EQUITY
Preferred stock                                                                      344                       547
Unearned ESOP shares                                                                 (73)                      (84)
                                                                                --------                  --------
     Total preferred stock                                                           271                       463
Common stock - $1 2/3 par value, authorized
   4,000,000,000 shares; issued 1,736,259,632 shares
   and 1,729,200,465 shares                                                        2,894                     2,882
Additional paid-in capital                                                         9,213                     8,981
Retained earnings                                                                 12,565                    10,256
Cumulative other comprehensive income                                                760                       493
Notes receivable from ESOP                                                            (1)                       (3)
Treasury stock - 39,840,269 shares and 18,859,858 shares                          (1,831)                     (740)
                                                                                --------                  --------
      Total stockholders' equity                                                  23,871                    22,332
                                                                                --------                  --------
      Total liabilities and stockholders' equity                                $241,053                  $224,135
                                                                                ========                  ========
------------------------------------------------------------------------------------------------------------------

       The accompanying notes are an integral part of these statements.

                     WELLS FARGO & COMPANY AND SUBSIDIARIES
            CONSOLIDATED STATEMENT OF CHANGES IN STOCKHOLDERS' EQUITY
                            AND COMPREHENSIVE INCOME

------------------------------------------------------------------------------------------------------------------------
                                                                                                        Notes
                                        Number             Unearned          Additional            receivable
                                            of   Preferred     ESOP  Common     paid-in  Retained        from  Treasury
(in millions, except shares)            shares       stock   shares   stock     capital  earnings        ESOP     stock
------------------------------------------------------------------------------------------------------------------------
BALANCE DECEMBER 31, 1996                             $851     $(61) $2,377     $10,222    $7,817        $(11)    $(243)
Adjustments for pooling
   of interests                                                        (120)        120       (13)
                                                      ----     ----  ------     -------    ------        ----     -----
BALANCE DECEMBER 31, 1996 (RESTATED)                   851      (61)  2,257      10,342     7,804         (11)     (243)
                                                      ----     ----  ------     -------    ------        ----     -----
Comprehensive income
   Net income-1997                                                                          2,712
   Other comprehensive income,
      net of tax:
      Translation adjustments
      Net unrealized gains (losses)
         on securities available
         for sale arising during
         the year
      Reclassification of net
         (gains) losses on
         securities available for
         sale included
         in net income

Total comprehensive income
Common stock issued                 19,379,793                           11         169      (151)                  285
Common stock issued for
   acquisitions                     25,799,152                           22          73        41                   175
Preferred stock repurchased          1,100,000        (325)
Common stock repurchased            76,060,023                          (97)     (1,591)       (2)                 (573)
Preferred stock issued to ESOP          51,700          52      (54)                  2
Preferred stock released to ESOP                                 35                  (1)
Preferred stock (34,335)
   converted to common shares        1,223,574         (34)                           6                              28
Preferred stock dividends                                                                     (43)
Common stock dividends                                                                     (1,003)
Cash payments received on
   notes receivable from ESOP                                                                               1
Stock split                                                             635        (635)
                                                      ----     ----  ------     -------    ------        ----     -----
Net change                                            (307)     (19)    571      (1,977)    1,554           1       (85)
                                                      ----     ----  ------     -------    ------        ----     -----
BALANCE DECEMBER 31, 1997                              544      (80)  2,828       8,365     9,358         (10)     (328)
                                                      ----     ----  ------     -------    ------        ----     -----
Comprehensive income
   Net income-1998                                                                          2,191
   Other comprehensive income,
      net of tax:
      Translation adjustments
      Net unrealized gains (losses)
         on securities available
         for sale arising during
         the year
      Reclassification of net
         (gains) losses on
         securities available
         for sale included
         in net income

Total comprehensive income
Common stock issued                 40,124,541                           51         946      (191)                  320
Common stock issued for
   acquisitions                     18,099,205                           25          71        11                   134
Common stock repurchased            34,300,254                          (22)       (407)                           (829)
Preferred stock issued to ESOP                          35      (37)                  2
Preferred stock released to ESOP                                 33                  (1)
Preferred stock (31,161)
   converted to common shares          803,903         (32)                           3                              29
Preferred stock dividends                                                                     (35)
Common stock dividends                                                                     (1,078)
Cash payments received on
   notes receivable from ESOP                                                         2                     7
Increase in Rabbi trust assets
   (classified as treasury stock)                                                                                   (66)
                                                      ----     ----  ------     -------    ------        ----     -----
Net change                                               3       (4)     54         616       898           7      (412)
                                                      ----     ----  ------     -------    ------        ----     -----
BALANCE DECEMBER 31, 1998                              547      (84)  2,882       8,981    10,256          (3)     (740)
                                                      ----     ----  ------     -------    ------        ----     -----
Comprehensive income
   Net income-1999                                                                          4,012
   Other comprehensive income,
      net of tax:
      Translation adjustments
      Net unrealized gains (losses)
         on securities available
         for sale arising during
         the year
      Reclassification of net
         (gains) losses on
         securities available
         for sale included
         in net income

Total comprehensive income
Common stock issued                 21,793,709                            1         119      (269)                  781
Common stock issued for
   acquisitions                     11,059,131                           11         113         2                   200
Common stock repurchased            48,974,800                                                                   (2,141)
Preferred stock redeemed                              (191)
Preferred stock issued to ESOP                          75      (80)                  5
Preferred stock released to ESOP                                 91                  (5)
Preferred stock (86,358)
   converted to common shares        2,200,716         (87)                                                          87
Preferred stock dividends                                                                     (35)
Common stock dividends                                                                     (1,401)
Cash payments received on
   notes receivable from ESOP                                                                               2
Increase in Rabbi trust assets
   (classified as treasury stock)                                                                                   (18)
                                                      ----     ----  ------     -------   -------        ----   -------
Net change                                            (203)      11      12         232     2,309           2    (1,091)
                                                      ----     ----  ------     -------   -------        ----   -------
BALANCE DECEMBER 31, 1999                             $344     $(73) $2,894      $9,213   $12,565         $(1)  $(1,831)
                                                      ====     ====  ======     =======   =======        ====   =======
------------------------------------------------------------------------------------------------------------------------


-------------------------------------------------------------------
                                        Cumulative
                                             other           Total
                                     comprehensive    stockholders'
(in millions, except shares)                income          equity
-------------------------------------------------------------------
BALANCE DECEMBER 31, 1996                     $317         $21,269
Adjustments for pooling
   of interests                                                (13)
                                             -----         -------
BALANCE DECEMBER 31, 1996 (RESTATED)           317          21,256
                                             -----         -------
Comprehensive income
   Net income-1997                                           2,712
   Other comprehensive income,
      net of tax:
      Translation adjustments                    1               1
      Net unrealized gains (losses)
         on securities available
         for sale arising during
         the year                              231             231
      Reclassification of net
         (gains) losses on
         securities available for
         sale included
         in net income                         (62)            (62)
                                                           -------
Total comprehensive income                                   2,882
Common stock issued                                            314
Common stock issued for
   acquisitions                                                311
Preferred stock repurchased                                   (325)
Common stock repurchased                                    (2,263)
Preferred stock issued to ESOP                                  --
Preferred stock released to ESOP                                34
Preferred stock (34,335)
   converted to common shares                                   --
Preferred stock dividends                                      (43)
Common stock dividends                                      (1,003)
Cash payments received on
   notes receivable from ESOP                                    1
Stock split                                                     --
                                             -----         -------
Net change                                     170             (92)
                                             -----         -------
BALANCE DECEMBER 31, 1997                      487          21,164
                                             -----         -------
Comprehensive income
   Net income-1998                                           2,191
   Other comprehensive income,
      net of tax:
      Translation adjustments                   (4)             (4)
      Net unrealized gains (losses)
         on securities available
         for sale arising during
         the year                              119             119
      Reclassification of net
         (gains) losses on
         securities available
         for sale included
         in net income                        (109)           (109)
                                                           -------
Total comprehensive income                                   2,197
Common stock issued                                          1,126
Common stock issued for
   acquisitions                                                241
Common stock repurchased                                    (1,258)
Preferred stock issued to ESOP                                  --
Preferred stock released to ESOP                                32
Preferred stock (31,161)
   converted to common shares                                   --
Preferred stock dividends                                      (35)
Common stock dividends                                      (1,078)
Cash payments received on
   notes receivable from ESOP                                    9
Increase in Rabbi trust assets
   (classified as treasury stock)                              (66)
                                             -----         -------
Net change                                       6           1,168
                                             -----         -------
BALANCE DECEMBER 31, 1998                      493          22,332
                                             -----         -------
Comprehensive income
   Net income-1999                                           4,012
   Other comprehensive income,
      net of tax:
      Translation adjustments                    4               4
      Net unrealized gains (losses)
         on securities available
         for sale arising during
         the year                              127             127
      Reclassification of net
         (gains) losses on
         securities available
         for sale included
         in net income                         136             136
                                                           -------
Total comprehensive income                                   4,279
Common stock issued                                            632
Common stock issued for
   acquisitions                                                326
Common stock repurchased                                    (2,141)
Preferred stock redeemed                                      (191)
Preferred stock issued to ESOP                                  --
Preferred stock released to ESOP                                86
Preferred stock (86,358)
   converted to common shares                                   --
Preferred stock dividends                                      (35)
Common stock dividends                                      (1,401)
Cash payments received on
   notes receivable from ESOP                                    2
Increase in Rabbi trust assets
   (classified as treasury stock)                              (18)
                                             -----         -------
Net change                                     267           1,539
                                             -----         -------
BALANCE DECEMBER 31, 1999                    $ 760         $23,871
                                             =====         =======
------------------------------------------------------------------

The accompanying notes are an integral part of these statements.

                            WELLS FARGO & COMPANY AND SUBSIDIARIES
                            CONSOLIDATED STATEMENT OF CASH FLOWS

-------------------------------------------------------------------------------------------------------------------
                                                                                             Year ended December 31,
                                                                              -------------------------------------
(in millions)                                                                    1999           1998           1997
-------------------------------------------------------------------------------------------------------------------
CASH FLOWS FROM OPERATING ACTIVITIES:
   Net income                                                                 $ 4,012       $  2,191       $  2,712
   Adjustments to reconcile net income to net cash
     provided by operating activities:
     Provision for loan losses                                                  1,104          1,617          1,203
     Depreciation and amortization                                              1,971          2,231          1,783
     Securities available for sale losses (gains)                                 228           (177)          (102)
     Gains on sales of mortgages held for sale                                   (117)          (182)           (95)
     Gains on sales of loans                                                      (68)           (94)           (47)
     Gains on disposition of operations                                          (107)          (100)           (15)
     Release of preferred shares to ESOP                                           86             32             34
     Net (increase) decrease in trading assets                                   (462)           468           (519)
     Deferred income tax expense (benefit)                                      1,611            (53)           230
     Net (increase) decrease in accrued interest receivable                      (113)           (11)            84
     Net (decrease) increase in accrued interest payable                          (36)            (2)            52
     Originations of mortgages held for sale                                  (94,988)      (124,959)       (61,592)
     Proceeds from sales of mortgages held for sale                           105,159        114,930         58,403
     Net increase in loans held for sale                                         (874)          (822)          (846)
     Other assets, net                                                         (2,452)            74          1,507
     Other accrued expenses and liabilities, net                                1,321            621           (119)
                                                                              -------       --------       --------
Net cash provided (used) by operating activities                               16,275         (4,236)         2,673
                                                                              -------       --------       --------
CASH FLOWS FROM INVESTING ACTIVITIES:
   Securities available for sale:
     Proceeds from sales                                                       15,150         11,449         10,182
     Proceeds from prepayments and maturities                                   8,757         12,419          8,104
     Purchases                                                                (29,917)       (27,192)       (15,506)
   Net cash paid for acquisitions                                                 (69)          (222)           (29)
   Net increase in banking subsidiaries' loans
     resulting from originations and collections                              (11,494)        (5,126)        (1,254)
   Proceeds from sales (including participations) of banking
      subsidiaries' loans                                                       3,986          2,832          1,225
   Purchases (including participations) of banking subsidiaries' loans         (1,246)          (135)          (314)
   Principal collected on nonbank subsidiaries' loans                           4,844          7,788          8,456
   Nonbank subsidiaries' loans originated                                      (9,002)        (8,962)        (8,748)
   Cash (paid for) proceeds from dispositions of operations                      (731)           484             16
   Proceeds from sales of foreclosed assets                                       234            279            278
   Net decrease (increase) in federal funds sold and securities
     purchased under resale agreements                                             25           (492)           460
   Net increase in mortgage servicing rights                                   (2,094)          (913)          (627)
   Other, net                                                                  (2,366)        (2,956)          (233)
                                                                              -------       --------       --------
Net cash (used) provided by investing activities                              (23,923)       (10,747)         2,010
                                                                              -------       --------       --------
CASH FLOWS FROM FINANCING ACTIVITIES:
   Net (decrease) increase in deposits                                         (4,868)         7,446         (6,192)
   Net increase in short-term borrowings                                       11,912          2,912          3,567
   Proceeds from issuance of long-term debt                                    13,325          9,642          4,606
   Repayment of long-term debt                                                 (8,981)        (5,748)        (5,622)
   Proceeds from issuance of guaranteed preferred beneficial
     interests in Company's subordinated debentures                                --             --            149
   Proceeds from issuance of common stock                                         528          1,115            251
   Redemption of preferred stock                                                 (191)            --           (325)
   Repurchases of common stock                                                 (2,141)        (1,258)        (2,263)
   Net decrease in notes receivable from ESOP                                       2              9              1
   Payment of cash dividends on preferred and common stock                     (1,436)        (1,113)        (1,046)
   Other, net                                                                     (36)         1,444         (1,213)
                                                                              -------       --------       --------
Net cash provided (used) by financing activities                                8,114         14,449         (8,087)
                                                                              -------       --------       --------
   NET CHANGE IN CASH AND DUE FROM BANKS                                          466           (534)        (3,404)
Cash and due from banks at beginning of year                                   13,652         14,186         17,590
                                                                              -------       --------       --------
CASH AND DUE FROM BANKS AT END OF YEAR                                        $14,118       $ 13,652       $ 14,186
                                                                              =======       ========       ========

Supplemental disclosures of cash flow information:
   Cash paid during the year for:
     Interest                                                                 $ 5,855       $  5,784       $  5,489
     Income taxes                                                             $ 1,022       $  1,350       $  1,294
   Noncash investing and financing activities:
     Transfers from loans to foreclosed assets                                $   220       $    223       $    162
-------------------------------------------------------------------------------------------------------------------

       The accompanying notes are an integral part of these statements.

1.

SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Wells Fargo & Company and Subsidiaries (the Company) is a diversified financial services company providing banking, mortgage and consumer finance through about 5,600 stores, the Internet and other distribution channels throughout North America, including all 50 states, and elsewhere internationally. Wells Fargo & Company (the Parent) is a bank holding company.

The accounting and reporting policies of the Company conform with generally accepted accounting principles (GAAP) and prevailing practices within the financial services industry. The preparation of financial statements in conformity with GAAP requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities at the date of the financial statements and income and expenses during the reporting period. Actual results could differ from those estimates. Certain amounts in the financial statements for prior years have been reclassified to conform with the current financial statement presentation.

On October 25, 2000, the merger involving the Company and First Security Corporation (FSCO Merger) was completed, with First Security Corporation (First Security) surviving as a wholly owned subsidiary of the Company. The FSCO Merger was accounted for under the pooling of interests method of accounting and, accordingly, the information included in the financial statements presents the combined results as if the FSCO Merger had been in effect for all periods presented.

On November 2, 1998, the merger involving Norwest Corporation and Wells Fargo & Company (WFC Merger) was completed. Norwest Corporation changed its name to "Wells Fargo & Company" and the former Wells Fargo & Company (the former Wells Fargo) became a wholly owned subsidiary of Norwest Corporation. Norwest Corporation as it was before the WFC Merger is referred to as the former Norwest. The WFC Merger was accounted for under the pooling of interests method of accounting and, accordingly, the information included in the financial statements presents the combined results as if the WFC Merger had been in effect for all periods presented.

Certain amounts in the financial statements for prior years have been reclassified to conform with the current financial statements presentation. The following is a description of the significant accounting policies of the Company.

                                  CONSOLIDATION

The consolidated financial statements of the Company include the accounts of the Parent, and its majority-owned subsidiaries, which are consolidated on a line-by-line basis. Significant intercompany accounts and transactions are eliminated in consolidation. Other subsidiaries and affiliates in which there is at least 20% ownership are generally accounted for by the equity method; those in which there is less than 20% ownership are generally carried at cost.

Investments that are accounted for by either the equity or cost method are included in other assets.

                                   SECURITIES

Securities are accounted for according to their purpose and holding period.

SECURITIES AVAILABLE FOR SALE Debt securities that may not be held until maturity and marketable equity securities are classified as securities available for sale and are reported at fair value, with unrealized gains and losses, after applicable taxes, reported as a component of cumulative other comprehensive income. The estimated fair value of a security is determined based on current quotations, where available. Where current quotations are not available, the estimated fair value is determined based primarily on the present value of future cash flows, adjusted for the quality rating of the securities, prepayment assumptions and other factors. Declines in the value of debt securities and marketable equity securities that are considered other than temporary are recorded in noninterest income as a loss on securities available for sale. Realized gains and losses are recorded in noninterest income using the identified certificate method. For certain debt securities (for example, Government National Mortgage Association securities), the Company anticipates prepayments of principal in the calculation of the effective yield.

TRADING SECURITIES Securities acquired for short-term appreciation or other trading purposes are recorded in a trading portfolio and are carried at fair value, with unrealized gains and losses recorded in noninterest income.

NONMARKETABLE EQUITY SECURITIES Nonmarketable equity securities include the venture capital equity securities that are not publicly traded and securities acquired for various purposes, such as troubled debt restructurings and as a regulatory requirement (for example, Federal Reserve Bank stock). These securities are generally accounted for at cost. The asset value is reduced when declines in value are considered to be other than temporary and the estimated loss is recorded in noninterest income as a loss from equity investments along with income recognized on these assets.

                             MORTGAGES HELD FOR SALE

Mortgages held for sale are stated at the lower of aggregate cost or market value. The determination of market value includes consideration of all open positions, outstanding commitments from investors, related fees paid and related hedging gains and losses. Gains and losses on sales of mortgages are recognized at settlement dates and are determined by the difference between sales proceeds and the carrying value of the mortgages. Gains and losses are recorded in noninterest income.

                               LOANS HELD FOR SALE

Loans held for sale include those student loans which are classified as held for sale because the Company does not intend to hold these loans until maturity or sales of the loans are pending. Such loans are carried at the lower of aggregate cost or market value. Gains and losses are recorded in noninterest income, based on the difference between sales proceeds and carrying value.

                                      LOANS

Loans are reported at the principal amount outstanding, net of unearned income. Unearned income, which includes deferred fees net of deferred direct incremental loan origination costs, is amortized to interest income generally over the contractual life of the loan using an interest method or the straight-line method if it is not materially different.

NONACCRUAL LOANS Generally, loans are placed on nonaccrual status upon becoming 90 days past due as to interest or principal (unless both well-secured and in the process of collection), when the full timely collection of interest or principal becomes uncertain or when a portion of the principal balance has been charged off. Real estate 1-4 family loans (both first liens and junior liens) are placed on nonaccrual status within 120 days of becoming past due as to interest or principal, regardless of security. Generally, consumer loans not secured by real estate are placed on nonaccrual status only when a portion of the principal has been charged off. Such loans are entirely charged off when deemed uncollectible or when they reach a predetermined number of days past due depending upon loan product, industry practice, country, terms and other factors.

When a loan is placed on nonaccrual status, the accrued and unpaid interest receivable is reversed and the loan is accounted for on the cash or cost recovery method thereafter, until qualifying for return to accrual status. Generally, a loan may be returned to accrual status when all delinquent interest and principal become current in accordance with the terms of the loan agreement or when the loan is both well-secured and in the process of collection and collectibility is no longer doubtful.

IMPAIRED LOANS Loans, other than those included in large groups of smaller-balance homogeneous loans, are considered impaired when, based on current information and events, it is probable that the Company will be unable to collect all amounts due according to the contractual terms of the loan agreement, including scheduled interest payments. For a loan that has been restructured, the contractual terms of the loan agreement refer to the contractual terms specified by the original loan agreement, not the contractual terms specified by the restructuring agreement.

This assessment for impairment occurs when and while such loans are on nonaccrual, or the loan has been restructured. When a loan with unique risk characteristics has been identified as being impaired, the amount of impairment will be measured by the Company using discounted cash flows, except when it is determined that the sole (remaining) source of repayment for the loan is the operation or liquidation of the underlying collateral. In such cases, the current fair value of the collateral, reduced by costs to sell, will be used in place of discounted cash flows. Additionally, some impaired loans with commitments of less than $1 million are aggregated for the purpose of measuring impairment using historical loss factors as a means of measurement.

If the measurement of the impaired loan is less than the recorded investment in the loan (including accrued interest, net deferred loan fees or costs and unamortized premium or discount), an impairment is recognized by creating or adjusting an existing allocation of the allowance for loan losses.

RESTRUCTURED LOANS In cases where a borrower experiences financial difficulties and the Company makes certain concessionary modifications to contractual terms, the loan is classified as a restructured (accruing) loan. Loans restructured at a rate equal to or greater than that of a new loan with comparable risk at the time the contract is modified may be excluded from the impairment assessment and may cease to be considered impaired loans in the calendar years subsequent to the restructuring if they are not impaired based on the modified terms.

Generally, a nonaccrual loan that is restructured remains on nonaccrual for a period of six months to demonstrate that the borrower can meet the restructured terms. However, performance prior to the restructuring, or significant events that coincide with the restructuring, are included in assessing whether the borrower can meet the new terms and may result in the loan being returned to accrual at the time of restructuring or after a shorter performance period. If the borrower's ability to meet the revised payment schedule is uncertain, the loan remains classified as a nonaccrual loan.

ALLOWANCE FOR LOAN LOSSES The allowance for loan losses is a valuation allowance for probable losses inherent in the portfolio as of the balance sheet date. The Company's determination of the level of the allowance for loan losses rests upon various judgments and assumptions, including general economic conditions, loan portfolio composition, prior loan loss experience, evaluation of credit risk related to certain individual borrowers and the Company's ongoing examination process and that of its regulators. The Company considers the allowance for loan losses adequate to cover losses inherent in loans, loan commitments and standby and other letters of credit.

                   TRANSFERS AND SERVICING OF FINANCIAL ASSETS

A transfer of financial assets is accounted for as a sale when control is surrendered over the assets transferred. Servicing rights and other retained interests in the assets sold are recorded by allocating the previous recorded investment between the asset sold and the interest retained based on their relative fair values, if practicable to determine, at the date of transfer.

The Company recognizes as assets the rights to service mortgage loans for others, whether the servicing rights are acquired through purchases or retained upon sales of loan originations. For purposes of evaluating and measuring impairment of mortgage servicing rights, the Company stratifies its portfolio on the basis of certain risk characteristics including loan type and note rate. Based upon current fair values and considering derivative financial instruments used as hedges, mortgage servicing rights are periodically assessed for impairment. Impairment is recognized during the period in which impairment occurs. Mortgage servicing rights are amortized over the period of estimated net servicing income and take into account appropriate prepayment assumptions.

                             PREMISES AND EQUIPMENT

Premises and equipment are stated at cost less accumulated depreciation and amortization. Capital leases are included in premises and equipment at the capitalized amount less accumulated amortization.

Depreciation and amortization are computed primarily using the straight-line method. Estimated useful lives range up to 40 years for buildings, 2 to 10 years for furniture and equipment, and up to the lease term for leasehold improvements. Capitalized leased assets are amortized on a straight-line basis over the lives of the respective leases, which generally range from 20 to 35 years.

                   GOODWILL AND IDENTIFIABLE INTANGIBLE ASSETS

Goodwill, representing the excess of purchase price over the fair value of net assets acquired, results from purchase acquisitions made by the Company. Substantially all of the Company's goodwill is being amortized using the straight-line method over 25 years. Core deposit intangibles are amortized on an accelerated basis based on an estimated useful life of 10 to 15 years. Certain identifiable intangible assets that are included in other assets are generally amortized using an accelerated method over an original life of 10 to 15 years.

The Company reviews its intangible assets periodically for other-than-temporary impairment. If such impairment is indicated, recoverability of the asset is assessed based on expected undiscounted net cash flows.

                                  INCOME TAXES

The Company files a consolidated federal income tax return. Federal income tax is generally allocated to individual subsidiaries as if each had filed a separate return. Combined state tax returns are filed in certain states. State taxes are also allocated to individual subsidiaries.

Deferred income tax assets and liabilities are determined using the liability (or balance sheet) method. Under this method, the net deferred tax asset or liability is determined based on the tax effects of the differences between the book and tax bases of the various balance sheet assets and liabilities and gives current recognition to changes in tax rates and laws. Foreign taxes paid are applied as credits to reduce federal income taxes payable.

                            EARNINGS PER COMMON SHARE

Earnings per common share are presented under two formats: earnings per common share and diluted earnings per common share. Earnings per common share are computed by dividing net income (after deducting dividends on preferred stock) by the average number of common shares outstanding during the year. Diluted earnings per common share are computed by dividing net income (after deducting dividends on preferred stock) by the average number of common shares outstanding during the year, plus the impact of those common stock equivalents (i.e., stock options, restricted share rights and convertible subordinated debentures) that are dilutive.

                        DERIVATIVE FINANCIAL INSTRUMENTS

INTEREST RATE DERIVATIVES The Company uses interest rate derivative financial instruments (futures contracts, forward contracts, swaps, caps, floors and options) primarily to hedge mismatches in the rate maturity of loans and their funding sources and the price risk of interest-rate sensitive assets. These instruments serve to reduce rather than increase the Company's exposure to movements in interest rates. At the inception of the hedge, the Company identifies an individual asset or liability, or an identifiable group of essentially similar assets or liabilities, that expose the Company to interest rate risk at the consolidated or enterprise level. Interest rate derivatives are accounted for by the deferral or accrual method only if they are designated as hedges and are expected to be and are effective in substantially reducing the risk arising from the asset or liability identified as exposing the Company to risk. Futures contracts must meet specific high correlation tests. For caps, floors and swaps that are used to hedge mismatches between interest-bearing assets and liabilities, their notional amount, interest rate index and life must closely match the related terms of the hedged asset or liability. Floors, swaps and options that hedge mortgage servicing rights must correlate based on certain duration and convexity parameters. For futures contracts, if the underlying financial instrument differs from the hedged asset or liability, there must be a clear economic relationship between the prices of the two financial instruments. If periodic assessment indicates that the derivatives no longer provide an effective hedge, hedge accounting is discontinued; previously unrecognized hedge results and the net settlement upon close-out or termination that offset changes in value of the hedged asset or liability are deferred and amortized over the life of the asset or liability with excess amounts recognized in noninterest income or noninterest expense.

Gains and losses on futures contracts, which result from the daily settlement of their open positions, and on forward contracts are deferred and classified on the balance sheet consistent with the hedge strategy. They are recognized in income along with and when the effects of the related changes of the hedged asset or liability are recognized. Amounts payable or receivable for swaps, caps and floors are accrued with the passage of time, the effect of which is included in income along with and when the effects of the related changes of the hedged asset or liability are recognized. Gains and losses on options are recognized as a component of the income reported on the hedged asset or liability. Fees associated with these financial contracts are included on the balance sheet at the time that the fee is paid and are classified consistent with the hedge strategy. These fees are fully recognized by the end of their contractual life.

If a hedged asset or liability settles before maturity of the hedging interest rate derivatives, the derivatives are closed out or settled, or are redesignated as hedges of other assets or liabilities. For those contracts that are closed out or settled, previously unrecognized hedge results and the net settlement upon close-out or termination are accounted for as part of the gains and losses on the hedged asset or liability. If interest rate derivatives used in an effective hedge are closed out or terminated before the hedged item settles, previously unrecognized hedge results and the net settlement upon close-out or termination are deferred and amortized over the life of the hedged asset or liability. Cash flows resulting from interest rate derivatives (including any related fees) that are accounted for as hedges of assets and liabilities are classified in the cash flow statement in the same category as the cash flows from the items being hedged and are reflected in that statement when the cash receipts or payments due under the terms of the instruments are collected, paid or settled.

Interest rate derivatives entered into as an accommodation to customers, interest rate derivatives used to offset the interest rate risk of those contracts and positions taken based on the Company's market expectations or to benefit from price differentials between financial instruments and markets are carried at fair value with unrealized gains and losses recorded in noninterest income. Losses are recognized currently on put options written when the fair value of the underlying security falls below the contractual price at which the security may be put to the Company plus the premium received. Premiums received on covered call options written are deferred until the option terminates. If the fair value of the underlying asset is greater than the contractual price at which the Company must sell the asset, the option should be exercised, at which time the premium will be recorded as an adjustment of the gain or loss recognized on the underlying asset. If the option expires, the premium is recognized in other noninterest income. The fair value of interest rate derivative financial instruments with an unrealized gain is included in trading assets (i.e., within other assets) while the fair value of instruments with an unrealized loss is included in other liabilities. Cash flows resulting from instruments carried at fair value are classified in the cash flow statement as operating cash flows and are reflected in that statement when the cash receipts or payments due under the terms of the instruments are collected, paid or settled.

Credit risk related to interest rate derivative financial instruments is considered and, if material, provided for separately from the allowance for loan losses.

FOREIGN EXCHANGE DERIVATIVES The Company enters into foreign exchange derivative financial instruments (forward and spot contracts and options) primarily as an accommodation to customers and offsets the related foreign exchange risk with other foreign exchange derivatives. Those contracts are carried at fair value, with unrealized gains and losses recorded in noninterest income. Cash flows resulting from foreign exchange derivatives are classified in the cash flow statement as operating cash flows and are reflected in that statement when the cash receipts or payments due under the terms of the foreign exchange derivatives are collected, paid or settled.

The Company also uses forward foreign exchange contracts to hedge uncertainties in funding costs related to specific liabilities denominated in foreign currencies. Gains and losses on those contracts are recognized in income and classified on the balance sheet consistent with the hedged item. Cash flows resulting from these foreign exchange derivatives (including any related fees) are classified in the cash flow statement in the same category as the cash flows from the item being hedged and are reflected in that statement when the cash receipts or payments due under the terms of the instruments are collected, paid or settled.

Credit risk related to all foreign exchange derivatives is considered and, if material, provided for separately from the allowance for loan losses.

FOREIGN CURRENCY TRANSLATION

The accounts of the Company's foreign consumer finance subsidiaries are measured using local currency as the functional currency. Assets and liabilities are translated into United States dollars at period-end exchange rates, and income and expense accounts are translated at average monthly exchange rates. Net exchange gains or losses resulting from such translation are excluded from net income and included as a component of cumulative other comprehensive income.

2.

BUSINESS COMBINATIONS

The Company regularly explores opportunities to acquire financial institutions and related businesses. Generally, management of the Company does not make a public announcement about an acquisition opportunity until a definitive agreement is signed.

Excluding the merger involving Norwest Corporation and Wells Fargo & Company in November, 1998, the table below includes transactions completed in the years ended December 31, 1999, 1998 and 1997:

------------------------------------------------------------------------------------------------------------------------
                                                                            Date        Assets                 Method of
(in millions)                                                                                                 accounting
------------------------------------------------------------------------------------------------------------------------
1999
Mid-Penn Consumer Discount Company, Philadelphia, Pennsylvania        January 21       $    11                  Purchase
Century Business Credit Corporation, New York, New York               February 1           342                  Purchase
Van Kasper & Company, San Francisco, California                      February 12            20                  Purchase
Metropolitan Bancshares, Inc., Aurora, Colorado                      February 23            64                  Purchase
Mercantile Financial Enterprises, Inc., Brownsville, Texas           February 26           779     Pooling of interests*
Riverton State Bank Holding Company, Riverton, Wyoming                  March 12            81                  Purchase
Comstock Bancorp, Reno, Nevada                                            June 1           208                  Purchase
Greater Midwest Leasing Company, Minneapolis, Minnesota                   June 3            24                  Purchase
XEON Financial Corporation, Stateline, Nevada                            June 14           122                  Purchase
Mustang Financial Corporation, Rio Vista, Texas                          June 25           254                  Purchase
Eastern Heights Bank, St. Paul, Minnesota                                 July 1           453                  Purchase
Goodson Insurance Agency, Denver, Colorado                              August 1            --                  Purchase
SB Insurance Company, Marshall, Minnesota                             October 15            --                  Purchase
Allied Leasing Company, Burnsville, Minnesota                         November 1            17                  Purchase
Eastdil Realty Company, L.L.C., New York, New York                   November 16             9                  Purchase
Texas Bancshares, Inc., San Antonio, Texas                           December 16           370                  Purchase
                                                                                       -------

                                                                                       $ 2,754
                                                                                       =======
1998
Finvercon S.A. Compania, Financiera, Argentina                         January 8       $    57                  Purchase
Fidelity Bancshares, Inc., Fort Worth, Texas                          January 13           111                  Purchase
Rio Grande Bancshares, Inc., Las Cruces, New Mexico                   February 2           417                  Purchase
Heritage Trust Company, Grand Junction, Colorado                     February 20             2                  Purchase
Founders Trust Company, Dallas, Texas                                    March 2             2                  Purchase
The T. Eaton Acceptance Company Limited and National Retail
   Credit Services Limited, Don Mills, Ontario, Canada                  April 21           370                  Purchase
WMC Mortgage Corporation, Woodland Hills, California                    April 30             5                  Purchase
First Bank, Katy, Texas                                                   May 22           310     Pooling of interests*
First Bank of Grants, Grants, New Mexico                                  May 28            45                  Purchase
Spring Mountain Escrow Corporation, Irvine, California                    May 29             1                  Purchase
California State Bank, West Covina, California                            May 30           864      Pooling of interest*
Emjay Corporation, Milwaukee, Wisconsin                                  June 15             6                  Purchase
Six affiliated bank holding companies and related entities,
   located in Minnesota, Wisconsin, New Mexico,
   Arizona and Colorado, including MidAmerica                          July 2,23         1,317     Pooling of interests*
First Bancshares of Valley City, Inc., Valley City, North Dakota         July 31            96                  Purchase
Peoples Insurance Agency, Inc., Valley City, North Dakota                July 31            --                  Purchase
Star Bancshares, Inc., Austin, Texas                                   August 31           582     Pooling of interests*
Freedom Trailer Leasing, Inc., Chesterfield, Missouri                  August 31             5                  Purchase
Little Mountain Bancshares, Inc., Monticello, Minnesota              September 8            82                  Purchase
First National Bank of Missouri City, Missouri City, Texas            October 30            91                  Purchase
Franklin Bancshares, Inc., Franklin, Texas                            December 1            72                  Purchase
Marine National Bank, Irvine, California                             December 21           259                  Purchase
                                                                                       -------

                                                                                       $ 4,694
                                                                                       =======

1997
Franklin Federal Bancorp., F.S.B., Austin, Texas                       January 1       $   621        Purchase of assets
Central Bancorporation, Inc., Fort Worth, Texas                       January 28         1,105     Pooling of interests*
Reliable Financial Services, Inc., San Juan, Puerto Rico             February 21            39     Pooling of interests*
Statewide Mortgage Company, Birmingham, Alabama                      February 26            28                  Purchase
The United Group, Inc., Charlotte, North Carolina                       March 21            41                  Purchase
Farmers National Bancorp, Inc., Geneseo, Illinois                       March 24           198                  Purchase
The First National Bankshares, Inc., Tucumcari, New Mexico               June 17            90                  Purchase
American Bancorp of Nevada, Las Vegas, Nevada                            June 30           304                  Purchase
Tennessee Credit Corporation, Nashville, Tennessee                       July 18            13                  Purchase
Western National Trust Company, National Association,
   Odessa, Texas                                                         July 31            --                  Purchase
Fidelity Acceptance Corporation, St. Louis, Missouri                   August 31         1,135                  Purchase
The Bank of the Southwest, National Association, Pagosa Springs,
   Colorado                                                          September 2            85                  Purchase
International Bancorporation, Inc., Golden Valley, Minnesota          October 21           483     Pooling of interests*
Subsidiaries of Cityside Holding L.L.C., Eden Prairie, Minnesota      October 30           104                  Purchase
J.L.J. Financial Services Corporation, Montvale, New Jersey           October 31            26                  Purchase
Myers Bancshares Inc., Dallas, Texas                                 November 14           135                  Purchase
Packers Management Company, Inc., Omaha, Nebraska                    November 25           162                  Purchase
First Valley Bank Group, Inc., Los Fresnos, Texas                     December 1           519     Pooling of interests*
                                                                                       -------

                                                                                       $ 5,088
                                                                                       =======
------------------------------------------------------------------------------------------------------------------------

* Pooling of interests transaction was not material to the Company's consolidated financial statements; accordingly, previously reported results were not restated.

In connection with the foregoing transactions, the Company paid cash in the aggregate amount of $541 million, $413 million and $490 million in 1999, 1998 and 1997, respectively, and issued aggregate common shares of 11.1 million,
18.1 million and 25.8 million in 1999, 1998 and 1997, respectively. At December 31, 1999, the Company had announced 7 pending transactions with total assets of approximately $6.9 billion and anticipated that 48 million common shares would be issued upon consummation of these transactions. These acquisitions were completed by mid-2000.

MERGER INVOLVING WELLS FARGO AND FIRST SECURITY

On October 25, 2000 the merger involving Wells Fargo & Company and First Security Corporation was completed. Under the terms of the FSCO Merger agreement, stockholders of First Security received 0.355 shares of common stock of the Company for each share of common stock owned. Each outstanding and unexercised option granted by First Security was converted into an option to purchase common stock of the Company based on the agreed-upon exchange ratio.

As a condition to the merger, the Company was required by regulatory agencies to divest 39 stores in Idaho, New Mexico, Nevada and Utah having aggregate deposits of approximately $1.5 billion. In the fourth quarter of 2000, the Company entered into agreements to sell these stores. These sales are expected to be completed in the first quarter of 2001.

Previously reported financial information for Wells Fargo and First Security is shown in the table below.

-------------------------------------------------------------------------------------------------------------------
                                                                                            Year ended December 31,
                                                                          -----------------------------------------

(in millions)                                                                   1999           1998            1997
-------------------------------------------------------------------------------------------------------------------
Revenue
      Wells Fargo                                                            $16,775        $15,417         $14,323
      First Security                                                           1,319          1,178             983

Net Income
      Wells Fargo                                                             $3,747         $1,950          $2,499
      First Security                                                             273            248             215
-------------------------------------------------------------------------------------------------------------------


The combined financial results of the Company include adjustments to conform the accounting policies of Wells Fargo and First Security. The December 31, 1996 balances of certain balance sheet accounts were adjusted to reflect the conforming accounting treatment. Other liabilities increased $4 million and retained earnings decreased $4 million to reflect the conforming post retirement transition obligation identified with the implementation of FAS 106, Employers' Accounting for Post Retirement Benefits Other than Pension Accounting Treatment. Premises and equipment at December 31, 1996 decreased by $15 million and retained earnings decreased by

$9 million to reflect the conforming of the capitalization policies. Equipment expense (pretax) increased $10 million, $9 million and $3 million in 1999, 1998 and 1997, respectively. Net income decreased $8 million, $7 million and $2 million in 1999, 1998 and 1997, respectively.

MERGER INVOLVING WELLS FARGO AND NORWEST

On November 2, 1998, the WFC Merger involving Wells Fargo & Company and Norwest Corporation was completed. Under the terms of the merger agreement, stockholders of the former Wells Fargo received 10 shares of common stock of the Company for each share of common stock owned. Each share of former Wells Fargo preferred stock was converted into one share of the Company's preferred stock. These shares rank on parity with the Company's preferred stock as to dividends and upon liquidation. Each outstanding and unexercised option granted by the former Wells Fargo was converted into an option to purchase common stock of the Company based on the agreed-upon exchange ratio.

As a condition to the WFC Merger, the Company was required by regulatory agencies to divest stores in Arizona and Nevada having aggregate deposits of approximately $1 billion. As a result of these sales, which were completed in 1999, $104 million of pretax gains were included in noninterest income as net gains on dispositions of operations.

In connection with the WFC Merger, the Company recorded approximately $600 million of restructuring charges in the fourth quarter of 1998. The restructuring plans are evaluated on a regular basis during the integration process. The charges included a severance-related reserve of $250 million associated with the elimination of about 5% of the Company's positions, most of which is planned to occur by year-end 2000. This reserve was determined based on the Company's existing severance plans for involuntary terminations. The charges also included approximately $250 million related to dispositions of owned and leased premises held for sale or remarketing, and $100 million of other costs associated with exiting activities due to the WFC Merger. The following table presents the 1999 activity in these restructuring reserves:

-------------------------------------------------------------------------------------------------------------------
                                                                 Severance-
                                                                    related
(in millions)                                                         costs     Premises        Other         Total
-------------------------------------------------------------------------------------------------------------------
Balance, December 31, 1998                                           $  250 (1)   $  250 (2)   $  100       $   600
Utilization                                                             (95)        (131)         (64)         (290)
Changes in estimates                                                     --          (31)          --           (31)
                                                                     ------       ------       ------       -------
Balance, December 31, 1999                                           $  155       $   88 (3)   $   36       $   279
                                                                     ======       ======       ======       =======
-------------------------------------------------------------------------------------------------------------------

(1) The 1998 charges recorded for severance-related costs were classified on the income statement as salaries.

(2) The 1998 charges recorded for premises were classified on the income statement as net losses on dispositions of premises and equipment.

(3) Includes $38 million of owned premises.

Total utilization included approximately $97 million of cash payments, $68 million of legal obligations as of December 31, 1999 and $125 million of write-downs. Approximately 1,730 employees had entered the severance process through December 31, 1999.

A majority of the changes in estimates resulted from a reassessment of the economics and space requirements at a leased Colorado office building complex. The reassessment indicated that the complex could be reconfigured to meet the Company's needs. The changes in estimates were recorded on the income statement as an adjustment to net (gains) losses on dispositions of premises and equipment. The suspension of depreciation on assets held for disposition reduced net occupancy and equipment expense by a total of $15 million in 1999.

3.

CASH, LOAN AND DIVIDEND RESTRICTIONS

Federal Reserve Board (FRB) regulations require reserve balances on deposits to be maintained by each of the banking subsidiaries with the Federal Reserve Banks. The average required reserve balance was $2.1 billion and $2.3 billion in 1999 and 1998, respectively.

Federal law prevents the Company and its nonbank subsidiaries from borrowing from its subsidiary banks unless the loans are secured by specified collateral. Such secured loans by any subsidiary bank are generally limited to 10% of the subsidiary bank's capital and surplus (as defined, which for this purpose represents Tier 1 and Tier 2 capital, as calculated under the risk-based capital guidelines, plus the balance of the allowance for loan losses excluded from Tier 2 capital) and aggregate loans to the Company and its nonbank subsidiaries are limited to 20% of the subsidiary bank's capital and surplus. (For further discussion of risk-based capital, see Note 22 to Financial Statements.)

The payment of dividends to the Parent by subsidiary banks is subject to various federal and state regulatory limitations. Dividends payable by a national bank to the Parent without the express approval of the Office of the Comptroller of the Currency (OCC) are limited to that bank's retained net profits for the preceding two calendar years plus retained net profits up to the date of any dividend declaration in the current calendar year. Retained net profits are defined by the OCC as net income, less dividends declared during the period, both of which are based on regulatory accounting principles. The Company also has state-chartered subsidiary banks that are subject to state regulations that limit dividends. Under these provisions and except for Wells Fargo Bank, N.A. (WFB, N.A.), the Company's national and state-chartered subsidiary banks could have declared dividends of $1,571 million and $1,119 million in 1999 and 1998, respectively, without obtaining prior regulatory approval. With the express approval of the OCC, WFB, N.A. declared dividends in 1999 and 1998 of $500 million in excess of its net income of $1,876 million for those years. (The total dividends declared by WFB, N.A. in 1999, 1998 and 1997 were $900 million, $1,476 million and $2,019 million, respectively.) Therefore, before it can declare dividends in 2000 without the approval of the OCC, WFB, N.A. must have net income of $500 million plus an amount greater than the dividends declared in 2000. Since it is not expected to have net income of

$500 million plus an amount greater than the dividends expected to be declared in 2000, WFB, N.A. will again need to obtain the approval of the OCC before any dividends are declared in 2000. In addition, the Company's non-bank subsidiaries could have declared dividends of $1,231 million and $1,290 million at December 31, 1999 and 1998, respectively.

4.

SECURITIES AVAILABLE FOR SALE

The following table provides the cost and fair value for the major components of securities available for sale carried at fair value. There were no securities classified as held to maturity at the end of 1999 or 1998.

--------------------------------------------------------------------------------------------------------------------------------
                                                                                                                     December 31,
                                 -----------------------------------------------------------------------------------------------
                                                                          1999                                              1998
                                 ---------------------------------------------   -----------------------------------------------
                                            ESTIMATED    ESTIMATED                           Estimated     Estimated
                                           UNREALIZED   UNREALIZED   ESTIMATED              unrealized    unrealized   Estimated
                                                GROSS        GROSS        FAIR                   gross         gross        fair
(in millions)                       COST        GAINS       LOSSES       VALUE      Cost         gains        losses       value
--------------------------------------------------------------------------------------------------------------------------------
Securities of U.S. Treasury and
   federal agencies              $ 6,426        $  13        $ 348     $ 6,091   $ 3,902          $ 53           $19     $ 3,936
Securities of U.S. states and
   political subdivisions          2,352           50           35       2,367     2,036           123             5       2,154
Mortgage-backed securities:
   Federal agencies               26,239          110          477      25,872    23,301           322            30      23,593
   Private collateralized
     mortgage obligations (1)      3,747           12          106       3,653     4,181            30             9       4,202
                                 -------       ------       ------     -------   -------          ----           ---     -------
     Total mortgage-backed
       securities                 29,986          122          583      29,525    27,482           352            39      27,795
Other                              2,544            8          114       2,438     1,924            41            21       1,944
                                 -------       ------       ------     -------   -------          ----           ---     -------
        Total debt securities     41,308          193        1,080      40,421    35,344           569            84      35,829
Marketable equity securities       1,526        1,992           28       3,490       438           405            12         831
                                 -------       ------       ------     -------   -------          ----           ---     -------
          Total                  $42,834       $2,185       $1,108     $43,911   $35,782          $974           $96     $36,660
                                 =======       ======       ======     =======   =======          ====           ===     =======
--------------------------------------------------------------------------------------------------------------------------------

 (1) Substantially all private collateralized mortgage obligations are AAA-rated bonds collateralized by 1-4 family residential first mortgages.

At December 31, 1999, the Company held no securities of any single issuer (excluding the U.S. Treasury and federal agencies) with a book value that exceeded 10% of stockholders' equity.

Securities pledged primarily to secure trust and public deposits and for other purposes as required or permitted by law were $19.0 billion and $14.2 billion at December 31, 1999 and 1998, respectively.

The table below provides the components of the realized net (loss) gain on securities from the securities available for sale portfolio. (Realized gains on marketable equity securities from venture capital investments are reported as net venture capital gains.)

---------------------------------------------------------------------------------
                                                           Year ended December 31,
                                 ------------------------------------------------
(in millions)                              1999               1998           1997
---------------------------------------------------------------------------------
Realized gross gains                      $  91              $217            $174
Realized gross losses                      (319)              (40)            (72)
                                          -----              ----            ----
Realized net (loss) gain                  $(228)             $177            $102
                                          =====              ====            ====
------------------------------------------------------------------------------------

The table below provides the remaining contractual principal maturities and yields (taxable-equivalent basis) of debt securities available for sale. The remaining contractual principal maturities for mortgage-backed securities were allocated assuming no prepayments. Expected remaining maturities will differ from contractual maturities because borrowers may have the right to prepay obligations with or without penalties.

------------------------------------------------------------------------------------------------------------------------------------
                                                                                                                 December 31, 1999
                                    ------------------------------------------------------------------------------------------------
                                                                                          Remaining contractual principal maturity
                                                        ----------------------------------------------------------------------------
                                                                              After one year    After five years
                                             Weighted   Within one year   through five years   through ten years   After ten years
                                     Total    average   ---------------   ------------------   -----------------  ------------------
(in millions)                       amount      yield   Amount    Yield   Amount       Yield   Amount      Yield   Amount    Yield
------------------------------------------------------------------------------------------------------------------------------------
Securities of U.S. Treasury
   and federal agencies             $6,091       5.75%  $  639     6.38%  $1,558        6.34%  $3,069       5.33%  $   825    5.73%
Securities of U.S. states and
   political subdivisions            2,367       7.87      159     6.86      441        7.23      275       6.64     1,492    8.40
Mortgage-backed securities:
   Federal agencies                 25,872       7.03      650     6.55    5,162        6.68    2,453       7.18    17,607    7.13
   Private collateralized
     mortgage obligations            3,653       6.52       76     6.32      317        6.40    1,295       6.51     1,965    6.55
                                    ------              ------            ------               ------              -------
       Total mortgage-backed
          securities                29,525       6.97      726     6.53    5,479        6.67    3,748       6.95    19,572    7.07
Other                                2,438       5.51       81     5.04      541        4.00      992       5.75       824    6.26
                                    ------              ------            ------               ------              -------
ESTIMATED FAIR VALUE
   OF DEBT SECURITIES (1)          $40,421       6.75%  $1,605     6.43%  $8,019        6.45%  $8,084       6.18%  $22,713    7.08%
                                   =======       ====   ======    =====   ======        ====   ======       ====   =======    ====
TOTAL COST OF DEBT SECURITIES      $41,308              $1,650            $8,303             $  8,384              $22,971
                                   =======              ======            ======             ========              =======
------------------------------------------------------------------------------------------------------------------------------------

(1) The weighted average yield is computed using the amortized cost of debt securities available for sale.

5.

LOANS AND ALLOWANCE FOR LOAN LOSSES

A summary of the major categories of loans outstanding is shown in the following table.

----------------------------------------------------------------------------------------------------------
                                                                                               December 31,
                                                                       -----------------------------------
                                                                              1999                    1998
(in millions)                                                          OUTSTANDING             Outstanding
----------------------------------------------------------------------------------------------------------
Commercial                                                                $ 41,671                $ 38,218
Real estate 1-4 family first mortgage                                       13,506                  12,613
Other real estate mortgage                                                  20,899                  18,033
Real estate construction                                                     6,067                   4,529
Consumer:
     Real estate 1-4 family junior lien mortgage                            12,949                  11,135
     Credit card                                                             5,805                   6,119
     Other revolving credit and monthly payment                             20,617                  19,441
                                                                        ----------               ---------
        Total consumer                                                      39,371                  36,695
Lease financing                                                              9,890                   8,046
Foreign                                                                      1,600                   1,528
                                                                        ----------               ---------
        Total loans (1)                                                   $133,004                $119,662
                                                                        ==========               =========
----------------------------------------------------------------------------------------------------------

(1) Outstanding loan balances at December 31, 1999 and 1998 are net of unearned income, including net deferred loan fees, of $3,378 million and $3,095 million, respectively.

Total commitments to extend credit were $82,310 million and $80,820 million at December 31, 1999 and 1998, respectively. At December 31, 1999 and 1998, the commercial loan category and related unfunded commitments did not have an industry concentration that exceeded 10% of total loans and unfunded commitments.

In the course of evaluating the credit risk presented by a customer and the pricing that will adequately compensate the Company for assuming that risk, management may require a certain amount of collateral support. The type of collateral held varies, but may include accounts receivable, inventory, land, buildings, equipment, income-producing commercial properties and residential real estate. The Company has the same collateral policy for loans whether they are funded immediately or on a delayed basis (commitment).

A commitment to extend credit is a legally binding agreement to lend funds to a customer usually at a stated interest rate and for a specified purpose. Such commitments have fixed expiration dates and generally require a fee. The extension of a commitment gives rise to credit risk. The actual liquidity needs or the credit risk that the Company will experience will be lower than the contractual amount of commitments to extend credit shown in the table above because a significant portion of those commitments are expected to expire without being drawn upon. Certain commitments are subject to loan agreements containing covenants regarding the financial performance of the customer that must be met before the Company is required to fund the commitment. The Company uses the same credit policies in making commitments to extend credit as it does in making loans.

In addition, the Company manages the potential credit risk in commitments to extend credit by limiting the total amount of arrangements, both by individual customer and in the aggregate; by monitoring the size and maturity structure of these portfolios; and by applying the same credit standards maintained for all of its related credit activities. The credit risk associated with these commitments is considered in management's determination of the allowance for loan losses.

Standby letters of credit totaled $4,759 million and $3,661 million at December 31, 1999 and 1998, respectively. Standby letters of credit are issued on behalf of customers in connection with contracts between the customers and third parties. Under standby letters of credit, the Company assures that the third parties will receive specified funds if customers fail to meet their contractual obligations. The liquidity risk to the Company arises from its obligation to make payment in the event of a customer's contractual default. The credit risk involved in issuing standby letters of credit and the Company's management of that credit risk is considered in management's determination of the allowance for loan losses. Standby letters of credit are net of participations sold to other institutions of $1,628 million in 1999 and $1,141 million in 1998.

Included in standby letters of credit are those that back financial instruments (financial guarantees). The Company had issued or purchased participations in financial guarantees of approximately $2,607 million and $2,188 million at December 31, 1999 and 1998, respectively. The Company also had commitments for commercial and similar letters of credit of $766 million and $704 million at December 31, 1999 and 1998, respectively. Substantially all fees received from the issuance of financial guarantees are deferred and amortized on a straight-line basis over the term of the guarantee.

The Company has an established process to determine the adequacy of the allowance for loan losses which assesses the risk and losses inherent in its portfolio. This process provides an allowance consisting of two components, allocated and unallocated. To arrive at the allocated component of the allowance, the Company combines estimates of the allowances needed for loans analyzed individually (including impaired loans subject to Statement of Financial Accounting Standards No. 114 (FAS 114), ACCOUNTING BY CREDITORS FOR IMPAIRMENT OF A LOAN) and loans analyzed on a pool basis.

The determination of allocated reserves for portfolios of larger commercial and commercial real estate loans involves a review of individual higher-risk transactions, focusing on the accuracy of loan grading, assessments of specific loss content, and, in some cases, strategies for resolving problem credits. These considerations supplement the application of loss factors delineated by individual loan grade to the existing distribution of risk exposures, thus framing an assessment of inherent losses across the entire wholesale lending portfolio segment which is responsive to shifts in portfolio risk content. The loss factors used for this analysis have been derived from migration models which track actual portfolio movements from problem asset loan grades to loss over a 5 to 10 year period. In the case of pass loan grades, the loss factors are derived from analogous loss experience in public debt markets, calibrated to the long-term average loss experience of the Company's portfolios. The loan loss reserve allocations arrived at through this factor methodology are adjusted by management's judgment concerning the effect of recent economic events on portfolio performance.

In the case of more homogeneous portfolios, such as consumer loans and leases, residential mortgage loans, and some segments of small business lending, the determination of allocated reserves is conducted at a more aggregate, or pooled, level. For portfolios of this nature, the risk assessment process emphasizes the development of rigorous forecasting models, which focus on recent delinquency and loss trends in different portfolio segments to project relevant risk metrics over an intermediate-term horizon. Such analyses are updated frequently to capture the most recent behavioral characteristics of the subject portfolios, as well as any changes in management's loss mitigation or customer solicitation strategies, in order to reduce the differences between estimated and observed losses. A reserve which approximates one year of projected net losses is provided as the baseline allocation for most homogeneous portfolios, to which management will add certain adjustments to ensure that a prudent amount of conservatism is present in the specific assumptions underlying that forecast.

While coverage of one year's losses is often adequate (particularly for homogeneous pools of loans and leases), the time period covered by the allowance may vary by portfolio, based on the Company's best estimate of the inherent losses in the entire portfolio as of the evaluation date. To mitigate the imprecision inherent in most estimates of expected credit losses, the allocated component of the allowance is supplemented by an unallocated component. The unallocated component includes management's judgmental determination of the amounts necessary for concentrations, economic uncertainties and other subjective factors; correspondingly, the relationship of the unallocated component to the total allowance for loan losses may fluctuate from period to period. At December 31, 1999, the unallocated portion amounted to 43% of the total allowance, compared with 36% at December 31, 1998. Although management has allocated a portion of the allowance to specific loan categories, the adequacy of the allowance must be considered in its entirety.

The Company's determination of the level of the allowance and, correspondingly, the provision for loan losses rests upon various judgments and assumptions, including general economic conditions, loan portfolio composition, prior loan loss experience and the Company's ongoing examination process and that of its regulators. The Company has an internal risk analysis and review staff that continuously reviews loan quality and reports the results of its examinations to executive management and the Board of Directors. Such reviews also assist management in establishing the level of the allowance. Like all national banks, subsidiary national banks continue to be subject to examination by their primary regulator, the Office of the Comptroller of the Currency (OCC), and some have OCC examiners in residence. These examinations occur throughout the year and target various activities of the subsidiary national banks, including specific segments of the loan portfolio (for example, commercial real estate and shared national credits). In addition to the subsidiary national banks being examined by the OCC, the Parent and its nonbank subsidiaries are examined by the FRB.

The Company considers the allowance for loan losses of $3,344 million adequate to cover losses inherent in loans, loan commitments and standby and other letters of credit at December 31, 1999.

Changes in the allowance for loan losses were as follows:

-------------------------------------------------------------------------------------------------------------------
                                                                                             Year ended December 31,
                                                                          -----------------------------------------
(in millions)                                                               1999             1998              1997
-------------------------------------------------------------------------------------------------------------------
BALANCE, BEGINNING OF YEAR                                              $  3,307         $  3,220           $ 3,202

Allowances related to business combinations, net                              48              148               172

Provision for loan losses                                                  1,104            1,617             1,203

Loan charge-offs:
  Commercial                                                                (395)            (271)             (369)
  Real estate 1-4 family first mortgage                                      (14)             (29)              (28)
  Other real estate mortgage                                                 (28)             (54)              (27)
  Real estate construction                                                    (2)              (3)               (5)
  Consumer:
    Real estate 1-4 family junior lien mortgage                              (33)             (31)              (37)
    Credit card                                                             (403)            (549)             (593)
    Other revolving credit and monthly payment                              (585)          (1,069)             (672)
                                                                        --------         --------         ---------
      Total consumer                                                      (1,021)          (1,649)           (1,302)
  Lease financing                                                            (38)             (49)              (49)
  Foreign                                                                    (90)             (84)              (37)
                                                                        --------         --------         ---------
        Total loan charge-offs                                            (1,588)          (2,139)           (1,817)
                                                                        --------         --------         ---------
Loan recoveries:
  Commercial                                                                  90               87               110
  Real estate 1-4 family first mortgage                                        6               12                10
  Other real estate mortgage                                                  38               79                63
  Real estate construction                                                     5                4                12
  Consumer:
    Real estate 1-4 family junior lien mortgage                               15                7                10
    Credit card                                                               49               59                64
    Other revolving credit and monthly payment                               243              187               166
                                                                        --------         --------         ---------
      Total consumer                                                         307              253               240
  Lease financing                                                             12               12                15
  Foreign                                                                     15               14                10
                                                                        --------         --------         ---------
        Total loan recoveries                                                473              461               460
                                                                        --------         --------         ---------
         Total net loan charge-offs                                       (1,115)          (1,678)           (1,357)
                                                                        --------         --------         ---------
BALANCE, END OF YEAR                                                    $  3,344         $  3,307           $ 3,220
                                                                        ========         =========        =========
Total net loan charge-offs as a percentage of
  average total loans                                                        .90%            1.44%             1.19%
                                                                        ========         =========        =========

Allowance as a percentage of total loans                                    2.51%            2.76%             2.77%
                                                                        ========         =========        =========
-------------------------------------------------------------------------------------------------------------------

In accordance with FAS 114, the table below shows the recorded investment in impaired loans by methodology used to measure impairment at December 31, 1999 and 1998:

----------------------------------------------------------------------------------------
                                                                             December 31,
                                                           -----------------------------
(in millions)                                                 1999                  1998
----------------------------------------------------------------------------------------
Impairment measurement based on:
   Collateral value method                                 $   188                $  231
   Discounted cash flow method                                  74                    70
   Historical loss factors                                     114                    89
                                                           -------                ------
      Total (1)                                            $   376                $  390
                                                           =======                ======
----------------------------------------------------------------------------------------


(1) Includes $210 million and $157 million of impaired loans with a related FAS 114 allowance of $48 million and $39 million at December 31, 1999 and 1998, respectively.

The average recorded investment in impaired loans during 1999, 1998 and 1997 was $376 million, $456 million and $519 million, respectively. Total interest income recognized on impaired loans during 1999, 1998 and 1997 was $7 million, $13 million and $15 million, respectively, which was primarily recorded using the cash method.

The Company uses either the cash or cost recovery method to record cash receipts on impaired loans that are on nonaccrual. Under the cash method, contractual interest is credited to interest income when received. This method is used when the ultimate collectibility of the total principal is not in doubt. Under the cost recovery method, all payments received are applied to principal. This method is used when the ultimate collectibility of the total principal is in doubt. Loans on the cost recovery method may be changed to the cash method when the application of the cash payments has reduced the principal balance to a level where collection of the remaining recorded investment is no longer in doubt.

6.

PREMISES, EQUIPMENT, LEASE COMMITMENTS, INTEREST RECEIVABLE AND OTHER ASSETS

The following table presents comparative data for premises and equipment:

-----------------------------------------------------------------------------------------
                                                                              December 31,
                                                             ----------------------------
(in millions)                                                    1999                1998
-----------------------------------------------------------------------------------------
Land                                                           $  409              $  406
Buildings                                                       2,549               2,437
Furniture and equipment                                         2,670               2,828
Leasehold improvements                                            745                 753
Premises leased under capital leases                               76                  80
                                                             --------           ---------
  Total                                                         6,449               6,504
Less accumulated depreciation and amortization                  3,077               3,025
                                                             --------           ---------
     Net book value                                            $3,372              $3,479
                                                             ========           =========
-----------------------------------------------------------------------------------------

Depreciation and amortization expense was $499 million, $510 million and $478 million in 1999, 1998 and 1997, respectively.

The Company is obligated under a number of noncancelable operating leases for premises (including vacant premises) and equipment with terms, including renewal options, up to 100 years, many of which provide for periodic adjustment of rentals based on changes in various economic indicators. The following table shows future minimum payments under noncancelable operating leases and capital leases, net of sublease rentals, with terms in excess of one year as of December 31, 1999:

---------------------------------------------------------------------------
(in millions)                          Operating leases      Capital leases
---------------------------------------------------------------------------
Year ended December 31,
2000                                               $436               $   6
2001                                                362                   5
2002                                                290                   4
2003                                                210                   3
2004                                                168                   2
Thereafter                                          861                  17
                                               --------               -----
Total minimum lease payments                     $2,327                  37
                                               ========
Executory costs                                                          (2)
Amounts representing interest                                            (5)
                                                                      -----
Present value of net minimum lease payments                           $  30
                                                                      =====
---------------------------------------------------------------------------

Rental expense, net of rental income, for all operating leases was $418 million, $504 million and $466 million in 1999, 1998 and 1997, respectively.

The components of interest receivable and other assets at December 31, 1999 and 1998 were as follows:

-------------------------------------------------------------------------------------------------------------------
                                                                                                        December 31,
                                                                               ------------------------------------
(in millions)                                                                        1999                      1998
-------------------------------------------------------------------------------------------------------------------
Nonmarketable equity investments                                               $    3,525                $    2,539
Trading assets                                                                      2,690                     1,089
Government National Mortgage Association
   (GNMA) pool buy outs                                                             1,516                     1,624
Interest receivable                                                                 1,286                     1,175
Certain identifiable intangible assets                                                264                       240
Interest-earning deposits                                                             199                       113
Foreclosed assets                                                                     161                       152
Due from customers on acceptances                                                     103                       128
Other                                                                               6,808                     5,110
                                                                               ----------                ----------
     Total interest receivable and other assets                                $   16,552                $   12,170
                                                                               ==========                ==========
-------------------------------------------------------------------------------------------------------------------

Noninterest income from nonmarketable equity investments accounted for using the cost method was $138 million, $151 million and $157 million in 1999, 1998 and 1997, respectively.

GNMA pool buy outs are advances made to GNMA mortgage pools that are guaranteed by the Federal Housing Administration or by the Department of Veterans Affairs (collectively, "the guarantors"). These advances are made to buy out government agency-guaranteed delinquent loans, pursuant to the Company's servicing agreements. The Company, on behalf of the guarantors, undertakes the collection and foreclosure process. After the foreclosure process is complete, the Company is reimbursed for substantially all costs incurred, including the advances, by the guarantors.

Trading assets consist predominantly of securities, including corporate debt and U.S. government agency obligations. A major portion of the increase at December 31, 1999, compared with December 31, 1998 was due to an increase in U.S. Treasury securities. Interest income from trading assets was $81 million, $108 million and $89 million in 1999, 1998 and 1997, respectively. Noninterest income from trading assets was $112 million, $207 million and $152 million in 1999, 1998 and 1997, respectively.

Amortization expense for certain identifiable intangible assets included in other assets was $68 million, $87 million and $76 million in 1999, 1998 and 1997, respectively.

7.

DEPOSITS

The aggregate amount of time certificates of deposit and other time deposits issued by domestic offices was $32,589 million and $35,977 million at December 31, 1999 and 1998, respectively. Substantially all of those deposits were interest bearing. The contractual maturities of those deposits are shown in the following table.

-------------------------------------------------
(in millions)                  December 31, 1999
2000                                     $25,686
2001                                       4,460
2002                                       1,289
2003                                         531
2004                                         385
Thereafter                                   238
                                       ---------
Total                                    $32,589
                                       =========
------------------------------------------------

Of the total above, the amount of time deposits with a denomination of $100,000 or more was $9,909 million and $9,518 million at December 31, 1999 and 1998, respectively. The contractual maturities of these deposits are shown in the following table.

--------------------------------------------------------------
(in millions)                                December 31, 1999
Three months or less                                    $4,232
After three months through six months                    2,312
After six months through twelve months                   2,199
After twelve months                                      1,166
                                                      --------
Total                                                   $9,909
                                                      ========
--------------------------------------------------------------

Time certificates of deposit and other time deposits issued by foreign offices with a denomination of $100,000 or more represent substantially all of the foreign deposit liabilities of $3,914 million and $1,005 million at December 31, 1999 and 1998, respectively.

Demand deposit overdrafts that have been reclassified as loan balances were $903 million and $680 million at December 31, 1999 and 1998, respectively.

8.

SHORT-TERM BORROWINGS

The table below shows selected information for short-term borrowings. These borrowings generally mature in less than 30 days.

-------------------------------------------------------------------------------------------------------------------
                                                                     1999                 1998                 1997
                                                        -----------------    -----------------    -----------------
(in millions)                                              Amount    Rate      Amount     Rate      Amount     Rate
-------------------------------------------------------------------------------------------------------------------
AS OF DECEMBER 31,
Commercial paper and other short-term borrowings        $  17,246    6.06%   $  9,579     5.26%   $  6,477     5.73%
Federal funds purchased and securities sold under
   agreements to repurchase                                14,481    4.73      10,091     4.41      10,177     5.52
                                                        ---------            --------             --------
     Total                                              $  31,727    5.45    $ 19,670     4.82    $ 16,654     5.61
                                                        =========            ========             ========
YEAR ENDED DECEMBER 31,
AVERAGE DAILY BALANCE
Commercial paper and other short-term borrowings        $  10,272    5.40%   $  7,706     5.60%   $  5,499     5.59%
Federal funds purchased and securities sold under
   agreements to repurchase                                12,287    4.69      10,221     5.17       8,539     5.22
                                                        ---------            --------             --------
     Total                                              $  22,559    5.00    $ 17,927     5.36    $ 14,038     5.36
                                                        =========            ========             ========
MAXIMUM MONTH-END BALANCE
Commercial paper and other short-term borrowings (1)    $  17,246      NA    $ 10,272       NA    $  6,477       NA
Federal funds purchased and securities sold under
   agreements to repurchase (2)                            15,147      NA      13,840       NA      11,698       NA
NA-Not applicable.
-------------------------------------------------------------------------------------------------------------------

(1) Highest month-end balance in each of the last three years appeared in December 1999, October 1998 and December 1997, respectively.

(2) Highest month-end balance in each of the last three years appeared in August 1999, April 1998 and June 1997, respectively.

At December 31, 1999, the Company had available lines of credit totaling $4.2 billion, of which $2.2 billion was obtained by a subsidiary, Wells Fargo Financial. Of the remaining $2.0 billion, 1.8 billion was in the form of a revolving credit facility. A portion of these financing arrangements require the maintenance of compensating balances or payment of fees, which are not material.

9.

LONG-TERM DEBT

The following is a summary of long-term debt (reflecting unamortized debt discounts and premiums, where applicable) owed by the Parent and its subsidiaries:

------------------------------------------------------------------------------------------------------------------
                                                   Maturity                 Interest
(in millions)                                      date                     rate(s)               1999        1998
------------------------------------------------------------------------------------------------------------------
WELLS FARGO & COMPANY (PARENT ONLY)

SENIOR

Global Notes (1)                                    2002 - 2004              6.5% - 6.625%     $  2,243     $    --
Global Notes                                        2001                     Various                747          --
Medium-Term Notes (1)                               2000 - 2006              5.225% - 8.15%       3,993       3,275
Medium-Term Notes                                   2000 - 2027              6.75% - 7.75%          820       1,125
Floating-Rate Medium-Term Notes                     2000                     Various              2,100         700
Floating-Rate Euro Medium-Term Notes                2001                     Various                300         300
Notes (1)                                           2004                     6.00%                    1           2
Notes (1)                                           2000                     6.00%                  200         202
ESOP Notes                                          1999                     8.52%                   --           4
                                                                                               --------     -------
   Total senior debt - Parent                                                                    10,404       5,608
                                                                                               --------     -------

SUBORDINATED

Notes                                               2003                     6.625%                 199         200
Debentures                                          2023                     6.65%                  198         200
Other notes (1)                                     2000 - 2003              6.58% - 6.75%            3           2
                                                                                               --------     -------
   Total subordinated debt - Parent                                                                 400         402
                                                                                               --------     -------
     Total long-term debt - Parent                                                               10,804       6,010
                                                                                               --------     -------

WFC HOLDINGS CORPORATION

SENIOR

Floating-Rate Medium-Term Notes                     1999                     Various                 --         150
Medium-Term Notes (1)(2)                            2001 - 2002              6.875% - 10.83%        221         228
Medium-Term Notes                                   2001 - 2002              9.04% - 10.9%           15          15
Notes payable by subsidiaries                                                                        51          51
Other notes and debentures                          2003                     8.5%                     4           4
Obligations of subsidiaries
  under capital leases (Note 6)                                                                      15          20
                                                                                               --------     -------
   Total senior debt - WFC Holdings                                                                 306         468
                                                                                               --------     -------

SUBORDINATED

Floating-Rate Notes (3)                             2000                     Various                118         118
Capital Notes (4)                                   1999                     8.625%                  --         183
Notes                                               2002                     8.75%                  195         195
Notes                                               2002                     8.375%                 138         138
Notes                                               2003                     6.875%                 150         150
Notes                                               2003                     6.125%                 249         249
Notes (1)(2)                                        2004                     9.125%                 133         136
Notes (1)(2)                                        2004                     9.0%                    --         127
Notes (1)                                           2006                     6.875%                 499         499
Notes (1)                                           2006                     7.125%                 299         299
Notes                                               2008                     6.25%                  199         199
Medium-Term Notes (1)                               2001                     9.9% - 11.25%          127         127
Medium-Term Notes                                   2002                     9.375%                  30          30
Medium-Term Notes (1)                               2013                     6.50% - 6.63%           50          50
                                                                                               --------     -------
   Total subordinated debt - WFC Holdings                                                         2,187       2,500
                                                                                               --------     -------
     Total long-term debt - WFC Holdings                                                       $  2,493     $ 2,968
                                                                                               --------     -------
-------------------------------------------------------------------------------------------------------------------

(Continued on following page)

(Continued from preceding page)

------------------------------------------------------------------------------------------------------------------
                                                   Maturity                 Interest
(in millions)                                      date                     rate(s)               1999        1998
------------------------------------------------------------------------------------------------------------------
WELLS FARGO FINANCIAL, INC. AND ITS
SUBSIDIARIES (WFFI)

SENIOR

Notes                                              2000 - 2009              5.125% - 8.65%     $ 4,511     $ 4,341
Floating-Rate Notes                                2000                     Various                550          --
Floating-Rate Medium-Term Notes                    2001                     Various                 21          --
Medium-Term Notes                                  2000 - 2008              4.9% - 6.54%           832         932
                                                                                               -------     -------
     Total long-term debt - WFFI                                                                 5,914       5,273
                                                                                               -------     -------

FIRST SECURITY CORPORATION AND ITS
SUBSIDIARIES (FSCO)

SENIOR

Medium-Term Notes                                  1999 - 2003              5.71% - 6.40%           24          29
Floating-Rate Notes                                1999                     Various                 --           7
Floating-Rate Notes (6)                            2005                     Various                200          --
Floating-Rate European Medium-Term Notes (8)       2002                     Various                300         300
Floating-Rate European Medium-Term Notes           2003                     Various                285         285
Notes                                              1999                     7.875%                  --          99
Notes                                              2003                     5.875%                 325         325
Notes                                              2006                     6.875%                 150         150
Other notes payables (7)                           2000-2019                4.80% - 6.84%        2,007       1,558
                                                                                               -------     -------
     Total senior debt                                                                           3,291       2,753
                                                                                               -------     -------

SUBORDINATED

Notes                                              2002                     7.50%                   75          75
Notes                                              2005                     7.00%                  125         125
                                                                                               -------     -------
   Total subordinated debt                                                                         200         200
                                                                                               -------     -------
     Total long-term debt - FSCO                                                                 3,491       2,953
                                                                                               -------     -------
OTHER CONSOLIDATED SUBSIDIARIES

SENIOR

Federal Home Loan Bank (FHLB) Notes and
Advances (5)                                       2000 - 2027              3.15% - 8.38%          345       2,768
Floating Rate FHLB Advances (5)                    2000 - 2011              6.391% - 6.47%       3,775       2,655
Notes                                              2000                     12.25%                   1           1
Other notes and debentures                         2000 - 2015              3.00% - 10.00%          28          18
Capital lease obligations (Note 6)                                                                  15          16
                                                                                               -------     -------
   Total long-term debt - other
   consolidated subsidiaries                                                                     4,164       5,458
                                                                                               -------     -------
     Total consolidated long-term debt                                                         $26,866     $22,662
                                                                                               =======     =======
------------------------------------------------------------------------------------------------------------------

(1) The Company entered into interest rate swap agreements for substantially all of these Notes, whereby the Company receives fixed-rate interest payments approximately equal to interest on the Notes and makes interest payments based on an average three-month or six-month LIBOR rate.

(2) The interest rate swap agreement for these Notes is callable by the counterparty prior to the maturity of the Notes.

(3) Notes are currently redeemable in whole or in part, at par, or at any time in the event withholding taxes are imposed by the United States.

(4)   Mandatory Equity Notes.

(5) The maturities of the FHLB advances are determined quarterly, based on the outstanding balance, the then current LIBOR rate, and the maximum life of the advance. Advances maturing within the next year are expected to be refinanced, extending the maturity of such borrowings beyond one year.

(6) The notes are callable on the interest payment dates at par on or after June 1, 2000.

(7) Other long-term debt of the banking subsidiaries as of December 31, 1999 consisted of $2,000 million of advances from the Federal Home Loan Bank which are collateralized primarily by mortgage loans, bear interest at rates generally ranging from 4.8% to 6.84%, and are payable principally through November 2019; and $7 million of miscellaneous notes payable at various rates and maturities. Federal Home Loan Bank advances of $1,055 million have contractual maturities in 2000. Additionally, $167 million is callable in 2000 at the option of the creditor.

(8) The Company entered into an interest rate swap agreement for these notes, whereby the Company receives interest payments based on an average three-month LIBOR rate and makes fixed-rate interest payments ranging from 5.625% to 5.65%.

At December 31, 1999, the principal payments, including sinking fund payments, on long-term debt are due as noted in the following table.

-----------------------------------------------------
(in millions)           Parent                Company
-----------------------------------------------------
2000                    $4,400                $10,043
2001                     1,550                  2,880
2002                     1,275                  3,164
2003                       390                  2,670
2004                     1,501                  2,792
Thereafter               1,688                  5,317
                       -------                -------
Total                  $10,804                $26,866
                       =======                =======
-----------------------------------------------------

The interest rates on floating-rate notes are determined periodically by formulas based on certain money market rates, subject, on certain notes, to minimum or maximum interest rates.

Certain of the agreements under which debt has been issued contain provisions that may limit the merger or sale of certain subsidiary banks and the issuance of capital stock or convertible securities by certain subsidiary banks. The Company was in compliance with the provisions of those borrowing agreements at December 31, 1999.

10.

GUARANTEED PREFERRED BENEFICIAL INTERESTS IN COMPANY'S SUBORDINATED DEBENTURES

The Company established special purpose trusts in 1996 and 1997 for the purpose of issuing trust preferred securities. The proceeds from such issuances, together with the proceeds of the related issuances of common securities of the trusts, were invested in junior subordinated deferrable interest debentures (debentures) of WFC Holdings and First Security. Concurrent with the issuance of the preferred securities by the trusts, WFC Holdings and First Security issued guarantees for the benefit of the security holders. These trust preferred securities provide the Company with a more cost-effective means of obtaining Tier 1 capital for regulatory purposes than if the Company itself were to issue additional preferred stock because the Company is allowed to deduct, for income tax purposes, distributions to the holders of the trust preferred securities. The sole assets of these special purpose trusts are the debentures. WFC Holdings owns all of the common securities of the five trusts bearing the Wells Fargo name. First Security owns all of the common securities of First Security Capital 1. Those common securities and debentures, along with the related income effects, are eliminated within the consolidated financial statements. The preferred securities issued by the trusts rank senior to the common securities. The obligations of WFC Holdings under the debentures, the indentures, the relevant trust agreements and the guarantees, in the aggregate, constitute a full and unconditional guarantee by WFC Holdings of the obligations of the trusts under the trust preferred securities and rank subordinate and junior in right of payment to all other liabilities of WFC Holdings. The Parent guaranteed the obligations of WFC Holdings at the time of the Norwest and Wells Fargo merger. The obligations of First Security under the debentures, the indentures, the relevant trust agreements and the guarantees, in the aggregate, constitute a full and unconditional guarantee by First Security of the obligations of the trusts under the trust preferred securities and rank subordinate and junior in right of payment to all other liabilities of First Security.

The trust preferred securities are subject to mandatory redemption at the stated maturity date of the debentures, upon repayment of the debentures, or earlier, pursuant to the terms of the Trust Agreement. The table on the next page summarizes the outstanding preferred securities issued by each special purpose trust and the debentures issued by WFC Holdings and First Security to each trust as of December 31, 1999:

---------------------------------------------------------------------------------------------------------------------------
      (in millions)                                                            Trust preferred securities
                                                                                           and debentures          Interest
                           Trust preferred securities     Principal      --------------------------------          payable/
                           --------------------------    balance of                Stated      Annualized      distribution
Trust name                 Issuance date       Amount    debentures              maturity     coupon rate         dates (1)
---------------------------------------------------------------------------------------------------------------------------
Wells Fargo Capital A      November 1996          $85          $ 94      December 1, 2026           8.13%     Semi-annual -
                                                                                                                 June 1 and
                                                                                                                 December 1
Wells Fargo Capital B      November 1996          153           159      December 1, 2026           7.95%     Semi-annual -
                                                                                                                 June 1 and
                                                                                                                 December 1
Wells Fargo Capital C      November 1996          186           194      December 1, 2026           7.73%     Semi-annual -
                                                                                                                 June 1 and
                                                                                                                 December 1
Wells Fargo Capital I      December 1996          212           224     December 15, 2026           7.96%     Semi-annual -
                                                                                                                June 15 and
                                                                                                                December 15
Wells Fargo Capital II      January 1997          149 (2)       155      January 30, 2027     LIBOR + .5%      Quarterly -
                                                                                                               January 30,
                                                                                                                 April 30,
                                                                                                               July 30 and
                                                                                                                October 30
First Security Capital I   December 1996          150           150     December 15, 2026           8.41%    Semi-annual -
                                                                                                               June 15 and
                                                                                                               December 15
                                                 ----
       Total                                     $935
                                                 ====
--------------------------------------------------------------------------------------------------------------------------

(1)      All distributions are cumulative.
(2)      Net of discount of $1 million.

On or after December 2006 for Wells Fargo Capital A, Wells Fargo Capital B, Wells Fargo Capital C and Wells Fargo Capital I and on or after January 2007 for Wells Fargo Capital II, each of the series of trust preferred securities may be redeemed and the corresponding debentures may be prepaid at the option of WFC Holdings, subject to FRB approval, at declining redemption prices. Prior to December 2006 for Wells Fargo Capital A, Wells Fargo Capital B, Wells Fargo Capital C and Wells Fargo Capital I and prior to January 2007 for Wells Fargo Capital II, the securities may be redeemed at the option of WFC Holdings on the occurrence of certain events that result in a negative tax impact, negative regulatory impact on the trust preferred securities of WFC Holdings or negative legal or regulatory impact on the appropriate special purpose trust which would define it as an investment company. In addition, WFC Holdings has the right to defer payment of interest on the debentures and, therefore, distributions on the trust preferred securities for up to five years.

On or after December 2006 for First Security Capital I, the securities may be redeemed and the corresponding debentures may be repaid at the option of First Security. Prior to December 2006 the securities may be redeemed at the option of First Security on the occurrence of certain events that result in a negative tax impact, negative regulatory impact on the trust preferred securities of First Security or negative legal or regulatory impact on the appropriate special purpose trust which would define it as an investment company. In addition, First Security has the right to defer payment of interest on the debentures and, therefore, distributions on the trust preferred securities for up to five years.

11.

PREFERRED STOCK

The Company is authorized to issue 20,000,000 shares of preferred stock and 4,000,000 shares of preference stock, both without par value. All preferred shares outstanding rank senior to common shares both as to dividends and liquidation preference but have no general voting rights. No preference shares have been issued under this authorization.

The following table is a summary of preferred stock:

---------------------------------------------------------------------------------------------------------------------------------
                                                 Shares issued   Carrying amount                               Dividends declared
                                               and outstanding      (in millions)                                    (in millions)
                                       -----------------------   ---------------           Adjustable     -----------------------
                                                   December 31,      December 31,       dividend rate      Year ended December 31,
                                       -----------------------   ---------------   --------------------   -----------------------
                                            1999          1998     1999     1998   Minimum    Maximum      1999     1998     1997
---------------------------------------------------------------------------------------------------------------------------------
Adjustable-Rate Cumulative, Series B
  (Liquidation preference $50)         1,500,000     1,500,000     $ 75     $ 75      5.5%       10.5%     $  4     $  4     $  4

8-7/8% Cumulative, Series D
  (Liquidation preference $500) (1)           --            --       --       --       --          --        --       --        3

9% Cumulative, Series G
  (Liquidation preference $200) (2)           --            --       --       --       --          --        --       --        5

6.59%/Adjustable-Rate Noncumulative
  Preferred Stock, Series H
  (Liquidation preference $50) (3)     4,000,000     4,000,000      200      200      7.0        13.0        13       13       13

Cumulative Tracking (4)
  (Liquidation preference $200)               --       980,000       --      196       --          --        18       18       18

1999 ESOP Cumulative Convertible
  (Liquidation preference $1,000)         22,263            --       22       --     10.30      11.30       --       --        --

1998 ESOP Cumulative Convertible
  (Liquidation preference $1,000)          8,386         8,740        8        9     10.75      11.75       --       --        --

1997 ESOP Cumulative Convertible
  (Liquidation preference $1,000)         10,839        19,698       11       20      9.50      10.50       --       --        --

1996 ESOP Cumulative Convertible
  (Liquidation preference $1,000)         12,011        22,068       12       22      8.50       9.50       --       --        --

1995 ESOP Cumulative Convertible
  (Liquidation preference $1,000)         11,990        20,130       12       20     10.0        10.0        --       --       --

ESOP Cumulative Convertible
  (Liquidation preference $1,000)          3,732         9,726        4       10      9.0         9.0        --       --       --

Unearned ESOP shares (5)                      --            --      (73)     (84)      --          --        --       --       --

$3.15 Cumulative Convertible
  Preferred Stock, Series A                9,000         9,000       --       --       --          --        --       --       --

Less:  Cumulative Tracking
  held by subsidiary
  (Liquidation preference $200) (4)           --        25,000       --        5       --          --        --       --       --
                                       ---------     ---------     ----     ----                            ---      ---      ---
  Total                                5,578,221     6,544,362     $271     $463                            $35      $35      $43
                                       =========     =========     ====     ====                            ===      ===      ===
---------------------------------------------------------------------------------------------------------------------------------

(1) In March 1997, the Company redeemed all $175 million (350,000 shares) of its Series D preferred stock.

(2) In May 1997, the Company redeemed all $150 million (750,000 shares) of its Series G preferred stock.

(3) Annualized dividend rate is 6.59% through October 1, 2001, after which the rate will become adjustable, subject to the minimum and maximum rates disclosed.

(4) In December 1999, the Company redeemed all $196 million (980,000 shares) of its Cumulative Tracking preferred stock.

(5) In accordance with the American Institute of Certified Public Accountants (AICPA) Statement of Position 93-6, EMPLOYERS' ACCOUNTING FOR EMPLOYEE STOCK OWNERSHIP PLANS, the Company recorded a corresponding charge to unearned ESOP shares in connection with the issuance of the ESOP Preferred Stock. The unearned ESOP shares are reduced as shares of the ESOP Preferred Stock are committed to be released. For information on dividends declared, see Note 12.

ADJUSTABLE-RATE CUMULATIVE PREFERRED STOCK, SERIES B These shares are redeemable at the option of the Company at $50 per share plus accrued and unpaid dividends. Dividends are cumulative and payable quarterly on the 15th of February, May, August and November. For each quarterly period, the dividend rate is 76% of the highest of the three-month Treasury bill discount rate, 10-year constant maturity Treasury security yield or 20-year constant maturity Treasury bond yield, but limited to a minimum of 5.5% and a maximum of 10.5% per year. The average dividend rate was 5.5% during 1999, 1998 and 1997.

6.59%/ADJUSTABLE-RATE NONCUMULATIVE PREFERRED STOCK, SERIES H These shares are redeemable at the option of the Company on or after October 1, 2001 at a price of $50 per share plus accrued and unpaid dividends. Dividends are noncumulative and payable on the first day of each calendar quarter at an annualized rate of 6.59% through October 1, 2001. The dividend rate after October 1, 2001 will be equal to .44% plus the highest of the Treasury bill discount rate, the 10-year constant maturity rate and the 30-year constant maturity rate, as determined in advance of such dividend period, limited to a minimum of 7% and a maximum of 13%.

ESOP CUMULATIVE CONVERTIBLE PREFERRED STOCK All shares of the Company's 1999, 1998, 1997, 1996 and 1995 ESOP Cumulative Convertible Preferred Stock and ESOP Cumulative Convertible Preferred Stock (collectively, ESOP Preferred Stock) were issued to a trustee acting on behalf of the Wells Fargo & Company 401(k) Plan (formerly known as the Savings Investment Plan). Dividends on the ESOP Preferred Stock are cumulative from the date of initial issuance and are payable quarterly at annual rates ranging from 8.50 percent to 11.75 percent, depending upon the year of issuance. Each share of ESOP Preferred Stock released from the unallocated reserve of the Plan is converted into shares of common stock of the Company based on the stated value of the ESOP Preferred Stock and the then current market price of the Company's common stock. The ESOP Preferred Stock is also convertible at the option of the holder at any time, unless previously redeemed. The ESOP Preferred Stock may be redeemed at any time, in whole or in part, at the option of the Company at a redemption price per share equal to the higher of (a) $1,000 per share plus accrued and unpaid dividends and (b) the fair market value, as defined in the Certificates of Designation of the ESOP Preferred Stock.

12.

COMMON STOCK AND STOCK PLANS

COMMON STOCK

The table below summarizes common stock reserved, issued and authorized as of December 31, 1999:

-------------------------------------------------------------------------------------
                                                                     Number of shares
-------------------------------------------------------------------------------------
Acquisition contingencies                                                     411,445
Convertible subordinated debentures and warrants (1)                       20,082,094
Dividend reinvestment and common stock purchased plans                      2,132,503
Director plans                                                              2,274,435
Employee stock plans                                                      228,786,472
                                                                        -------------
  Total shares reserved                                                   253,686,949
Shares issued                                                           1,736,259,632
Shares not reserved                                                     2,010,053,419
                                                                        -------------
  Total shares authorized                                               4,000,000,000
                                                                        =============
-------------------------------------------------------------------------------------

(1) Includes warrants issued by the Company to subsidiaries to purchase shares of the Company's common stock as follows: 8,928,172 shares at $42.50 per share in 1996 and 11,000,176 shares at $37.50 per share in 1995.

Each share of the Company's common stock includes one preferred share purchase right. These rights will become exercisable only if a person or group acquires or announces an offer to acquire 15 percent or more of the Company's common stock. When exercisable, each right will entitle the holder to buy one one-thousandth of a share of a new series of junior participating preferred stock at a price of $160 for each one one-thousandth of a preferred share. In addition, upon the occurrence of certain events, holders of the rights will be entitled to purchase either the Company's common stock or shares in an "acquiring entity" at one-half of the then current market value. The Company will generally be entitled to redeem the rights at one cent per right at any time before they become exercisable. The rights will expire on November 23, 2008, unless extended, previously redeemed or exercised. The Company has reserved 1.7 million shares of preferred stock for issuance upon exercise of the rights.

DIVIDEND REINVESTMENT AND COMMON STOCK PURCHASE PLANS

The Company's dividend reinvestment and common stock direct purchase plans permit participants to purchase at fair market value shares of the Company's common stock by reinvestment of dividends and/or optional cash payments, subject to the terms of the plan.

DIRECTOR PLANS

Under the Company's director plans, non-employee directors receive stock as part of their annual retainer. Another plan provides for annual grants of options to purchase common stock to each non-employee director elected or re-elected at the annual meeting of stockholders. Options granted become exercisable after six months and may be exercised until the tenth anniversary of the date of grant. Compensation expense for the options is measured as the quoted market price of the stock at the date of grant less the exercise price and is accrued over the vesting period.

EMPLOYEE STOCK PLANS

LONG-TERM INCENTIVE PLANS The Company's stock incentive plans provide for awards of incentive and nonqualified stock options, stock appreciation rights, restricted shares, restricted share rights, performance awards and stock awards without restrictions. Employee stock options can be granted with exercise prices at or above the fair market value (as defined in the plan) of the stock at the date of grant and with terms of up to ten years. The options generally become fully exercisable over three to four years from the date of grant. Except as otherwise permitted under the plan, upon termination of employment for reasons other than retirement, permanent disability or death, the option period is reduced or the options are canceled. Options also may include the right to acquire a "reload" stock option. If an option contains the reload feature and if a participant pays all or part of the exercise price of the option with shares of stock purchased in the market or held by the participant for at least six months, upon exercise of the option, the participant is granted a reload option to purchase, at the fair market value of the stock as of the date of the reload, the number of shares of stock equal to the sum of the number of shares used in payment of the exercise price and a number of shares with respect to taxes. No compensation expense was recorded for the options granted under the plans, as the exercise price was equal to the quoted market price of the stock at the date of grant. The total number of shares of common stock available for grant under the plans as of December 31, 1999 was 94,045,899.

Holders of restricted shares and restricted share rights are entitled at no cost to the related shares of common stock generally over three to five years after the restricted shares or restricted share rights were granted. Upon grant of the restricted shares or restricted share rights, holders generally are entitled to receive quarterly cash payments equal to the cash dividends that would be paid on common stock equal to the number of restricted shares or restricted share rights. Except in limited circumstances, restricted shares and restricted share rights are canceled upon termination of employment. In 1999, 1998 and 1997, 204,868, 371,560 and 280,020 restricted shares and restricted share rights were granted, respectively, with a weighted-average grant-date fair value of $43.24, $37.72 and $30.89, respectively. As of December 31, 1999, 1998 and 1997, there were 2,423,999, 3,086,500 and 2,084,540 restricted shares and restricted share rights outstanding, respectively. The compensation expense for the restricted shares and restricted share rights equals the quoted market price of the related stock at the date of grant and is accrued over the vesting period. The total compensation expense recognized for the restricted shares and restricted share rights was $21 million, $9 million and $11 million in 1999, 1998 and 1997, respectively.

In connection with various acquisitions and mergers since 1992, the Company converted employee and director stock options of acquired or merged companies into stock options to purchase the Company's common stock based on the original stock option plan and the agreed-upon exchange ratio.

BROAD-BASED PLANS In 1996, the Company adopted the Best Practices PARTNERSHARES(R) Plan, a broad-based employee stock option plan covering full-and part-time employees who were not participants in the long-term incentive plans described above. The total number of shares of common stock issuable under the plan as of December 31, 1999, was 62,000,000, including 23,410,400 shares available for grant. Options granted under the PARTNERSHARES Plan have an exercise date that generally is the earlier of five years after the date of grant or when the quoted market price of the stock reaches a predetermined price. Those options generally expire ten years after the date of grant. No compensation expense has been recorded for the oustanding options, as the exercise prices were equal to or higher than the quoted market price of the Company's common stock at the respective dates of grant.

The following table summarizes the Company's stock option activity and related information for the three years ended December 31, 1999:

-----------------------------------------------------------------------------------------------------------------------
                                         Director Plans        Long-Term Incentive Plans          Broad-Based Plans (5)
                               ------------------------     ---------------------------      --------------------------
                                              Weighted-                        Weighted-                      Weighted-
                                                average                          average                        average
                                               exercise                         exercise                       exercise
                                  Number          price          Number            price          Number          price
-----------------------------------------------------------------------------------------------------------------------
OPTIONS OUTSTANDING AS OF
DECEMBER 31, 1996                503,328         $13.82      52,670,146           $12.89      10,774,060         $17.42
                                --------                    -----------                      -----------
1997:
   Granted                       104,689 (1)      23.65      30,534,928 (2)(3)     30.49      23,678,530 (4)      30.11
   Canceled                                                  (1,388,884)           23.05      (3,935,110)         17.93
   Exercised                     (32,824)         10.97     (15,242,529)           10.36      (5,275,570)         17.57
                                --------                    -----------                      -----------
OPTIONS OUTSTANDING AS OF
DECEMBER 31, 1997                575,193          15.77      66,573,661            21.37      25,241,910          29.21
                                --------                    -----------                      -----------
1998:
   Granted                       104,030 (1)      40.76      10,174,089 (2)(3)     37.53      21,295,860 (4)      37.29
   Canceled                                                  (1,559,438)           27.66      (2,866,310)         31.22
   Exercised                    (116,633)         12.71     (11,057,166)           15.31      (1,865,480)         21.40
                                --------                    -----------                      -----------
OPTIONS OUTSTANDING AS OF
DECEMBER 31, 1998                562,590          21.02      64,131,146            24.78      41,805,980          33.60
                                --------                    -----------                      -----------
1999:
   GRANTED                        38,253 (1)      42.60      17,492,150 (2)(3)     39.59              --           --
   CANCELED                                                  (2,198,972)           28.30      (7,836,842)         34.76
   EXERCISED                     (75,745)         16.57     (12,817,198)           19.63      (1,454,838)         24.40
                                --------                    -----------                      -----------
OPTIONS OUTSTANDING AS OF
DECEMBER 31, 1999                525,098         $23.24      66,607,125           $29.53      32,514,300         $33.72
                                ========         ======     ===========           ======     ===========         ======
Outstanding options
exercisable as of:
   December 31, 1997             451,468         $13.73      36,025,605           $14.21       3,315,200         $16.90
   December 31, 1998             475,378          17.56      38,290,197            19.55       3,255,200          22.05
   DECEMBER 31, 1999             511,225          22.06      39,582,781            24.86       1,646,500          17.64
-----------------------------------------------------------------------------------------------------------------------

(1) The weighted-average per share fair value of options granted was $12.09, $14.38 and $10.31 for 1999, 1998 and 1997, respectively.

(2) The weighted-average per share fair value of options granted was $10.16, $8.18 and $5.27 for 1999, 1998 and 1997, respectively.

(3) Includes 2,285,910, 2,094,111 and 2,687,762 reload grants at December 31, 1999, 1998 and 1997, respectively.

(4) The weighted-average per share fair value of options granted was $5.42 and $4.92 for 1998 and 1997, respectively.

(5) Activity for broad-based plans in 1999, 1998 and 1997 includes the options related to the Employee Stock Purchase Plan, which was discontinued in 1999.

The following table is a summary of selected information for the Company's stock option plans described on the preceding page:

-------------------------------------------------------------------------------------------------------
                                                                                      December 31, 1999
                                                           --------------------------------------------
                                                                Weighted-
                                                                  average                     Weighted-
                                                                remaining                       average
                                                              contractual                      exercise
                                                           life (in yrs.)         Number          price
-------------------------------------------------------------------------------------------------------
RANGE OF EXERCISE PRICES
DIRECTOR PLANS
     $.10
         Options outstanding/exercisable                              2.9         19,910          $ .10
     $4.46-$7.83
         Options outstanding/exercisable                              1.8         50,000           6.94
     $7.84-$13.48
         Options outstanding/exercisable                              3.0         54,890          10.62
     $13.49-$16.00
         Options outstanding/exercisable                              5.2         89,210          15.07
     $16.01-$25.04
         Options outstanding/exercisable                              6.6         82,510          23.70
     $19.92-$42.23
         Options outstanding/exercisable                              5.4         41,091          19.92
     $25.05-$38.29
         Options outstanding/exercisable                              7.8        129,620          32.31
     $38.30-$51.00
         Options outstanding                                          9.3         38,253          42.60
         Options exercisable                                                      37,160          42.69
     $42.25-$67.58
         Options outstanding/exercisable                              7.4            799          44.59
     $67.61-$69.01
         Options outstanding                                          8.4         18,815          69.01
         Options exercisable                                                       6,035          69.01
LONG-TERM INCENTIVE PLANS
     $2.24-$3.36
         Options outstanding/exercisable                              1.5         73,330           2.49
     $3.37-$5.06
         Options outstanding/exercisable                              6.5        117,564           4.36
     $5.07-$7.60
         Options outstanding                                          2.1      2,124,574           7.30
         Options exercisable                                                   2,115,774           7.30
     $7.41-$14.06
         Options outstanding/exercisable                              1.6        333,649           8.90
     $7.61-$11.41
         Options outstanding/exercisable                              2.9      1,895,482          10.61
     $11.42-$17.13
         Options outstanding                                          4.1      7,959,825          13.90
         Options exercisable                                                   7,791,391          13.86
     $14.08-$22.51
         Options outstanding                                          3.5      1,282,566          19.24
         Options exercisable                                                   1,280,675          19.24
     $17.14-$25.71
         Options outstanding                                          5.1      3,532,869          20.36
         Options exercisable                                                   3,510,439          20.34
     $22.54-$36.59
         Options outstanding                                          6.2        347,132          33.44
         Options exercisable                                                     261,531          33.35
     $25.72-$38.58
         Options outstanding                                          8.0     43,369,877          33.42
         Options exercisable                                                  18,949,401          31.30
     $36.62-$53.49
         Options outstanding                                          7.0        481,138          40.85
         Options exercisable                                                     238,834          40.68
     $38.59-$57.89
         Options outstanding                                          7.5      3,997,116          42.66
         Options exercisable                                                   2,907,876          42.09
     $53.52-$71.30
         Options outstanding                                          8.7      1,092,003          63.80
         Options exercisable                                                     106,835          63.58
BROAD-BASED PLANS
     $16.56- $24.84
         Options outstanding/exercisable                              6.6      1,542,500          16.56
     $24.85-$37.81
         Options outstanding                                          8.3     30,971,800          34.58
         Options excercisable                                                    104,000          33.61
-------------------------------------------------------------------------------------------------------

In accordance with FAS 123, ACCOUNTING FOR STOCK-BASED COMPENSATION, the Company has elected to continue applying the provisions of Accounting Principles Board Opinion 25, ACCOUNTING FOR STOCK ISSUED TO EMPLOYEES, in accounting for the stock plans described above. Had compensation cost for those stock plans been determined based on the (optional) fair value method established by FAS 123, the Company's net income and earnings per common share would have been reduced to the pro forma amounts indicated below.

-------------------------------------------------------------------------------------------
                                                                     Year ended December 31,
                                                           --------------------------------
(in millions, except per common share amounts)                 1999        1998        1997
-------------------------------------------------------------------------------------------
Net income as reported                                      $ 4,012     $ 2,191     $ 2,712
      Pro forma (1)                                           3,909       2,104       2,659
Earnings per common share as reported                       $  2.32     $  1.28     $  1.57
      Pro forma (1)                                            2.26        1.23        1.54
Diluted earnings per common share as reported               $  2.29     $  1.26     $  1.55
      Pro forma (1)                                            2.23        1.21        1.52
-------------------------------------------------------------------------------------------

(1) The pro forma amounts noted above only reflect the effects of stock-based compensation grants made after 1994. Because stock options may be granted each year and generally vest over three years, these pro forma amounts may not reflect the full effect of applying the (optional) fair value method established by FAS 123 that would be expected if all outstanding stock option grants were accounted for under this method.

The fair value of each option grant is estimated based on the date of grant using an option-pricing model. The following weighted-average assumptions were used in 1999, 1998 and 1997: expected dividend yield ranging from 1.4% to 3.4%; expected volatility ranging from 20.0% to 42.0%; risk-free interest rates ranging from 5.3% to 7.8% and expected life ranging from 1 to 10 years.

EMPLOYEE STOCK OWNERSHIP PLAN The 401(k) Plan (formerly known as the Savings Investment Plan (SIP)), is a defined contribution employee stock ownership plan (ESOP) under which the 401(k) Plan may borrow money to purchase the Company's common or preferred stock. Beginning in 1994, the Company has loaned money to the 401(k) Plan which has been used to purchase shares of the Company's ESOP Preferred Stock. As ESOP Preferred Stock is released and converted into common shares, compensation expense is recorded equal to the current market price of the common shares. Dividends on the common shares allocated as a result of the release and conversion of the ESOP Preferred Stock are recorded as a reduction of retained earnings and the shares are considered outstanding for purposes of earnings per share computations. Dividends on the unallocated ESOP Preferred Stock are not recorded as a reduction of retained earnings, and the shares are not considered to be common stock equivalents for purposes of earnings per share computations. Loan principal and interest payments are made from the Company's contributions to the 401(k) Plan, along with dividends paid on the ESOP Preferred Stock. With each principal and interest payment, a portion of the ESOP Preferred Stock is released and, after conversion of the ESOP Preferred Stock into common shares, allocated to the 401(k) Plan participants.

In 1989, the Company loaned money to the 401(k) Plan which was used to purchase shares of the Company's common stock (the 1989 ESOP shares). The Company accounts for the 1989 ESOP shares in accordance with AICPA Statement of Position 76-3, ACCOUNTING PRACTICES FOR CERTAIN EMPLOYEE STOCK OWNERSHIP PLANS. Accordingly, the Company's ESOP loan to the 401(k) Plan related to the purchase of the 1989 ESOP shares was recorded as a reduction of stockholders' equity, and compensation expense based on the cost of the shares was recorded as shares were released and allocated to participants' accounts. The loan from the Company to the 401(k) Plan was repaid in 1999. Interest income on all of these loans was $.1 million in 1999 and $1 million in 1998 and 1997 and was recorded as a reduction in employee benefits expense. The 1989 ESOP shares are considered outstanding for purposes of earnings per share computations and dividends on the shares are recorded as a reduction to retained earnings.

The Company issued Series A and B ESOP Notes in the market place in connection with the purchase of common shares. Series B ESOP matured April 26, 1999 and Series A matured in 1996. Total interest expense on the Series B ESOP Notes was $.1 million in 1999 and $1 million in 1998 and 1997. Total dividends paid to the 401(k) Plan on ESOP shares were as follows:

-------------------------------------------------------------
                                       Year ended December 31,
                                      -----------------------
(in millions)                          1999     1998     1997
-------------------------------------------------------------
ESOP Preferred Stock:
      Common dividends                 $  7     $  6     $  4
      Preferred dividends                11        9        4
1989 ESOP shares:
      Common dividends                   11       11       11
                                       ----     ----     ----
             Total                     $ 29     $ 26     $ 19
                                       ====     ====     ====
-------------------------------------------------------------

The ESOP shares as of December 31, 1999, 1998 and 1997 were as follows:

----------------------------------------------------------------------------------
                                                                       December 31,
                                          ----------------------------------------
(in millions)                                   1999           1998           1997
----------------------------------------------------------------------------------
ESOP Preferred Stock:
    Allocated shares (common)             10,784,773      8,592,898      7,793,681
    Unreleased shares (preferred)             69,221         80,362         76,405
1989 ESOP shares:
    Allocated shares                      13,016,033     15,018,861     15,555,673
    Unreleased shares                         76,070        320,285      1,053,925
Fair value of unearned
    ESOP shares (in millions)                   $ 69           $ 80          $ 76
---------------------------------------------------------------------------------

13.

EMPLOYEE BENEFITS AND OTHER EXPENSES

EMPLOYEE BENEFITS

The Company provides two noncontributory defined benefit retirement plans, the Cash Balance Plan, which cover eligible employees of Wells Fargo, and the FSCO Retirement Plan, which covers the eligible employees of First Security. On July 1, 1999, the Norwest Corporation Pension Plan was converted to the Cash Balance Plan. At the same time, the First Interstate Bancorp Retirement Plan was merged into the Cash Balance Plan.

Under the Cash Balance Plan, eligible employees' Cash Balance Plan accounts receive a compensation credit based on a certain percentage of their certified compensation. The compensation credit percentage is based on age and years of service. In addition, participants receive investment credits on their accumulated balances. Employees become vested in their Cash Balance Plan accounts after completion of five years of vesting service. Pension benefits accrued prior to the conversion to the Cash Balance Plan are guaranteed. In addition, certain employees are eligible for a special transition benefit.

Under the FSCO Retirement Plan, benefits are based on years of service and the average of the employee's highest three consecutive years of base salary with 100% vesting at 5 years of service. The Company's policy is to fund the actuarially computed retirement cost accrued. Contributions are intended to provide not only for benefits attributed to service to date but also for those expected to be earned in the future.

Effective July 1, 1999, the SIP was renamed the Wells Fargo & Company 401(k) Plan (the 401(k) Plan) and the former Wells Fargo Tax Advantage and Retirement Plan merged into the 401(k) Plan. Under the 401(k) Plan, eligible employees who have completed one month of service are eligible to contribute up to 18% of their pretax certified compensation, although a lower limit may be applied to certain employees in order to maintain the qualified status of the 401(k) Plan. Eligible employees who complete one year of service are eligible for matching company contributions, which are generally a dollar for dollar match up to 6% of an employee's certified compensation. The Company's matching contributions are generally subject to a four-year vesting schedule. As of June 30, 1999, eligible employees from the former Wells Fargo were 100% vested in the matching contributions under the 401(k) Plan.

Under the FSCO 401(k) Plan, eligible employees who are 21 or older with one year of service are eligible to contribute up to 17% of their pretax certified compensation, although a lower limit may be applied to certain employees in order to maintain the qualified status of the FSCO 401(k) Plan. Eligible employees are eligible for matching company contributions, which are generally equal to 50% of the first 6% of an employee's certified compensation. The Company's matching contributions are fully vested upon enrollment.

The Company provides health care and life insurance benefits for certain retired employees and reserves the right to terminate or amend any of the benefits described above at any time.

The following table shows the changes in the benefit obligation and the fair value of plan assets during 1999 and 1998 and the amounts included in the Company's Consolidated Balance Sheet as of December 31, 1999 and 1998 for the Company's defined benefit pension and other postretirement benefit plans:

-----------------------------------------------------------------------------------------------------------------
                                                                                                      December 31,
                                                            -----------------------------------------------------
                                                                                1999                         1998
                                                            ------------------------      -----------------------
                                                              PENSION          OTHER        Pension         Other
(in millions)                                                BENEFITS       BENEFITS       benefits      benefits
-----------------------------------------------------------------------------------------------------------------
CHANGE IN BENEFIT OBLIGATION
Benefit obligation at beginning of year                        $2,653          $ 545         $2,269         $ 464
Service cost                                                      119             25             75            18
Interest cost                                                     143             35            161            34
Plan participants' contributions                                   --              6             --             5
Amendments                                                         17             (3)             1            --
Plan mergers                                                        7             --             --            --
Actuarial loss                                                   (323)            (5)           256            60
Acquisitions                                                       --             --              5            --
Benefits paid                                                    (110)           (37)          (114)          (35)
                                                               ------          -----         ------         -----
Benefit obligation at end of year                              $2,506          $ 566         $2,653         $ 546
                                                               ======          =====         ======         =====
CHANGE IN PLAN ASSETS
Fair value of plan assets at beginning of year                 $2,699          $ 218         $2,648         $ 140
Actual return on plan assets                                      246              5            126            12
Plan mergers                                                       12             --             --            --
Acquisitions                                                       --             --              4            --
Employer contribution                                              24             17             36            96
Plan participants' contributions                                   --              6             --             5
Benefits paid                                                    (110)           (37)          (114)          (35)
                                                               ------          -----         ------         -----
Fair value of plan assets at end of year                       $2,871          $ 209         $2,700         $ 218
                                                               ======          =====         ======         =====
Funded status                                                  $  364          $(357)        $   47         $(328)
Unrecognized net actuarial gain                                  (392)             1            (24)           (4)
Unrecognized net transition asset                                  (3)             1             (8)           --
Unrecognized prior service cost                                    22             (2)            13             1
                                                               ------          -----         ------         -----
Prepaid (accrued) benefit cost                                 $   (9)         $(357)        $   28         $(331)
                                                               ======          =====         ======         =====
-----------------------------------------------------------------------------------------------------------------

The weighted-average assumptions used in calculating the amounts above were:

-------------------------------------------------------------------------------------------------------------------
                                                                                             Year ended December 31,
                             --------------------------------------------------------------------------------------
                                                 1999                           1998                           1997
                             ------------------------       ------------------------      -------------------------
                              PENSION           OTHER         Pension          Other        Pension           Other
                             BENEFITS        BENEFITS        benefits       benefits       benefits        benefits
-------------------------------------------------------------------------------------------------------------------
Discount rate                 7.5-8.0%        7.5-8.0%        6.5-7.0%       6.5-7.0%      6.5-7.25%       6.9-7.25%
Expected return
   on plan assets                 9.0%            9.0%        8.5-9.0%           9.0%       8.5-9.0%            5.4%
Rate of compensation
   increase                   4.5-5.0%             --%        4.5-5.0%            --%       4.5-5.0%             --%
-------------------------------------------------------------------------------------------------------------------

The following table sets forth the components of net periodic benefit cost for 1999, 1998 and 1997:

----------------------------------------------------------------------------------------------------------------------------------
                                                                                                            Year ended December 31,
                                                 ---------------------------------------------------------------------------------
                                                                      1999                           1998                     1997
                                                 -------------------------      -------------------------     --------------------
                                                   PENSION           OTHER         Pension          Other      Pension       Other
(in millions)                                     BENEFITS        BENEFITS        benefits       benefits     benefits    benefits
----------------------------------------------------------------------------------------------------------------------------------
Service cost                                          $120            $ 25           $  75          $  19        $  55        $ 14
Interest cost                                          144              35             161             34          150          30
Expected return on plan assets                        (200)             (6)           (216)           (11)        (183)        (10)
Recognized net actuarial (gain) loss (1)                (3)             (8)             21             (1)          13          (9)
Amortization of prior service cost                       3              --               2             --            2          --
Amortization of unrecognized transition asset           (2)             --              (2)            --           (2)         --
                                                      ----            ----           -----          -----        -----        ----
   Net periodic benefit cost                          $ 62            $ 46           $  41          $  41        $  35        $ 25
                                                      ====            ====           =====          =====        =====        ====
----------------------------------------------------------------------------------------------------------------------------------

(1)  Net actuarial (gain) loss is generally amortized over five years.

Accounting for the postretirement health care plans uses a health care cost trend rate to recognize the effect of expected changes in future health care costs due to medical inflation, utilization changes, technological changes, regulatory requirements and Medicare cost shifting. Average annual increases of 8.5% to 9.3% for HMOs and 8.5% for all other types of coverage in the per capita cost of covered health care benefits were assumed for 2000. By 2006 and thereafter, rates were assumed at 5.5% for HMOs and for all other types of coverage. Increasing the assumed health care trend by one percentage point in each year would increase the benefit obligation as of December 31, 1999 by $35 million and the aggregate of the interest cost and service cost components of the net periodic benefit cost for 1999 by $3 million. Decreasing the assumed health care trend by one percentage point in each year would decrease the benefit obligation as of December 31, 1999 by $33 million and the aggregate of the interest cost and service cost components of the net periodic benefit cost for 1999 by $3 million.

Expenses for defined contribution retirement plans were $155 million, $179 million and $178 million in 1999, 1998 and 1997, respectively.

OTHER EXPENSES

The table below shows expenses which exceeded 1% of total interest income and noninterest income and which are not otherwise shown separately in the financial statements or notes thereto.

----------------------------------------------------------------
                                          Year ended December 31,
                                       -------------------------
(in millions)                           1999      1998      1997
----------------------------------------------------------------
  Contract services                    $ 473     $ 353     $ 277
  Outside professional services          381       398       271
  Outside data processing                312       293       259
  Telecommunications                     286       269       257
  Travel and entertainment               262       225       198
  Advertising and promotion              251       252       216
  Postage                                238       242       221
  Donations                               49       259        45
----------------------------------------------------------------

14.

INCOME TAXES

The following is a summary of the components of income tax expense applicable to income before income taxes:

-------------------------------------------------------------------------
                                                   Year ended December 31,
                                       ----------------------------------
(in millions)                              1999         1998         1997
-------------------------------------------------------------------------
Current:
  Federal                              $    628     $  1,250      $ 1,294
  State and local                            46          278          252
  Foreign                                    53           (1)          33
                                       --------     --------      -------
                                            727        1,527        1,579
                                       --------     --------      -------
Deferred:
  Federal                                 1,416          (16)         195
  State and local                           195          (22)          46
  Foreign                                    --          (15)         (11)
                                       --------     --------      -------
                                          1,611          (53)         230
                                       --------     --------      -------
     Total                             $  2,338     $  1,474      $ 1,809
                                       ========     ========      =======
-------------------------------------------------------------------------

The Company's tax benefit related to the exercise of employee stock options that were allocated to stockholders' equity was $88 million, $102 million and $98 million for 1999, 1998 and 1997, respectively.

The Company had a net deferred tax liability of $2,275 million and $502 million at December 31, 1999 and 1998, respectively. The tax effects of temporary differences that gave rise to significant portions of deferred tax assets and liabilities at December 31, 1999 and 1998 are presented below:

------------------------------------------------------------------------
                                                  Year ended December 31,
                                                 -----------------------
(in millions)                                        1999           1998
------------------------------------------------------------------------
DEFERRED TAX ASSETS
   Allowance for loan losses                     $  1,377       $  1,208
   Net tax-deferred expenses                          788          1,325
   Other                                              169            290
                                                 --------        -------
      Total deferred tax assets                     2,334          2,823
                                                 --------        -------
DEFERRED TAX LIABILITIES
   Core deposit intangible                            428            498
   Leasing                                          1,398          1,198
   Mark to market                                     800            201
   Mortgage servicing                               1,291            914
   FAS 115 adjustment                                 366            296
   Other                                              326            218
                                                 --------        -------
      Total deferred tax liabilities                4,609          3,325
                                                 --------        -------
NET DEFERRED TAX LIABILITY                       $ (2,275)       $  (502)
                                                 ========        =======
------------------------------------------------------------------------

The Company has determined that it is not required to establish a valuation reserve for any of the deferred tax assets since it is more likely than not that these assets will be realized principally through carryback to taxable income in prior years, and future reversals of existing taxable temporary differences, and, to a lesser extent, future taxable income and tax planning strategies. The Company's conclusion that it is "more likely than not" that the deferred tax assets will be realized is based on federal taxable income in excess of $3.5 billion in the carryback period, substantial state taxable income in the carryback period, as well as a history of growth in earnings and the prospects for continued growth.

The deferred tax liability related to unrealized gains and losses on securities available for sale had no impact on 1999, 1998 or 1997 income tax expense as these gains and losses, net of taxes, were recorded in cumulative other comprehensive income.

The following table is a reconciliation of the statutory federal income tax expense and rate to the effective income tax expense and rate:

-------------------------------------------------------------------------------------------------------------------
                                                                                             Year ended December 31,
                                                 ------------------------------------------------------------------
                                                              1999                    1998                     1997
                                                 -----------------       -----------------       ------------------
(in millions)                                     AMOUNT         %         Amount        %         Amount         %
-------------------------------------------------------------------------------------------------------------------

Statutory federal income tax expense and rate     $2,222        35%       $ 1,283       35%        $1,583        35%
Change in tax rate resulting from:
   State and local taxes on income, net of
     federal income tax benefit                      158       2.5            168      4.6            172       3.8
   Amortization of goodwill not
     deductible for tax return purposes              133       2.1            129      3.5            153       3.4
   Tax exempt income                                 (71)     (1.1)           (63)    (1.7)           (42)      (.9)
   Other                                            (104)     (1.7)           (43)    (1.2)           (57)     (1.3)
                                                  ------     -----        -------    -----         ------     -----
     Effective income tax expense and rate        $2,338      36.8%       $ 1,474     40.2%        $1,809        40%
                                                  ======     =====        =======    =====         ======     =====
-------------------------------------------------------------------------------------------------------------------

The Company has not recognized a federal deferred tax liability of $36 million on $102 million of undistributed earnings of a foreign subsidiary because such earnings are indefinitely reinvested in the subsidiary and are not taxable under current law. A deferred tax liability would be recognized to the extent the Company changed its intent to not indefinitely reinvest a portion or all of such undistributed earnings. In addition, a current tax liability would be recognized if the Company recovered those undistributed earnings in a taxable manner, such as through the receipt of dividends or sale of the entity, or if the tax law changed.

15.

EARNINGS PER COMMON SHARE

The table below shows dual presentation of earnings per common share and diluted earnings per common share and a reconciliation of the numerator and denominator of both earnings per common share calculations.

--------------------------------------------------------------------------------------------------
                                                                            Year ended December 31,
                                                      --------------------------------------------
(in millions, except per share amounts)                    1999             1998              1997
--------------------------------------------------------------------------------------------------
Net income                                            $   4,012        $   2,191         $   2,712
Less: Preferred stock dividends                              35               35                43
                                                      ---------        ---------          --------
Net income applicable to common stock                 $   3,977        $   2,156         $   2,669
                                                      =========        =========          ========
EARNINGS PER COMMON SHARE
Net income applicable to common stock (numerator)     $   3,977        $   2,156         $   2,669
                                                      =========        =========          ========
Average common shares outstanding (denominator)         1,714.0          1,688.1           1,699.3
                                                      =========        =========          ========
Per share                                             $    2.32        $    1.28         $    1.57
                                                      =========        =========          ========
DILUTED EARNINGS PER COMMON SHARE
Net income applicable to common stock (numerator)     $   3,977        $   2,156         $   2,669
                                                      =========        =========          ========
Average common shares outstanding                       1,714.0          1,688.1           1,699.3
Add:   Stock options                                       19.7             20.4              22.8
       Restricted share rights                              1.6              2.0               2.6
       Convertible preferred                                 .1               .1                .1
                                                      ---------        ---------          --------
Diluted average common shares outstanding
    (denominator)                                       1,735.4          1,710.6           1,724.8
                                                      =========        =========          ========
Per share                                             $    2.29        $    1.26          $   1.55
                                                      =========        =========          ========
--------------------------------------------------------------------------------------------------

16.

COMPREHENSIVE INCOME

The following table presents the components of other comprehensive income and the related tax effect allocated to each component:

-----------------------------------------------------------------------------------------------------------------
                                                                             Before
                                                                                tax                        Net of
(in millions)                                                                amount       Tax effect          tax
-----------------------------------------------------------------------------------------------------------------
1997:
Translation adjustments                                                       $   1             $ --        $   1
                                                                              -----             ----        -----
Net unrealized gains on securities available for sale
    arising during the year                                                     380              149          231
Reclassification of net losses (gains) on
    securities available for sale included in net income                       (104)             (42)         (62)
                                                                              -----             ----        -----
Net unrealized gains arising during the year                                    276              107          169
                                                                              -----             ----        -----
Other comprehensive income                                                    $ 277             $107        $ 170
                                                                              =====             ====        =====

1998:
Translation adjustments                                                       $  (6)            $ (2)       $  (4)
                                                                              -----             ----        -----
Net unrealized gains on securities available for sale
    arising during the year                                                     196               77          119
Reclassification of net losses (gains) on
    securities available for sale included in net income                       (182)             (73)        (109)
                                                                              -----             ----        -----
Net unrealized gains arising during the year                                     14                4           10
                                                                              -----             ----        -----
Other comprehensive income                                                    $   8             $  2        $   6
                                                                              =====             ====        =====

1999:
Translation adjustments                                                       $   6             $  2        $   4
                                                                              -----             ----        -----
Net unrealized gains on securities available for sale
    arising during the year                                                     205               78          127
Reclassification of net losses (gains) on
    securities available for sale included in net income                        219               83          136
                                                                              -----             ----        -----
Net unrealized gains arising during the year                                    424              161          263
                                                                              -----             ----        -----
Other comprehensive income                                                    $ 430             $163        $ 267
                                                                              =====             ====        =====
-----------------------------------------------------------------------------------------------------------------

The following table presents cumulative other comprehensive income balances:

-------------------------------------------------------------------------------------------
                                                                                 Cumulative
                                                         Net unrealized               other
                                       Translation             gains on       comprehensive
(in millions)                          adjustments           securities              income
-------------------------------------------------------------------------------------------
Balance, December 31, 1996                    $(11)                $328                $317
                                              ----                 ----                ----
    Net change                                   1                  169                 170
                                              ----                 ----                ----
Balance, December 31, 1997                     (10)                 497                 487
                                              ----                 ----                ----
    Net change                                  (4)                  10                   6
                                              ----                 ----                ----
Balance, December 31, 1998                     (14)                 507                 493
                                              ----                 ----                ----
    Net change                                   4                  263                 267
                                              ----                 ----                ----
BALANCE, DECEMBER 31, 1999                    $(10)                $770                $760
                                              ====                 ====                ====
-------------------------------------------------------------------------------------------

17.

OPERATING SEGMENTS

The Company has identified four lines of business for the purposes of management reporting: Community Banking, Wholesale Banking, Wells Fargo Home Mortgage (formerly Norwest Mortgage) and Wells Fargo Financial (formerly Norwest Financial). The results are determined based on the Company's management accounting process, which assigns balance sheet and income statement items to each responsible operating segment. This process is dynamic and somewhat subjective. Unlike financial accounting, there is no comprehensive, authoritative guidance for management accounting equivalent to generally accepted accounting principles. The management accounting process measures the performance of the operating segments based on the management structure of the Company and is not necessarily comparable with similar information for any other financial institution. The Company's operating segments are defined by product type and customer segments. Changes in management structure and/or the allocation process may result in changes in allocations, transfers and assignments. In that case, results for prior periods would be (and have been) restated to allow comparability.

THE COMMUNITY BANKING GROUP offers a complete line of diversified financial products and services to individual consumers and small businesses with annual sales up to $10 million in which the owner is also the principal financial decision maker. Community Banking also offers investment management and other services to retail customers and high net worth individuals, insurance and securities brokerage through affiliates and venture capital financing. This includes WELLS FARGO FUNDS-SM-, a family of mutual funds, as well as personal trust, employee benefit trust and agency assets. Loan products include lines of credit, equipment and transportation (auto, recreational vehicle, marine) loans as well as equity lines and loans. Other credit products and financial services available to small businesses and their owners include receivables and inventory financing, equipment leases, real estate financing, Small Business Administration financing, cash management, payroll services, retirement plans, medical savings accounts and credit and debit card processing. Consumer and business deposit products include checking accounts, savings deposits, market rate accounts, Individual Retirement Accounts (IRAs) and time deposits.

Community Banking provides access to customers through a wide range of channels, which encompass a network of traditional banking stores, banking centers, in-store banking centers, business centers and ATMs. Additionally, 24-hour telephone service is provided by PHONEBANK-SM- centers and the National Business Banking Center. Online banking services include the Wells Fargo Internet Services Group and BUSINESS GATEWAY-Registered Trademark-, a personal computer banking service exclusively for the small business customer.

THE WHOLESALE BANKING GROUP serves businesses with annual sales in excess of $10 million and maintains relationships with major corporations throughout the United States. Wholesale Banking provides a complete line of commercial and corporate banking services. These include traditional commercial loans and lines of credit, letters of credit, asset-based lending, equipment leasing, international trade facilities, foreign exchange services, cash management, and investment management. Wholesale Banking includes the majority ownership interest in the Wells Fargo HSBC Trade Bank, which provides trade financing, letters of credit and collection services and is sometimes supported by the Export-Import Bank of the United States (a public agency of the United States offering export finance support for American-made products). Wholesale Banking also supports the commercial real estate market with products and services such as construction loans for commercial and residential development, land acquisition and development loans, secured and unsecured lines of credit, interim financing arrangements for completed structures, rehabilitation loans, affordable housing loans and letters of credit. Secondary market services are provided through the Capital Markets Group. Its business includes senior loan financing, mezzanine financing, financing for leveraged transactions, purchasing distressed real estate loans and high yield debt, origination of permanent loans for securitization, loan syndications, real estate brokerage services and commercial real estate loan servicing.

WELLS FARGO HOME MORTGAGE'S activities include the origination and purchase of residential mortgage loans for sale to various investors as well as providing servicing of mortgage loans for others.

WELLS FARGO FINANCIAL includes consumer finance and auto finance operations. Consumer finance operations make direct loans to consumers and purchase sales finance contracts from retail merchants from offices throughout the United States and Canada and in the Caribbean and Latin America. Automobile finance operations specialize in purchasing sales finance contracts directly from automobile dealers and making loans secured by automobiles in the United States and Puerto Rico. Credit cards are issued to consumer finance customers through two credit card banks. Wells Fargo Financial also provides lease and other commercial financing and provides information services to the consumer finance industry.

THE RECONCILIATION COLUMN includes goodwill and nonqualifying CDI, the net impact of transfer pricing loan and deposit balances, the cost of external debt, and any residual effects of unallocated systems and other support groups. It also includes the impact of asset/liability strategies the Company has put in place to manage interest rate sensitivity at the consolidated level.

OPERATING SEGMENTS

------------------------------------------------------------------------------------------------------------------------------
                                                                    Wells Fargo                          Recon-       Consoli-
(income/expense in millions,               Community   Wholesale           Home      Wells Fargo      ciliation          dated
average balances in billions)                Banking     Banking       Mortgage        Financial       Column(4)       Company
------------------------------------------------------------------------------------------------------------------------------
1999
NET INTEREST INCOME (1)                       $7,277      $1,429         $  168           $1,314          $ (72)       $10,116
PROVISION FOR LOAN LOSSES                        710         103              4              288             (1)         1,104
NONINTEREST INCOME                             5,142       1,172          1,240              311            110          7,975
NONINTEREST EXPENSE                            6,956       1,142            958              947            634         10,637
                                              ------      ------         ------           ------          -----        -------
INCOME (LOSS) BEFORE INCOME
   TAX EXPENSE (BENEFIT)                       4,753       1,356            446              390           (595)         6,350
INCOME TAX EXPENSE (BENEFIT) (2)               1,605         506            169              143            (85)         2,338
                                              ------      ------         ------           ------          -----        -------
NET INCOME (LOSS)                             $3,148      $  850         $  277           $  247          $(510)       $ 4,012
                                              ======      ======         ======           ======          =====        =======

1998
Net interest income (1)                       $6,838      $1,345         $  254           $1,303          $ (67)       $ 9,673
Provision for loan losses                        828          33              4              752             --          1,617
Noninterest income                             4,376       1,015          1,078              303            148          6,920
Noninterest expense                            7,811       1,026            986              878            610         11,311
                                              ------      ------         ------           ------          -----        -------
Income (loss) before income
   tax expense (benefit)                       2,575       1,301            342              (24)          (529)         3,665
Income tax expense (benefit) (2)                 946         521            125               (5)          (113)         1,474
                                              ------      ------         ------           ------          -----        -------
Net income (loss)                             $1,629      $  780         $  217           $  (19)         $(416)       $ 2,191
                                              ======      ======         ======           ======          =====        =======

1997
Net interest income (1)                       $6,803      $1,281         $   69           $1,167          $ (62)       $ 9,258
Provision for loan losses                      1,035          (6)            18              332           (176)         1,203
Noninterest income                             3,506       1,086            961              303            190          6,046
Noninterest expense                            6,374       1,055            774              758            619          9,580
                                              ------      ------         ------           ------          -----        -------
Income (loss) before income
   tax expense (benefit)                       2,900       1,318            238              380           (315)         4,521
Income tax expense (benefit) (2)               1,081         534             87              138            (31)         1,809
                                              ------      ------         ------           ------          -----        -------
Net income (loss)                             $1,819      $  784         $  151           $  242          $(284)       $ 2,712
                                              ======      ======         ======           ======          =====        =======

1999
AVERAGE LOANS                                 $   79      $   34         $    1           $   10          $  --        $   124
AVERAGE ASSETS                                   140          42             23               11              9            225
AVERAGE CORE DEPOSITS                            126           9              5               --             (1)           139

1998
Average loans                                 $   75      $   32         $    1           $    9          $  --        $   117
Average assets                                   126          38             23               11              9            207
Average core deposits                            121           9              5               --             --            135
------------------------------------------------------------------------------------------------------------------------------

(1) Net interest income is the primary source of income for most of the operating segments. Net interest income is the difference between actual interest earned on assets (and interest paid on liabilities) owned by a group and a funding charge (and credit) based on the Company's cost of funds. Community Banking and Wholesale Banking are charged a cost to fund any assets (e.g., loans) and are paid a funding credit for any funds provided (e.g., deposits). The interest spread is the difference between the interest rate earned on an asset or paid on a liability and the Company's cost of funds rate. (Wells Fargo Home Mortgage's net interest income was composed of interest revenue of $902 million, $1,023 million and $549 million for 1999, 1998 and 1997, respectively, and interest expense of $734 million, $769 million and $480 million for 1999, 1998 and 1997, respectively.)

(2) Taxes vary by geographic concentration of revenue generation. Taxes as presented are also higher than the consolidated Company's effective tax rate as a result of taxable-equivalent adjustments that primarily relate to income on certain loans and securities that is exempt from federal and applicable state income taxes. The offsets for these adjustments are found in the reconciliation column.

(3) Equity is allocated to the operating segments based on an assessment of the inherent risk associated with each business so that the returns on allocated equity are on a risk-adjusted basis and comparable across operating segments.

(4) The material items in the reconciliation column related to revenue (i.e., net interest income plus noninterest income) and net income consist of Treasury activities and unallocated items. Revenue includes Treasury activities of $83 million, $125 million and $153 million; and unallocated items of $(45) million, $(44) million, and $(25) million for 1999, 1998 and 1997, respectively. Net income includes Treasury activities of $50 million, $72 million and $88 million; and unallocated items of $(560) million, $(488) million and $(472) million for 1999, 1998 and 1997, respectively. The material items in the reconciliation column related to noninterest expense include goodwill and nonqualifying CDI amortization of $518 million, $534 million and $539 million for 1999, 1998 and 1997, respectively. The material items in the reconciliation column related to average assets include goodwill and nonqualifying CDI of $8 billion for both 1999 and 1998.

18.

MORTGAGE BANKING ACTIVITIES

Mortgage banking activities include Wells Fargo Home Mortgage and mortgage banking activities in other operating segments. The following table presents the components of mortgage banking noninterest income:

-----------------------------------------------------------------------------------------------------------------
                                                                                           Year ended December 31,
                                                                     --------------------------------------------
(in millions)                                                             1999              1998             1997
-----------------------------------------------------------------------------------------------------------------
Origination and other closing fees                                    $    406          $    557         $    315
Servicing fees, net of amortization                                        404                15              336
Net gains on sales of servicing rights                                     193               227               80
Net gains on sales of mortgages                                            117               182               95
All other                                                                  287               308              208
                                                                      --------          --------         --------
    Total mortgage banking noninterest income                         $  1,407          $  1,289         $  1,034
                                                                      ========          ========         ========
-----------------------------------------------------------------------------------------------------------------

Mortgage loans serviced for others are not included in the Company's Consolidated Balance Sheet. The outstanding balances of serviced loans were $306 billion, $264 billion and $241 billion at December 31, 1999, 1998 and 1997, respectively.

The following table summarizes the changes in capitalized mortgage loan servicing rights:

---------------------------------------------------------------------------------------------
                                                                       Year ended December 31,
                                                 --------------------------------------------
(in millions)                                        1999              1998              1997
---------------------------------------------------------------------------------------------
Balance, beginning of year                       $  3,294          $  3,218          $  3,036
    Originations                                    1,110               965               459
    Purchases                                         695               720               462
    Sales                                            (172)             (478)              (90)
    Amortization                                     (721)             (849)             (528)
    Other (principally hedge activity)                446              (282)             (121)
                                                 --------          --------          --------
                                                    4,652             3,294             3,218
    Less valuation allowance                           --                64                64
                                                 --------          --------          --------
Balance, end of year                             $  4,652          $  3,230          $  3,154
                                                 ========          ========          ========
---------------------------------------------------------------------------------------------

The fair value of capitalized mortgage servicing rights included in the consolidated balance sheet at December 31, 1999 was approximately $5 billion, calculated using discount rates ranging from 500 to 700 basis points over the ten-year U.S. Treasury rate.

19.

PARENT COMPANY

Condensed financial information of the Parent follows. For information regarding the Parent's long-term debt, see Note 9.

CONDENSED STATEMENT OF INCOME

-------------------------------------------------------------------------------------------------
                                                                           Year ended December 31,
                                                           --------------------------------------
(in millions)                                                 1999            1998           1997
-------------------------------------------------------------------------------------------------
INCOME
Dividends from subsidiaries:
      Bank                                                 $ 2,378         $ 1,450        $ 1,360
      Nonbank                                                  153             403            343
Interest income from subsidiaries                              616             459            388
Service fees from subsidiaries                                 104             127            118
Noninterest income                                              95              21            152
                                                           -------         -------        -------
           Total income                                      3,346           2,460          2,361
                                                           -------         -------        -------
EXPENSE
Interest on:
      Short-term borrowings                                    350             275            153
      Long-term debt                                           514             341            364
Noninterest expense                                            380             379            177
                                                           -------         -------        -------
           Total expense                                     1,244             995            694
                                                           -------         -------        -------
Income before income tax benefit and
      undistributed income of subsidiaries                   2,102           1,465          1,667
Income tax (expense) benefit                                  (161)            105             16
Equity in undistributed income of subsidiaries               2,071             621          1,029
                                                           -------         -------        -------
NET INCOME                                                 $ 4,012         $ 2,191        $ 2,712
                                                           =======         =======        =======
-------------------------------------------------------------------------------------------------

CONDENSED BALANCE SHEET

------------------------------------------------------------------------------------------
                                                                               December 31,
                                                                     ---------------------
(in millions)                                                            1999         1998
------------------------------------------------------------------------------------------
ASSETS
Cash and noninterest-bearing balances due from:
      Subsidiary banks                                               $     83     $     --
      Non-affiliates                                                        9            5
Interest-bearing balances due from
      subsidiary banks                                                  6,028          678
Securities available for sale                                           1,765        1,541
Loans and advances to subsidiaries:
      Bank                                                                 --           10
      Nonbank                                                           8,114        9,431
Investment in subsidiaries (1):
      Bank                                                             21,709       21,216
      Nonbank                                                           4,922        1,862
Other assets                                                            1,558        1,603
                                                                     --------     --------
         Total assets                                                $ 44,188     $ 36,346
                                                                     ========     ========
LIABILITIES AND STOCKHOLDERS' EQUITY
Short-term borrowings                                                $  7,274     $  5,418
Other liabilities                                                       1,737        1,279
Long-term debt                                                         10,804        6,010
Indebtedness to subsidiaries                                              499        1,296
Stockholders' equity                                                   23,874       22,343
                                                                     --------     --------
       Total liabilities and stockholders' equity                    $ 44,188     $ 36,346
                                                                     ========     ========
------------------------------------------------------------------------------------------

(1) The double leverage ratio, which represents the ratio of the Parent's total equity investment in subsidiaries to its total stockholders' equity, was 112% and 103% at December 31, 1999 and 1998, respectively.

CONDENSED STATEMENT OF CASH FLOWS

------------------------------------------------------------------------------------------------------------------
                                                                                            Year ended December 31,
                                                                       -------------------------------------------
(in millions)                                                              1999              1998             1997
------------------------------------------------------------------------------------------------------------------
CASH FLOWS FROM OPERATING ACTIVITIES:
    Net income                                                         $  4,012          $  2,191         $  2,712
    Adjustments to reconcile net income to net
      cash provided by operating activities:
         Equity in undistributed income of subsidiaries                  (2,071)             (621)          (1,029)
         Depreciation and amortization                                       26                10               19
         Securities available for sale gains                                 --                (3)              (6)
         Release of preferred shares to ESOP                                 86                33               34
         Other assets, net                                                  114              (401)            (798)
         Accrued expenses and other liabilities                             536               618              304
                                                                       --------          --------         --------
Net cash provided by operating activities                                 2,703             1,827            1,236
                                                                       --------          --------         --------
CASH FLOWS FROM INVESTING ACTIVITIES:
    Securities available for sale:
      Proceeds from sales                                                   348               185              164
      Proceeds from prepayments and maturities                              120               665              299
      Purchases                                                            (872)           (1,273)            (326)
    Net advances to non-bank subsidiaries                                   724            (1,210)            (140)
    Principal collected on notes/loans of subsidiaries                    1,108                89               46
    Capital notes and term loans made to subsidiaries                      (505)           (1,158)            (113)
    Net increase in investment in subsidiaries                           (1,003)             (295)            (384)
                                                                       --------          --------         --------
Net cash used by investing activities                                       (80)           (2,997)            (454)
                                                                       --------          --------         --------
CASH FLOWS FROM FINANCING ACTIVITIES:
    Net increase in short-term borrowings
      and indebtedness to subsidiaries                                    1,059             2,773            1,709
    Proceeds from issuance of long-term debt                              6,574               500              403
    Repayment of long-term debt                                          (1,780)             (295)            (981)
    Proceeds from issuance of common stock                                  517               171              150
    Repurchases of common stock                                          (2,122)             (742)            (483)
    Net decrease in ESOP loans                                                2                 9                1
    Payment of cash dividends                                            (1,436)           (1,113)          (1,046)
                                                                       --------          --------         --------
Net cash provided (used) by financing activities                          2,814             1,303             (247)
                                                                       --------          --------         --------
    NET CHANGE IN CASH AND CASH EQUIVALENTS                               5,437               133              535
Cash and cash equivalents at beginning of year                              683               550               15
                                                                       --------          --------         --------
CASH AND CASH EQUIVALENTS AT END OF YEAR                               $  6,120          $    683         $    550
                                                                       ========          ========         ========
------------------------------------------------------------------------------------------------------------------

20.

WFC HOLDINGS CORPORATION

WFC Holdings is a wholly owned subsidiary of the Parent and is the sole stockholder of Wells Fargo Bank, N.A. The Parent guarantees the debt obligations of WFC Holdings. In view of this, the summarized assets, liabilities and results of operations of WFC Holdings are presented below. Prior year amounts have been restated due to certain legal reorganizations within the Company.

SUMMARIZED CONSOLIDATED INCOME STATEMENT

------------------------------------------------------------------------------------
                                                              Year ended December 31,
                                                 -----------------------------------
(in millions)                                       1999          1998          1997
------------------------------------------------------------------------------------
Interest income                                  $ 6,829       $ 7,085       $ 7,271
Interest expense                                   2,270         2,508         2,670
Provision for loan losses                            655           728           624
Noninterest income                                 4,301         3,925         3,575
Noninterest expense                                6,239         5,923         5,346
                                                 -------       -------       -------
Income before income tax expense                   1,966         1,851         2,206
Income tax expense                                   889           892         1,017
                                                 -------       -------       -------
Net income                                       $ 1,077       $   959       $ 1,189
                                                 =======       =======       =======
------------------------------------------------------------------------------------

SUMMARIZED CONSOLIDATED BALANCE SHEET

-----------------------------------------------------------------------------------
                                                                        December 31,
                                                           ------------------------
(in millions)                                                   1999           1998
-----------------------------------------------------------------------------------
ASSETS
Cash and due from banks                                    $   7,899      $   7,668
Securities available for sale                                 12,452         11,128
Mortgages held for sale                                        1,511          2,843
Loans, net                                                    65,547         63,763
Mortgage servicing rights                                      4,492          3,222
Other assets                                                  20,381         23,003
                                                           ---------      ---------
Total assets                                               $ 112,282      $ 111,627
                                                           =========      =========
LIABILITIES AND STOCKHOLDER'S EQUITY
Short-term borrowings                                      $   4,306      $   5,219
Long-term debt                                                 4,148          5,691
Other liabilities                                             88,729         85,522
Guaranteed preferred beneficial interests
  in Company's subordinated debentures                           785            785
Stockholder's equity                                          14,314         14,410
                                                           ---------      ---------
Total liabilities and stockholder's equity                 $ 112,282      $ 111,627
                                                           =========      =========
-----------------------------------------------------------------------------------

21.

LEGAL ACTIONS

In the normal course of business, the Company is at all times subject to numerous pending and threatened legal actions, some for which the relief or damages sought are substantial. After reviewing pending and threatened actions with counsel, management believes that the outcome of such actions will not have a material adverse effect on stockholders' equity of the Company. The Company is not able to predict whether the outcome of such actions may or may not have a material adverse effect on results of operations in a particular future period as the timing and amount of any resolution of such actions and its relationship to the future results of operations are not known.

22.

RISK-BASED CAPITAL

The Company and each of the subsidiary banks are subject to various regulatory capital adequacy requirements administered by the FRB and the OCC, respectively. The Federal Deposit Insurance Corporation Improvement Act of 1991 (FDICIA) required that the federal regulatory agencies adopt regulations defining five capital tiers for banks: well capitalized, adequately capitalized, undercapitalized, significantly undercapitalized and critically undercapitalized. Failure to meet minimum capital requirements can initiate certain mandatory and possibly additional discretionary actions by regulators that, if undertaken, could have a direct material effect on the Company's financial statements.

Quantitative measures, established by the regulators to ensure capital adequacy, require that the Company and each of the subsidiary banks maintain minimum ratios (set forth in the table on the following page) of capital to risk-weighted assets. There are two categories of capital under the guidelines. Tier 1 capital includes common stockholders' equity, qualifying preferred stock and trust preferred securities, less goodwill and certain other deductions (including the unrealized net gains and losses, after applicable taxes, on securities available for sale carried at fair value). Tier 2 capital includes preferred stock not qualifying as Tier 1 capital, subordinated debt, the allowance for loan losses and net unrealized gains on marketable equity securities, subject to limitations by the guidelines. Tier 2 capital is limited to the amount of Tier 1 capital (i.e., at least half of the total capital must be in the form of Tier 1 capital).

Under the guidelines, capital is compared to the relative risk related to the balance sheet. To derive the risk included in the balance sheet, one of four risk weights (0%, 20%, 50% and 100%) is applied to the different balance sheet and off-balance sheet assets, primarily based on the relative credit risk of the counterparty. For example, claims guaranteed by the U.S. government or one of its agencies are risk-weighted at 0%. Off-balance sheet items, such as loan commitments and derivative financial instruments, are also applied a risk weight after calculating balance sheet equivalent amounts. One of four credit conversion factors (0%,

20%, 50% and 100%) is assigned to loan commitments based on the likelihood of the off-balance sheet item becoming an asset. For example, certain loan commitments are converted at 50% and then risk-weighted at 100%. Derivative financial instruments are converted to balance sheet equivalents based on notional values, replacement costs and remaining contractual terms. (See Notes 5 and 23 for further discussion of off-balance sheet items.) The capital amounts and classification are also subject to qualitative judgments by the regulators about components, risk weightings and other factors.

Management believes that, as of December 31, 1999, the Company and each of the significant subsidiary banks met all capital adequacy requirements to which they are subject.

Under the FDICIA prompt corrective action provisions applicable to banks, the most recent notification from the OCC categorized each of the significant subsidiary banks as well capitalized. To be categorized as well capitalized, the institution must maintain a total risk-based capital ratio as set forth in the following table and not be subject to a capital directive order. There are no conditions or events since that notification that management believes have changed the risk-based capital category of any of the significant subsidiary banks.

-----------------------------------------------------------------------------------------------------------



                                                                                                For capital
                                                         Actual                           adequacy purposes
                                                ---------------    ----------------------------------------
(in billions)                                   Amount    Ratio                 Amount                Ratio
---------------------------------------------   ------    -----    ---------------------  -----------------
As of December 31, 1999:
  Total capital (to risk-weighted assets)

    Wells Fargo & Company                       $ 20.5    10.93%             >  $ 15.0              >  8.00%
                                                                             -                      -
    Wells Fargo Bank Minnesota, N.A.
      (formerly Norwest Bank Minnesota, N.A.)      2.1    10.63              >     1.6              >  8.00
                                                                             -                      -

    Wells Fargo Bank, N.A.                         9.3    11.24              >     6.6              >  8.00
                                                                             -                      -
  Tier 1 capital (to risk-weighted assets)

    Wells Fargo & Company                       $ 15.0     8.00%             >  $  7.5              >  4.00%
                                                                             -                      -

    Wells Fargo Bank Minnesota, N.A.               1.9     9.61              >      .8              >  4.00
                                                                             -                      -

    Wells Fargo Bank, N.A.                         6.4     7.82              >     3.3              >  4.00
                                                                             -                      -
  Tier 1 capital (to average assets)
    (Leverage ratio)

    Wells Fargo & Company                       $ 15.0     6.76%             >  $  8.9              >  4.00% (1)
                                                                             -                      -

    Wells Fargo Bank Minnesota, N.A.               1.9     5.64              >     1.4              >  4.00  (1)
                                                                             -                      -

    Wells Fargo Bank, N.A.                         6.4     7.23              >     3.6              >  4.00  (1)
                                                                             -                      -
-----------------------------------------------------------------------------------------------------------------

------------------------------------------------------------------------------------------
                                                                                To be well
                                                                         capitalized under
                                                                                the FDICIA
                                                                         prompt corrective
                                                                         action provisions
                                                   ---------------------------------------
(in billions)                                                  Amount                Ratio
---------------------------------------------      ------------------    -----------------
As of December 31, 1999:
  Total capital (to risk-weighted assets)

    Wells Fargo & Company

    Wells Fargo Bank Minnesota, N.A.
      (formerly Norwest Bank Minnesota, N.A.)                 > $ 2.0              > 10.00%
                                                              -                    -

    Wells Fargo Bank, N.A.                                    >   8.2              > 10.00
                                                              -                    -
  Tier 1 capital (to risk-weighted assets)

    Wells Fargo & Company

    Wells Fargo Bank Minnesota, N.A.                          > $ 1.2              >  6.00%
                                                              -                    -

    Wells Fargo Bank, N.A.                                    >   4.9              >  6.00
                                                              -                    -
  Tier 1 capital (to average assets)
    (Leverage ratio)

    Wells Fargo & Company

    Wells Fargo Bank Minnesota, N.A.                          > $ 1.7               > 5.00%
                                                              -                     -

    Wells Fargo Bank, N.A.                                    >   4.5               > 5.00
                                                              -                     -
-------------------------------------------------------------------------------------------

(1) The leverage ratio consists of Tier 1 capital divided by quarterly average total assets, excluding goodwill and certain other items. The minimum leverage ratio guideline is 3% for banking organizations that do not anticipate significant growth and that have well-diversified risk, excellent asset quality, high liquidity, good earnings, effective management and monitoring of market risk and, in general, are considered top-rated, strong banking organizations.

23.

DERIVATIVE FINANCIAL INSTRUMENTS

The Company enters into a variety of financial contracts, which include interest rate futures and forward contracts, interest rate floors and caps, options and interest rate swap agreements. The contract or notional amount of a derivative is used to determine, along with the other terms of the derivative, the amounts to be exchanged between the counterparties. Because the contract or notional amount does not represent amounts exchanged by the parties, it is not a measure of loss exposure related to the use of derivatives nor of exposure to liquidity risk. The Company is primarily an end-user of these instruments. The Company also offers such contracts to its customers but offsets such contracts by purchasing other financial contracts or uses the contracts for asset/liability management. To a lesser extent, the Company takes positions based on market expectations or to benefit from price differentials between financial instruments and markets.

The Company is exposed to credit risk in the event of nonperformance by counterparties to financial instruments. The Company controls the credit risk of its financial contracts except for contracts for which credit risk is DE MINIMUS through credit approvals, limits and monitoring procedures. Credit risk related to derivative financial instruments is considered and, if material, provided for separately from the allowance for loan losses. As the Company generally enters into transactions only with high quality counterparties, losses associated with counterparty nonperformance on derivative financial instruments have been immaterial. Further, the Company obtains collateral where appropriate and uses master netting arrangements in accordance with FASB Interpretation No. 39, OFFSETTING OF AMOUNTS RELATED TO CERTAIN CONTRACTS, as amended by FASB Interpretation No. 41, OFFSETTING OF AMOUNTS RELATED TO CERTAIN REPURCHASE AND REVERSE REPURCHASE AGREEMENTS.

The following table summarizes the aggregate notional or contractual amounts, credit risk amount and estimated net fair value for the Company's derivative financial instruments at December 31, 1999 and 1998.

---------------------------------------------------------------------------------------------------------------------------------
                                                                                                                      December 31,
                                          ---------------------------------------------------------------------------------------
                                                                               1999                                          1998
                                          -----------------------------------------     -----------------------------------------
                                          NOTIONAL OR          CREDIT     ESTIMATED     Notional or          Credit     Estimated
                                          CONTRACTUAL            RISK      NET FAIR     contractual            risk      net fair
(in millions)                                  AMOUNT       AMOUNT (3)        VALUE          amount       amount (3)        value
---------------------------------------------------------------------------------------------------------------------------------
ASSET/LIABILITY MANAGEMENT
    HEDGES
Interest rate contracts:
     Swaps (1)                              $  32,846         $   109       $  (244)      $  25,402          $ 738      $     679
     Futures                                   50,885               -            (2)         62,753               -             -
     Floors and caps (1)                       41,142             110           110          33,598             504           504
     Options (1) (2)                           11,940              22            43          25,822             112           101
     Forwards (1)                              22,528             108            41          41,283              11           (58)
Foreign exchange contracts:
     Forwards (1)                                 138               1             -             168               -            (1)
CUSTOMER ACCOMMODATIONS
Interest rate contracts:
     Swaps (1)                                 21,716             158           (10)          7,815              81             9
     Futures                                   22,839               -             -           9,190               -             -
     Floors and caps purchased (1)              6,149              52            52           5,622              42            42
     Floors and caps written                    5,823               -           (53)          5,719               -           (42)
     Options purchased (1)                        741              30            30               -               -             -
     Options written                            1,101               -           (51)              -               -             -
     Forwards (1)                                 164               6             1             850              24             4
Commodity contracts:
     Swaps (1)                                    116              10             -              78               4             -
     Floors and caps purchased (1)                 30               2             2               4               -             -
     Floors and caps written                       30               -            (2)              4               -             -
Foreign exchange contracts:
     Forwards (1)                               4,416              62            30           3,684              37             3
     Options purchased (1)                         41               -             -              44               2             2
     Options written                               42               -            (1)             43               -            (2)
---------------------------------------------------------------------------------------------------------------------------------

(1) The Company anticipates performance by substantially all of the counterparties for these contracts or the underlying financial instruments.

(2) At December 31, 1999, a majority of the purchased option contracts were options on futures contracts, which are exchange traded for which the exchange assumes counterparty risk.

(3) Credit risk amounts reflect the replacement cost for those contracts in a gain position in the event of nonperformance by counterparties.

Interest rate futures and forward contracts are contracts in which the buyer agrees to purchase and the seller agrees to make delivery of a specific financial instrument at a predetermined price or yield. These contracts may be settled either in cash or by delivery of the underlying financial instrument. Futures contracts are standardized and are traded on exchanges. Gains and losses on futures contracts are settled daily with the exchange based on a notional principal value. The exchange assumes the risk that a counterparty will not pay and generally requires margin payments to minimize such risk. Market risks arise from movements in interest rates and security values. The Company uses 90- to 120-day futures contracts on Eurodollar deposits and U.S. Treasury notes to shorten the interest rate maturity of deposits ($5 billion at December 31, 1999) and to reduce the price risk of interest-sensitive assets ($46 billion at December 31, 1999), primarily mortgage servicing rights. Initial margin requirements on futures contracts are provided by investment securities pledged as collateral.

Interest rate floors and caps are interest rate protection instruments that involve the payment from the seller to the buyer of an interest differential. This differential represents the difference between a short-term rate (e.g., three-month LIBOR) and an agreed-upon rate (the strike rate) applied to a notional principal amount. By purchasing a floor, the Company will be paid the differential by a counterparty, should the current short-term rate fall below the strike level of the agreement. The Company generally receives cash quarterly on purchased floors (when the current interest rate falls below the strike rate) and purchased caps (when the current interest rate exceeds the strike rate). The primary risk associated with purchased floors and caps is the ability of the counterparties to meet the terms of the contract. Of the total purchased floors and caps for asset/liability management of $41 billion at December 31, 1999, the Company had $9 billion of floors to protect variable-rate loans from a drop in interest rates. The Company also had purchased floors of $13 billion at December 31, 1999 to hedge mortgage servicing rights. Cash flows from the floors offset lost future servicing revenue caused by increased levels of loan prepayments associated with lower interest rates. The remaining purchased floors and caps of $19 billion at December 31, 1999 were used to hedge interest rate risk of various other specific assets and liabilities.

Interest rate swap contracts are entered into primarily as an asset/liability management strategy to reduce interest rate risk. Interest rate swap contracts are exchanges of interest payments, such as fixed-rate payments for floating-rate payments, based on a notional principal amount. Payments related to the Company's swap contracts are made either monthly, quarterly or semi-annually by one of the parties depending on the specific terms of the related contract. The primary risk associated with all swaps is the exposure to movements in interest rates and the ability of the counterparties to meet the terms of the contract. At December 31, 1999, the Company had $33 billion of interest rate swaps outstanding for interest rate risk management purposes on which the Company receives payments based on fixed interest rates and makes payments based on variable rates (e.g., three-month LIBOR). Included in this amount, $19 billion was used to convert floating-rate loans into fixed-rate assets. The remaining swap contracts used for interest rate risk management of $14 billion at December 31, 1999 were used to hedge interest rate risk of various other specific assets and liabilities.

Options are contracts that grant the purchaser, for a premium payment, the right, but not the obligation, to either purchase or sell the underlying financial instrument at a set price during a period or at a specified date in the future. The writer of the option is obligated to purchase or sell the underlying financial instrument, if the purchaser chooses to exercise the option. The writer of the option receives a premium when the option is entered into and bears the risk of an unfavorable change in the price of the underlying financial instrument. Of the total options for asset/liability management of $12 billion at December 31, 1999, the Company had $6 billion of options on futures contracts hedging mortgage servicing rights. The futures exchange assumes the risk that a counterparty will not pay. Market risks arise from movements in interest rates and/or security values. The remaining options used for interest rate risk management of $6 billion at December 31, 1999 were used to hedge interest rate risk of various other specific assets.

The Company has entered into futures contracts and mandatory and standby forward contracts, including options on futures and forward contracts, to reduce interest rate risk on certain mortgage loans held for sale and other commitments. For forward contracts, the primary risk is the exposure to movements in interest rates and the ability of the counterparties to meet the terms of the contracts. The net unrealized loss on these futures and forward contracts at December 31, 1999 and 1998 was $136 million and $10 million, respectively. These contracts mature within 180 days.

24.

FAIR VALUE OF FINANCIAL INSTRUMENTS

FAS 107, DISCLOSURES ABOUT FAIR VALUE OF FINANCIAL INSTRUMENTS, requires that the Company disclose estimated fair values for its financial instruments. Fair value estimates, methods and assumptions set forth below for the Company's financial instruments are made solely to comply with the requirements of this Statement and should be read in conjunction with the financial statements and notes in this Annual Report. The carrying amounts in the table are recorded in the Consolidated Balance Sheet under the indicated captions, except for the derivative financial instruments, which are recorded in the specific asset or liability balance being hedged or in other assets if the derivative financial instrument is a customer accommodation.

Fair values are based on estimates or calculations using present value techniques in instances where quoted market prices are not available. Because broadly traded markets do not exist for most of the Company's financial instruments, the fair value calculations attempt to incorporate the effect of current market conditions at a specific time. Fair valuations are management's estimates of the values, and they are often calculated based on current pricing policy, the economic and competitive environment, the characteristics of the financial instruments and other such factors. These calculations are subjective in nature, involve uncertainties and matters of significant judgment and do not include tax ramifications; therefore, the results cannot be determined with precision, substantiated by comparison to independent markets and may not be realized in an actual sale or immediate settlement of the instruments. There may be inherent weaknesses in any calculation technique, and changes in the underlying assumptions used, including discount rates and estimates of future cash flows, could significantly affect the results. The Company has not included certain material items in its disclosure, such as the value of the long-term relationships with the Company's deposit, credit card and trust customers, since these intangibles are not financial instruments. For all of these reasons, the aggregation of the fair value calculations presented herein do not represent, and should not be construed to represent, the underlying value of the Company.

The following table presents a summary of the Company's financial instruments, as defined by FAS 107:

-------------------------------------------------------------------------------------------------------------------
                                                                                                       December 31,
                                                           --------------------------------------------------------
                                                                                 1999                          1998
                                                           --------------------------     -------------------------
                                                              CARRYING      ESTIMATED       Carrying      Estimated
(in millions)                                                   AMOUNT     FAIR VALUE         Amount     fair value
-------------------------------------------------------------------------------------------------------------------
FINANCIAL ASSETS
Mortgages held for sale                                    $    12,678     $   12,826     $   22,049    $    22,294
Loans, net (1)                                                 129,513        126,998        116,209        116,951
Nonmarketable equity investments                                 3,525          3,854          2,539          2,867

FINANCIAL LIABILITIES
Deposits                                                   $   145,918     $  144,737     $  149,446    $   148,927
Long-term debt (2)                                              26,836         26,553         22,626         22,964
Guaranteed preferred beneficial interests
   in Company's subordinated debentures                            935            886            935          1,048

DERIVATIVE FINANCIAL INSTRUMENTS (3)
Interest rate contracts:
   Floors and caps purchased                               $       274     $      162     $      189    $       546
   Floors and caps written                                         (64)           (53)           (42)           (42)
   Options purchased                                                83             76            154            161
   Options written                                                 (55)           (55)           (62)           (60)
   Swaps                                                           238           (254)           (24)           688
   Forwards                                                         18             42            (52)           (54)
Foreign exchange contracts                                          27             29              1              3
-------------------------------------------------------------------------------------------------------------------

(1) Loans are net of deferred fees on loan commitments and standby letters of credit of $147 million and $146 million at December 31, 1999 and 1998, respectively.

(2) The carrying amount and fair value exclude obligations under capital leases of $30 million and $36 million at December 31, 1999 and 1998, respectively.

(3) The carrying amounts include unamortized fees paid or received and gains or losses on derivative financial instruments receiving mark-to-market treatment.

FINANCIAL ASSETS
----------------

SHORT-TERM FINANCIAL ASSETS

Short-term financial assets include cash and due from banks, federal funds sold and securities purchased under resale agreements and due from customers on acceptances. The carrying amount is a reasonable estimate of fair value because of the relatively short period of time between the origination of the instrument and its expected realization.

SECURITIES AVAILABLE FOR SALE

Securities available for sale at December 31, 1999 and 1998 are set forth in
Note 4.

LOANS

The fair valuation calculation process differentiates loans based on their financial characteristics, such as product classification, loan category, pricing features and remaining maturity. Prepayment estimates are evaluated by product and loan rate.

The fair value of commercial loans, other real estate mortgage loans and real estate construction loans is calculated by discounting contractual cash flows using discount rates that reflect the Company's current pricing for loans with similar characteristics and remaining maturity.

For real estate 1-4 family first and junior lien mortgages, fair value is calculated by discounting contractual cash flows, adjusted for prepayment estimates, using discount rates based on current industry pricing for loans of similar size, type, remaining maturity and repricing characteristics.

For credit card loans, the portfolio's yield is equal to the Company's current pricing and, therefore, the fair value is equal to book value.

For other consumer loans, the fair value is calculated by discounting the contractual cash flows, adjusted for prepayment estimates, based on the current rates offered by the Company for loans with similar characteristics.

For auto lease financing, the fair value is calculated by discounting the contractual cash flows at the Company's current pricing for items with similar remaining terms, not including tax benefits.

Commitments, standby letters of credit and commercial and similar letters of credit not included in the previous table have contractual values of $82,310 million, $4,759 million and $766 million, respectively, at December 31, 1999, and $80,820 million, $3,661 million and $704 million, respectively, at December 31, 1998. These instruments generate ongoing fees at the Company's current pricing levels. Of the commitments at December 31, 1999, 60% mature within one year.

NONMARKETABLE EQUITY INVESTMENTS

There are restrictions on the sale and/or liquidation of the Company's nonmarketable equity investments, which are generally in the form of limited partnerships; and the Company has no direct control over the investment decisions of the limited partnerships. To estimate fair value, a significant portion of the underlying limited partnerships' investments are valued based on market quotes.

FINANCIAL LIABILITIES
---------------------

DEPOSIT LIABILITIES

FAS 107 states that the fair value of deposits with no stated maturity, such as noninterest-bearing demand deposits, interest-bearing checking and market rate and other savings, is equal to the amount payable on demand at the measurement date. Although the FASB's requirement for these categories is not consistent with the market practice of using prevailing interest rates to value these amounts, the amount included for these deposits in the previous table is their carrying value at December 31, 1999 and 1998. The fair value of other time deposits is calculated based on the discounted value of contractual cash flows. The discount rate is estimated using the rates currently offered for like deposits with similar remaining maturities.

SHORT-TERM FINANCIAL LIABILITIES

Short-term financial liabilities include federal funds purchased and securities sold under repurchase agreements, commercial paper and other short-term borrowings. The carrying amount is a reasonable estimate of fair value because of the relatively short period of time between the origination of the instrument and its expected realization.

LONG-TERM DEBT

The fair value of the Company's underwritten long-term debt is estimated based on the quoted market prices of the instruments. The fair value of the medium-term note programs, which are part of long-term debt, is calculated based on the discounted value of contractual cash flows. The discount rate is estimated using the rates currently offered for new notes with similar remaining maturities.

GUARANTEED PREFERRED BENEFICIAL INTERESTS IN COMPANY'S SUBORDINATED DEBENTURES

The fair value of the Company's trust preferred securities is estimated based on the quoted market prices of the instruments.

DERIVATIVE FINANCIAL INSTRUMENTS
--------------------------------

The fair value of derivative financial instruments is based on the estimated amounts that the Company would receive or pay to terminate the contracts at the reporting date (i.e., mark-to-market value). Dealer quotes are available for substantially all of the Company's derivative financial instruments.

LIMITATIONS
-----------

These fair value disclosures are made solely to comply with the requirements of FAS 107. The calculations represent management's best estimates; however, due to the lack of broad markets and the significant items excluded from this disclosure, the calculations do not represent the underlying value of the Company. The information presented is based on fair value calculations and market quotes as of December 31, 1999 and 1998. These amounts have not been updated since year end; therefore, the valuations may have changed significantly since that point in time.

As discussed above, certain of the Company's asset and liability financial instruments are short-term, and therefore, the carrying amounts in the Consolidated Balance Sheet approximate fair value. Other significant assets and liabilities, which are not considered financial assets or liabilities and for which fair values have not been estimated, include premises and equipment, goodwill and other intangibles, deferred taxes and other liabilities.

INDEPENDENT AUDITORS' REPORT

The Board of Directors and Stockholders of Wells Fargo & Company:

We have audited the accompanying supplemental consolidated balance sheets of Wells Fargo & Company and Subsidiaries as of December 31, 1999 and 1998, and the related supplemental consolidated statements of income, changes in stockholders' equity, and cash flows for each of the years in the three-year period ended December 31, 1999. These supplemental consolidated financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these supplemental consolidated financial statements based on our audits.

We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

The supplemental consolidated financial statements give retroactive effect to the merger of Wells Fargo & Company and First Security Corporation on
October 25, 2000, which has been accounted for as a pooling-of-interests as described in Note 1 to the supplemental consolidated financial statements. Generally accepted accounting principles proscribe giving effect to a consummated business combination accounted for by the pooling-of-interests method in financial statements that do not include the date of consummation. These financial statements do not extend through the date of consummation. However, they will become the historical consolidated financial statements of Wells Fargo & Company and Subsidiaries after financial statements covering the date of consummation of the business combination are issued.

In our opinion, the supplemental consolidated financial statements referred to above present fairly, in all material respects, the financial position of Wells Fargo & Company and Subsidiaries as of December 31, 1999 and 1998, and the results of their operations and their cash flows for each of the years in the three-year period ended December 31, 1999, in conformity with generally accepted accounting principles applicable after financial statements are issued for a period which includes the date of consummation of the business combination.


KPMG LLP
November 27, 2000

                           QUARTERLY FINANCIAL DATA

            CONDENSED CONSOLIDATED STATEMENT OF INCOME -- QUARTERLY

---------------------------------------------------------------------------------------------------------------------------------
                                                                            1999                                             1998
                                                                   QUARTER ENDED                                    Quarter ended
(in millions,                       --------------------------------------------     --------------------------------------------
except per share amounts)           DEC. 31(1) SEPT. 30(1)   JUNE 30(1)  MAR. 31(1)  Dec. 31(1)  Sept. 30(1)  June 30(1)  Mar. 31(1)
---------------------------------------------------------------------------------------------------------------------------------
INTEREST INCOME                     $ 4,173     $ 4,042      $ 3,865     $ 3,852     $ 3,960      $ 3,890     $ 3,836     $ 3,769
INTEREST EXPENSE                      1,569       1,465        1,375       1,409       1,480        1,452       1,436       1,414
                                    -------     -------      -------     -------     -------      -------     -------     -------
NET INTEREST INCOME                   2,604       2,577        2,490       2,443       2,480        2,438       2,400       2,355
Provision for loan losses               294         253          271         287         647          325         327         318
                                    -------     -------      -------     -------     -------      -------     -------     -------
Net interest income after
   provision for loan losses          2,310       2,324        2,219       2,156       1,833        2,113       2,073       2,037
                                    -------     -------      -------     -------     -------      -------     -------     -------
NONINTEREST INCOME
Service charges on deposit accounts     418         408          389         366         387          379         355         327
Trust and investment fees               358         346          341         321         287          279         281         270
Credit card fees                        151         146          134         139         147          151         142         134
Other fees                              283         274          285         253         264          252         243         230
Mortgage banking                        306         367          375         359         300          327         347         315
Insurance                                87          98          122          88          72           76         113          97
Net venture capital gains (losses)      721         162           13         112          (4)           4          53          59
Net (losses) gains on securities
   available for sale                  (261)         (2)          28           7          13           76          68          21
Other                                   144         149          279         210         231          196         235         190
                                    -------     -------      -------     -------     -------      -------     -------     -------
   Total noninterest income           2,207       1,948        1,966       1,855       1,697        1,740       1,837       1,643
                                    -------     -------      -------     -------     -------      -------     -------     -------
NONINTEREST EXPENSE
Salaries                                867         846          815         779       1,025          786         771         735
Incentive compensation                  164         150          166         164         149          187         169         153
Employee benefits                       215         227          238         221         214          183         204         205
Equipment                               294         217          203         213         349          214         213         199
Net occupancy                           200         217          197         198         212          198         197         198
Goodwill                                135         109          107         106         106          110         106         106
Core deposit intangible                  51          51           52          53          61           59          62          64
Net (gains) losses on dispositions
   of premises and equipment            (10)          6          (13)          2         270            7          41           7
Other                                   963         809          820         802       1,291          790         873         795
                                    -------     -------      -------     -------     -------      -------     -------     -------
   Total noninterest expense          2,879       2,632        2,585       2,538       3,677        2,534       2,636       2,462
                                    -------     -------      -------     -------     -------      -------     -------     -------
INCOME (LOSS) BEFORE INCOME TAX
   EXPENSE (BENEFIT)                  1,638       1,640        1,600       1,473        (147)       1,319       1,274       1,218
Income tax expense (benefit)            600         608          604         527         (20)         519         500         475
                                    -------     -------      -------     -------     -------      -------     -------     -------
NET INCOME (LOSS)                   $ 1,038     $ 1,032      $   996     $   946     $  (127)     $   800     $   774     $   743
                                    =======     =======      =======     =======     =======      =======     =======     =======
NET INCOME (LOSS) APPLICABLE TO
   COMMON STOCK                     $ 1,029     $ 1,023      $   987     $   937     $  (136)     $   791     $   765     $   734
                                    =======     =======      =======     =======     =======      =======     =======     =======
EARNINGS (LOSS) PER COMMON SHARE    $   .60     $   .60      $   .58     $   .55     $  (.08)     $   .47     $   .46     $   .44
                                    =======     =======      =======     =======     =======      =======     =======     =======
DILUTED EARNINGS (LOSS)
   PER COMMON SHARE                 $   .59     $   .59      $   .57     $   .54     $  (.08)     $   .46     $   .45     $   .43
                                    =======     =======      =======     =======     =======      =======     =======     =======
DIVIDENDS DECLARED PER
   COMMON SHARE                     $   .20     $   .20      $   .20     $  .185     $  .185      $  .185     $  .165     $  .165
                                    =======     =======      =======     =======     =======      =======     =======     =======
Average common shares outstanding   1,705.1     1,718.0      1,719.3     1,713.9     1,709.3      1,684.0     1,676.9     1,681.8
                                    =======     =======      =======     =======     =======      =======     =======     =======
Diluted average common
   shares outstanding               1,727.5     1,738.4      1,742.0     1,732.9     1,729.7      1,709.4     1,701.2     1,707.8
                                    =======     =======      =======     =======     =======      =======     =======     =======
----------------------------------------------------------------------------------------------------------------------------------

(1) Amounts have been restated to reflect the pooling-of-interests accounting treatment of the FSCO and WFC Merger. The restated amounts include adjustments to conform the accounting policies of the former Norwest, First Security and the former Wells Fargo.

                       AVERAGE BALANCES, YIELDS AND RATES PAID
                   (TAXABLE-EQUIVALENT BASIS)--QUARTERLY (1)(2)

-----------------------------------------------------------------------------------------------------------------------------------
                                                                                                          Quarter ended December 31,
                                                               --------------------------------------------------------------------
                                                                                          1999                                 1998
                                                               -------------------------------    ---------------------------------
                                                                                      INTEREST                             Interest
                                                                AVERAGE     YIELDS/     INCOME/      Average      Yields/    income/
(in millions)                                                   BALANCE      RATES     EXPENSE       balance       rates    expense
-----------------------------------------------------------------------------------------------------------------------------------
EARNING ASSETS
Federal funds sold and securities purchased
  under resale agreements                                      $  2,162       5.06%     $   27      $  2,153        5.24%    $   28
Debt securities available for sale (3):
  Securities of U.S. Treasury and federal agencies                6,070       5.55          90         4.678        5.90         69
  Securities of U.S. states and political subdivisions            2,106       8.09          43         1,888        8.30         37
Mortgage-backed securities:
  Federal agencies                                               23,706       6.82         412        23,177        6.81        388
  Private collateralized mortgage obligations                     3,595       6.86          64         3,919        6.64         65
                                                               --------                 ------      --------                 ------
    Total mortgage-backed securities                             27,301       6.82         476        27,096        6.79        453
Other debt securities (4)                                         4,588       7.62          62         2,551        7.51         44
                                                               --------                 ------      --------                 ------
    Total debt securities available for sale (4)                 40,065       6.76         671        36,213        6.80        603
Loans held for sale (3)                                          11,132       7.12         202        19,131        6.72        322
Mortgages held for sale (3)                                       4,844       7.62          93         5,164        7.63         98
Loans:
  Commercial                                                     40,420       8.92         909        37,259        8.53        800
  Real estate 1-4 family first mortgage                          13,467       7.89         266        12,847        8.00        257
  Other real estate mortgage                                     19,895       8.59         430        17,609        8.95        397
  Real estate construction                                        5,945       9.53         143         4,515        9.40        107
  Consumer:
     Real estate 1-4 family junior lien mortgage                 12,579      10.11         319        11,014       10.06        279
     Credit card                                                  5,603      13.66         191         5,956       14.69        218
     Other revolving credit and monthly payment                  20,327      12.23         623        19,939       12.04        602
                                                               --------                 ------      --------                 ------
       Total consumer                                            38,509      11.75       1,133        36,909       11.88      1,099
  Lease financing                                                 9,520       7.98         190         7,745        7.94        154
  Foreign                                                         1,572      20.87          83         1,483       20.74         77
                                                               --------                 ------      --------                 ------
        Total loans (5)                                         129,328       9.71       3,154       118,367        9.73      2,891
Other                                                             4,085       4.43          45         2,587        5.39         35
                                                               --------                 ------      --------                 ------
         Total earning assets                                  $191,616       8.73       4,192      $183,615        8.67      3,977
                                                               ========                 ------      ========                 ------
FUNDING SOURCES
Deposits:
  Interest-bearing checking                                    $  3,062       1.13           9      $  3,008        1.11          8
  Market rate and other savings                                  61,399       2.27         351        58,658        2.51        372
  Savings certificates                                           29,020       4.84         354        31,857        5.18        416
  Other time deposits                                             3,833       4.98          48         4,359        5.34         59
  Deposits in foreign offices                                     2,244       5.12          29         1,261        4.70         15
                                                               --------                 ------      --------                 ------
        Total interest-bearing deposits                          99,558       3.15         791        99,143        3.48        870
Short-term borrowings                                            24,930       5.48         344        20,594        5.07        263
Long-term debt                                                   27,233       6.11         416        21,656        6.08        329
Guaranteed preferred beneficial interests in Company's
  subordinated debentures                                           935       7.83          18           924        7.79         18
                                                               --------                 ------      --------                 ------
        Total interest-bearing liabilities                      152,656       4.09       1,569       142,317        4.13      1,480
Portion of noninterest-bearing funding sources                   38,960        --           --        41,298          --         --
                                                               --------                 ------      --------                 ------
          Total funding sources                                $191,616       3.26       1,569      $183,615        3.22      1,480
                                                               ========                 ------      ========                 ------
NET INTEREST MARGIN AND NET INTEREST INCOME ON
  A TAXABLE-EQUIVALENT BASIS (6)                                              5.46%     $2,623                      5.45%    $2,497
                                                                              ====      ======                      ====     ======
NONINTEREST-EARNING ASSETS
Cash and due from banks                                        $ 13,075                             $ 11,875
Goodwill                                                          7,953                                7,914
Other                                                            19,045                               14,739
                                                               --------                             --------
          Total noninterest-earning assets                     $ 40,073                             $ 34,528
                                                               ========                             ========
NONINTEREST-BEARING FUNDING SOURCES
Deposits                                                       $ 45,408                             $ 45,831
Other liabilities                                                10,050                                7,504
Preferred stockholders' equity                                      461                                  463
Common stockholders' equity                                      23,114                               22,028
Noninterest-bearing funding sources used to
    fund earning assets                                         (38,960)                             (41,298)
                                                               --------                             --------
          Net noninterest-bearing funding sources              $ 40,073                             $ 34,528
                                                               ========                             ========
TOTAL ASSETS                                                   $231,689                             $218,143
                                                               ========                             ========

-----------------------------------------------------------------------------------------------------------

(1) The average prime rate of the Company was 8.37% and 7.92% for the quarters ended December 31, 1999 and 1998, respectively. The average three-month London Interbank Offered Rate (LIBOR) was 6.14% and 5.28% for the same quarters, respectively.

(2) Interest rates and amounts include the effects of hedge and risk management activities associated with the respective asset and liability categories.

(3) Yields are based on amortized cost balances.

(4) Includes certain preferred securities.

(5) Nonaccrual loans and related income are included in their respective loan categories.

(6) Includes taxable-equivalent adjustments that primarily relate to income on certain loans and securities that is exempt from federal and applicable state income taxes. The federal statutory tax rate was 35% for both quarters presented.


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